As publicly filed with the Securities and Exchange Commission on August 13, 2015

Registration No. 333-203044

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment 4 To
FORM F-1
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

ECOLOMONDO CORPORATION INC.
(Exact name of registrant as specified in its charter)

Canada	3559	Not applicable
(State or other jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer Identification No.)
incorporation or organization)	Classification Code Number)

Ecolomondo Corporation Inc.
3435 Pitfield Blvd.
St. Laurent, Quebec
Canada H4S 1H7
450-587-5999
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Mr. Elio Sorella
President & Chief Executive Officer
Ecolomondo Corporation Inc.
3435 Pitfield Blvd.
St. Laurent, Quebec
Canada H4S 1H7
450-587-5999
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Copies of all communications, including communications sent to agent for service, should be sent to:

Michael Stolzar, Esq.	Mitchell S. Nussbaum
Karlen & Stolzar LLP	David C. Fischer
445 Hamilton Avenue, Suite 1102	Tahra T. Wright
White Plains, NY 10601	Loeb & Loeb LLP
914-949-4600	345 Park Avenue
New York, NY 10154
212-407-4000

Approximate date of commencement of proposed sale to the public:
As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: [   ]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [   ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [   ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [   ]

CALCULATION OF REGISTRATION FEE

TITLE OF EACH CLASS OF SECURITIES TO	PROPOSED MAXIMUM	AMOUNT OF REGISTRATION
BE REGISTERED	AGGREGATE OFFERING PRICE(1)(2)	FEE(3)
Class A Common Shares, no par value	$16,100,000	$2,074

(1)	Includes 300,000 Class A Common Shares that may be sold pursuant to exercise of the underwriters’ option to purchase additional shares.
(2)	Estimated solely for the purpose of determining the amount of registration fee in accordance with Rule 457(o) under the Securities Act of 1933.
(3)	Previously paid.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to Section 8(a), may determine.

PRELIMINARY PROSPECTUS

ECOLOMONDO CORPORATION INC.
2,000,000 Class A Common Shares
$ 7.00 per share

This is the initial public offering of our Class A Common Shares. We are offering 2,000,000 of our Class A Common Shares. The public offering is being underwritten on a firm commitment basis. We currently expect the initial public offering price to be between $ 6.50 and $ 7.50 per Class A Common Share.

We have granted the underwriters an option for a period of 45 days after the closing of this offering to purchase up to 15% of the total number of our Class A Common Shares to be offered by us pursuant to this offering (excluding shares subject to this option), solely for the purpose of covering over-allotments, at the initial public offering price less the underwriting discount. See “Underwriting” section of this prospectus.

We have applied to have our Class A Common Shares listed on The NASDAQ Capital Market under the symbol “EECO.”

We are an “emerging growth company” as defined by the Jumpstart Our Business Startup Act of 2012 and, as such, we have elected to comply with certain reduced public company reporting requirements for this prospectus and future filings. See “Prospectus Summary-Implications of Being an Emerging Growth Company.”

Investing in our Class A Common Shares involves a high degree of risk. See “Risk Factors”.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Share	Total (1)
Public Offering Price	$7.00	$16,100,000
Underwriting Discount (8.75%) (2)	$0.6125	$1,408,750
Proceeds to Ecolomondo Corporation Inc. (before expenses)	$6.3875	$14,691,250

(1)

Assuming the underwriters exercise in full their option to purchase up to an additional 15% of the total number of our Class A Common Shares to be offered by us pursuant to this offering, to cover over-allotments.

(2)

Does not include reimbursement of out-of-pocket expenses in an amount not to exceed $150,000, payable to Chardan Capital Markets, LLC, the sole book running manager and as a practical matter, the underwriters, for this offering. For further information, see “Underwriting” section.

The underwriters expect to deliver the shares to purchasers on or about _____, 2015. Sole Book-Running Manager Chardan Capital Markets, LLC THE DATE OF THIS PROSPECTUS IS August 13, 2015.

     We are responsible for the information contained in this prospectus and in any free-writing prospectus we prepare or authorize. We have not authorized anyone to provide you with different information, and we take no responsibility for any other information others may give you. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained in this prospectus is accurate as of any date other than its date.

SPECIAL CAUTIONARY NOTE

     You should rely only on the information contained in this prospectus or any free-writing prospectus we may authorize to be delivered or made available to you. We and the underwriters have not authorized anyone to provide you with additional or different information. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We are offering to sell, and seeking offers to buy, our Class A Common shares only in jurisdictions where offers and sales are permitted. The information in this prospectus or any free-writing prospectus is accurate only as of the date of such prospectus, regardless of the time of delivery of such prospectus or any sale of our Class A Common shares.

     Until ______, 2015, (25 days after the date of this prospectus) all dealers that buy, sell or trade our Class A Common shares, whether or not participating in this offering, may be required to deliver a prospectus. This delivery requirement is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

     No action is being taken in any jurisdiction outside the United States to permit a public offering of our Class A Common shares or possession or distribution of this prospectus in any such jurisdiction. Persons who come into possession of this prospectus in jurisdictions outside the United States are required to inform themselves about and to observe any restrictions as to this offering and the distribution of this prospectus applicable to those jurisdictions.

PROSPECTUS SUMMARY

     This summary highlights information contained elsewhere in this prospectus. You should read the following summary together with the more detailed information appearing in this prospectus, including “Risk Factors”, “Use of Proceeds”, “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, “Business” and our financial statements and related notes before deciding whether to purchase our Class A Common Shares. Some of the statements in this summary constitute forward-looking statements, with respect to which you should review the section of this prospectus entitled “Special Note Regarding Forward-Looking Statements.” Unless the context otherwise requires, the terms “Ecolomondo,” “our company,” “we,” “us,” “our” and “our business” in this prospectus refer to Ecolomondo Corporation Inc. together with its subsidiaries, if any.

     All references in dollars are expressed in U.S. dollars unless otherwise indicated. All financial information with respect to us has been prepared in accordance with the accounting principles generally accepted in the United States of America (US GAAP).

Ecolomondo Corporation Inc.

Company Overview

     We are a development stage clean tech company that has designed, engineered and developed a thermo-reaction process using a pyrolysis platform that converts hydrocarbon waste into marketable commodity end-products, namely carbon black substitute, oil, gas and steel. We plan to manufacture turnkey facilities based on this technology platform and sell them to clients, and collect royalties from their operation, or operate them through wholly or jointly-owned subsidiaries. Based on our research, we expect these turnkey facilities to be attractive to clients because of what we believe to be low forecasted capital cost per ton of capacity, an ability to generate profits from their operations, and because of a global environmental need to better manage and to effectively treat hydrocarbon waste.

     Our process is a Canadian developed green technology, called Thermal Decomposition Process, which we refer to as “TDP”. TDP is a comprehensive, effective and green solution that we believe could achieve commercial acceptance while reducing the need to landfill. The TDP platform operates under positive pressure, in the absence of oxygen and with very low emissions. We consider the automated process to be safe, robust and environmentally friendly. It has been studied by Canada’s renowned technical institute, Polytechnique Montreal (Chemical Engineering Department), affiliated with the University of Montreal, and by Western University (Institute for Chemicals and Fuels From Alternative Resources).

     Since 1999, through ongoing research and development, we have developed and built an industrial-scale facility (which we call “Pilot”) consisting of two industrial size reactors, located in Contrecoeur, Quebec, Canada. Each reactor in the facility has the capacity to treat approximately 18 tons of tire waste per day. During the last 5 years, our Pilot facility tested and operated our latest generation TDP technology for over 1,400 hours, but not commercially on a continuous basis. During this period, even though Pilot concentrated mostly on tires, it performed testing to validate that TDP is capable to treat other types of hydrocarbon waste: disposable diapers, asphalt roof shingles, plastics and automobile shred residue (“car fluff”).

     We believe our process extracts added value from these wastes, when compared to other technologies and other methods of treating hydrocarbon waste. We expect an abundant and continuous supply of waste feedstock to be available due to the growing consumption by an expanding population, and the emerging markets and changing environmental concerns and regulation, in particular, the need to reduce landfilling. We hope to become an industry leader in the treatment of these kinds of hydrocarbon waste.

Business Case for TDP Turnkey Facilities

     Although we have not operated Pilot on a commercially continuous basis, Pilot has repeatedly processed industrial-scale batches of 6 tons. It also has demonstrated repeatedly that it produces consistent quality end-products of what we believe to be marketable quality.

     Based on our experience at Pilot, we believe that TDP turnkey facilities can be profitable because our end-products can easily replace, at cheaper cost, virgin commodity products for many applications. Furthermore, these TDP facilities would reduce the need to landfill, efficiently treat hydrocarbon waste, and contribute to a better environment.

     Ecolomondo’s immediate and long term success is dependent on the commercial success of the TDP turnkey facilities. Based on our experience at Pilot, we believe that our TDP platform fulfills all of the key factors to achieve commercial acceptance. The main key factors are:

High quality end-products:

Carbon black substitute: A quality carbon black substitute end-product is pivotal to the commercial success of any pyrolysis platform. We believe, based on our research and findings, that TDP’s carbon black substitute can replace utility carbon black in many rubber applications because of its quality, performance and characteristics.

Oil: Oil resulting from a TDP reaction is considered more refined than conventional crude oil. After our post process refinement and fractioning, TDP oil is immediately ready for resale to refineries or as industrial fuel.

Steel: Tires contain high-grade steel that is extracted at the shredding stage. It never enters the reactor and is a by-product of the shredding stage, considered as a high-quality product by steel foundries and recyclers.

Global markets for end-products: We believe that TDP facilities should find ready markets for their end-products because they can replace virgin commodity products that have high global demand, and this, at a lower price.

High yield rate of carbon black substitute: Results at Pilot have consistently shown high production yields of carbon black substitute, thanks to our process optimization and automation. Since carbon black substitute is the end-product with the highest value, a high yield rate of carbon black substitute should improve revenues for TDP facilities. Even though carbon black substitute represents 41% of TDP’s output, it represents 67% of the forecasted revenue of a TDP turnkey facility.

Low forecasted capital cost per ton of capacity: Based on our research and findings, we believe the capital cost per ton of capacity for TDP facilities to be lower than most other pyrolysis platforms.

Industry

     Waste-pyrolysis transforms hydrocarbon waste to recover commodity end-products for reuse. We believe the waste-pyrolysis industry is largely in a pre-commercial phase. Many companies have invested millions in its development over the last 50 years, but low commodity prices and lack of industry incentives such as tipping fees have prevented waste pyrolysis from operating profitably. We believe that waste-pyrolysis is becoming a commercially viable industry because of favorable commodity prices, a growing concern for the environment, and favorable government policies and regulations that restrict landfilling and encourage recycling. We expect current and future government programs, incentives and regulations to play an important role towards the development of the industry.

     We believe, based on our findings, that few companies currently conduct significant activity in the hydrocarbon waste-pyrolysis industry and those that are active are not reaching the production yield levels of carbon black achieved by our TDP platform.

   We also believe, based on our findings, that a few common factors explain why there has been little commercial success to date in the waste-pyrolysis industry. Our research indicates either the technology was not ready to commercialize, the capacity was too small or they were not scaled up, end-products were not consistent in quality or did not meet the market quality criteria, or the process was not sufficiently automated to achieve consistent yields.

Market Size

     Total market size for the waste-pyrolysis industry, including TDP facilities, is determined by the volume of feedstock supply. In spite of any economic downturns and fluctuations, we expect an abundant and continuous supply of waste feedstock to be available due to the growing consumption by the expanding population, along with emerging markets and changing environmental concerns and regulation, in particular, the need to reduce landfilling and to promote recycling and reuse.

     Unfortunately, there is no source available as firm data underlying our assumptions, however, we believe that out of a total estimated volume of hydrocarbon waste of 160 million tons per year, the estimated global feedstock supply available to the waste-pyrolysis industry could reach 40 million tons per year, including over 12 million tons per year in the United States. The average volume per year of scrap tires would be sufficient to supply feedstock to approximately 1,000 reactors worldwide, including approximately 250 located in the United States. These volumes help us approximate the market size for TDP facilities, however they are based upon our assumptions and estimates, and on information on hydrocarbon waste from industry and internet sources.

Our Strategy for Growth

     Our overall strategy is to make profits from the sale, construction and commissioning of TDP turnkey facilities using our technology platform and to collect royalties from their operations. Initially, because tires generate end-products of higher value, we intend to focus on facilities that would convert scrap tires into commodity end-products: carbon black substitute, fuel oil, process gas and steel.

     Launch facility. We expect to partner in a joint venture with Ecological Recycling CG Inc. (“ERCG”) for the sale and operation of our first commercial TDP turnkey facility, which we call “Launch”. We and ERCG signed a binding LOI on May 12, 2014, with an addendum to specify some conditions on July 2, 2014, a second addendum signed on November 2, 2014, to extend the termination date to May 12, 2015, and a third addendum signed on May 12, 2015, to extend the termination date to November 12, 2015.  We expect Launch to be built in Hawkesbury, Ontario, Canada; we already have had meetings with local authorities to identify specific locations where we expect that permits can be issued for its construction and operation, however we cannot enter into definitive agreements prior to the successful completion of this offering because we require the proceeds from this offering for our portion of the investment in the Launch joint venture. If we are successful, we intend to use Launch as a showpiece to help us garner attention to our latest generation of our innovative technology. We expect the sale price of this 2-reactor facility to the joint venture to be $17,550,000 and be financed equally between us and ERCG. ERCG is expected to make capital contributions in the amount of $8,775,000 for a 50% interest in Launch and is also expected to contribute $475,000 in working capital. When in full operation, we expect Launch to have production yields of approximately 12,000 tons per year; we estimated that sufficient waste tire feedstock is available in the region and that Launch can sign off-take agreements at the projected prices described further in this document. We expect Launch to be completed and be in full production within one year from the successful completion of this offering. We are currently negotiating with several engineering firms to supervise construction and commissioning of the Launch facility; these firms have provided us with specific timetable for construction, delivery and commissioning of Launch. The timetable will not change, whether the joint venture agreement is completed or whether we have to finance Launch on our own. Our Launch partner has deposited C$1,000,000 (USD$900,000 at time of execution) in trust with the Company’s conveyance lawyer to secure his portion of the purchase and is expected to secure $8,350,000 of debt financing. The Company will endeavor to enter into definitive agreements with ERCG after the successful completion of this offering, for the construction of the Launch facility at a location to be determined in the Hawkesbury area (Ontario, Canada).

     If the funds from the proceeds of this offering are not sufficient to finance our equity and working capital needs for the joint venture, we plan to secure the shortfall through debt financing. We hope to obtain the financing needed for this project from Export Development Canada (“EDC”), a government-owned export credit agency that supports Canadian companies in international business opportunities. We had several meetings with EDC but we are not in a position to enter into definitive agreements nor to have more updates prior to the successful completion of this offering, because EDC cannot commit to financing Launch until we have completed our financing with this offering, and because we need the proceeds from this offering to obtain financing from the EDC. EDC is an option, however we may consider other lending institutions if need be; however, at this time there are no current commitments for such financing.

     New Jersey facility. We have signed on May 14, 2014 a binding Letter of Intent with the Matzel Group to sell an 8-reactor TDP turnkey facility, for $60,000,000, with the understanding that the purchaser secures its own financing. The Matzel Group is a New Jersey and Pennsylvania-based real estate developer specializing in commercial, resort, recreational and residential development and construction, known for insightful planning and superior construction quality. We estimate that this facility would be able to treat 48,000 tons of tire waste per year. We expect that this facility could become a showcase for an 8-reactor facility. The purchaser is presently performing his due diligence on market conditions, permitting and financing options and has made a $100,000 non-refundable deposit to secure the purchase. The purchaser recently informed Ecolomondo that it is putting together a group of investors to fund the purchase of the TDP turnkey facility, that it retained the services of consultants for permitting, and that it is in the process of finding and securing a site for the TDP facility. This LOI terminates on August 31, 2015 and we have signed an addendum to extend the termination date to August 31, 2016.

     We are in discussions with potential buyers and strategic partners throughout the world. We have signed a number of Memoranda of Understandings (MOU’s) for the sale of TDP facilities in Canada, Caribbean, Malaysia, Spain, Rwanda, United Arab Emirates and the United States. We are negotiating LOI’s for the sale of TDP facilities in: Brazil, Connecticut, Malaysia, Nigeria, Rwanda and Spain. The status of reaching definitive agreements with counterparties varies with each case and is constantly evolving. Prior to entry into definitive agreements, the counterparties need to perform required due diligence on the ability to secure feedstock, location, offtake agreements, financing and deposits. We are also in discussions with other interested parties in Algeria, Belgium, Chile, Columbia, Mexico, Qatar, Tanzania and Turkey. A significant factor impacting our execution of additional MOUs and LOIs is the consummation of this offering which will cause other parties to believe the Company can satisfy its obligations.

Our Competitive Advantages

     We believe the technological advancements in our TDP platform and post process treatment of the end-products, along with production output of 6 tons per batch, as determined by testing at Pilot, should provide each TDP facility with a competitive advantage in the commodity markets of carbon black, oil and steel because of their lower costs. We believe our TDP technology provides competitive advantages over other pyrolysis platforms that treat hydrocarbon waste. Based on our findings, we believe TDP benefits from technological advancements, post process treatment of the end-products and automation developed with years of testing and experience at Pilot. We believe that a key advantage instrumental in the future success of the TDP platform is the added value of the resulting commodity end-products, carbon black, oil, steel and gas. In addition, our TDP platform requires no scale up because it is already at industrial scale, and is also modular, giving each facility flexibility in size and capacity. Over the last 5 years, and with over 1,400 hours of testing, our research and technical teams have achieved many milestones and gathered considerable expertise in waste-pyrolysis and our TDP platform, during which they made many technological improvements, not only to the equipment but also to the process. As a result, we expect our process to be able to produce marketable commodity end-products out of hydrocarbon waste with added value and at production yields that should be profitable.

Certain Risks Affecting Us

     Our business may be subject to a number of risks and uncertainties that you should understand before making an investment decision. These risks are discussed more fully in the section entitled “Risk Factors” following this prospectus summary.

Implications of Being an Emerging Growth Company

     We are an “emerging growth company”, as defined in Section 2(a) of the Securities Act of 1933, as amended, or the Securities Act, as modified by the Jumpstart Our Business Startups Act, or “JOBS Act.” As such, we are eligible to take advantage of exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies”, including, but not limited to:

  Not being required to comply with the auditor’s attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, or the Sarbanes-Oxley Act;

  Being permitted to present only two years of audited financial statements and only two years of related management’s discussion and analysis of financial condition and results of operations;

  Reduced disclosure obligations regarding executive compensation;

  Not being required to comply with any new requirements that may be adopted by the Public Company Accounting Oversight Board, or the PCAOB regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements; and

  Exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

     We have taken advantage of some of the reduced reporting burdens in this prospectus and may take advantage of additional exemptions in the future. Accordingly, the information contained herein may be different than the information provided by other public companies. We do not know if some investors will find our shares less attractive as a result of our utilization of these or other exemptions. The result may be a less active trading market for our shares and our share price may be more volatile.

     In addition, Section 107 of the JOBS Act also provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an “emerging growth company” can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have irrevocably elected not to avail ourselves of this exemption from new or revised accounting standards, and, therefore, we will be subject to the same new or revised accounting standards as other public companies that are not emerging growth companies.

     We will remain an “emerging growth company” until the earliest of (a) the last day of the first fiscal year in which our annual gross revenues exceed $1.0 billion, (b) the date that we become a “large accelerated filer” as defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended, or the Exchange Act, which would occur if the market value of our shares that are held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter, (c) the date on which we have issued more than $1.0 billion in non-convertible debt the preceding three-year period, or (d) the last day of our fiscal year containing the fifth anniversary of the date on which our Class A Common Shares become publicly traded in the United States.

Corporate Information

     We were incorporated in Canada under The Canada Business Corporations Act on January 9, 2007 under the legal name of 4403100 Canada Inc., doing business under the name of Ecolomondo Corp. On May 23, 2014, we changed our legal name from 4403100 Canada Inc. to Ecolomondo Corporation Inc. 4403100 Canada Inc. acquired 9083-5018 Quebec Inc. on March 25, 2009 as a wholly-owned subsidiary. 9083-5018 Quebec Inc. is the company that owns our intellectual property and our Pilot plant in Contrecoeur, Quebec, Canada.

     Our principal executive offices are located at 3435 Pitfield Boul., St. Laurent, Quebec, Canada H4S 1H7, and our telephone number at that location is (450) 587-5999. Our corporate website address is http://www.ecolomondocorp.com. The information contained in or accessible from our corporate website is not part of this prospectus. Rights to the “Ecolomondo” name and related images and symbols were acquired in the acquisition of March 25, 2009. We will review the trademarks of our Company’s name and logo soon after the consummation of this offering. All other trade names, trademarks and service marks appearing in this prospectus are the property of their respective owners.

The Offering

This public offering is being underwritten on a firm commitment basis. See “Underwriting” section of this prospectus.

Class A Common Shares offered by us	2,000,000
Class A Common Shares outstanding prior to this offering	20,080,000 (after giving effect to a 25 to 1 Reverse Stock Split, which became effective on October 9, 2014)
Class A Common Shares to be outstanding immediately after this offering	22,080,000 shares 22,380,000 shares (assuming that the underwriters exercise their over-allotment option in full)
Over-allotment option	We have granted the underwriters a 45-day option to purchase up to 15% of the total number of Class A Common Shares to be offered by us pursuant to this offering (excluding shares subject to this option)
Use of proceeds	We anticipate that the net proceeds received from this offering, after deducting estimated underwriting discounts and other estimated offering expenses payable by us, should be approximately $12,375,000, and approximately $14,291,250, if the underwriters exercise their over-allotment option in full.

Almost all of the net proceeds from this offering are to be used to finance Ecolomondo’s expansion and future working capital requirements. The Company is free of long-term debt, except for current loans from companies under common control that are controlled by our controlling shareholder, and does not have to use these funds to reimburse loans or debt. The net proceeds from this offering will not be used to redeem the Class J Preferred Shares that are issued and outstanding.

We intend to use approximately $6,000,000 of the net proceeds from this offering to finance our portion of equity and working capital needs for Launch. If the funds to be allocated to finance our equity and working capital needs for the joint venture are not sufficient, we plan to secure the shortfall through debt financing which we will endeavor to obtain at that time. Please read “Financial Details of our Launch Project” for additional details, in the Business section.

We are planning the construction and commissioning of Launch to be performed by third parties. After the completion of Launch’s construction, and if there is a minimum of $5,000,000 in working capital available from the proceeds of this offering, we may consider using $2,500,000 of these proceeds to construct an assembly plant where we can build and assemble equipment and apparatus for TDP turnkey plants that we hope to sell in the future. This amount includes $1,500,000 in capital investments and start-up costs, and $1,000,000 in working capital. Should the working capital not achieve the $5,000,000 threshold, or if we require more working capital for our operations and expansion, or if we are obliged to finance Launch on our own, we will postpone our plans to construct the assembly plant to a later date. If we proceed with the assembly plant, it may require hiring up to 30 employees, including but not limited to administrative, engineers, chemists, welders, mechanics and general labor.

Currently, we have no specific plan for the use of the remainder of the net proceeds and intend to use such proceeds for general corporate purposes, including public company compliance costs, working capital needs, operating expenses and costs associated with research and development and future developments. See “Use of Proceeds.”
Risk factors	You should carefully read and consider the information set forth under the heading “Risk Factors” and all other information set forth in this prospectus before investing in our Class A Common Shares.
NASDAQ Capital Market symbol	We have applied to the NASDAQ Capital Market to have the following symbol: EECO.

Summary Historical Financial Data

     The Table “Summary Financial Data”, at next page, presents a summary of our historical financial data as of the dates and for the periods indicated. The summary statement of operations data has been derived from our audited consolidated financial statements as of December 31, 2014 and 2013 that are included elsewhere in this prospectus. The summary historical financial data presented below should be read in conjunction with the sections entitled “Risk Factors,” “Selected Historical Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and the related notes thereto and other financial data included elsewhere in this prospectus.

     Our functional and reporting currency is the Canadian dollar because a significant portion of our business is conducted in Canada and our ancillary revenues and most expenses are denominated in Canadian dollars. This prospectus contains the translation of Canadian dollar amounts into U.S. dollars at a specific rate solely for the convenience of the reader. The conversion of Canadian dollars into U.S. dollars, in the prospectus, is based on the rates published by the Bank of Canada. We make no representation that any Canadian or U.S. dollar amounts could have been, or could be, converted into U.S. dollars at any particular rate, the rates stated below, or at all. The following Table sets forth information concerning exchange rates between the Canadian dollar and the U.S. dollar for the periods indicated. These rates are provided solely for your convenience and are not necessarily the exchange rates that we used in this prospectus or will use in the preparation or our periodic reports or any other information to be provided to you. Because of the recent volatility of the Canadian dollar, management has opted to make translations from Canadian dollars to U.S. dollars in this prospectus for pro forma data and consolidated financial statements using a rate of C$1.00 to US$0.862 (or US$1.00 to C$1.1601), which is the noon exchange rate of the most recent Company’s fiscal year end date, December 31, 2014.

Canadian-U.S. Exchange Rates For 1.00 USD *
		Year Ended December 31
	2014	2013	2012	2011	2010
Period end	1.1601	1.0636	0.9949	1.0170	0.9946
Average	1.1045	1.0299	0.9996	0.9891	1.0299
High	1.0614	0.9839	0.9710	0.9449	0.9946
Low	1.1643	1.0697	1.0418	1.0604	1.0788

The high and low exchange rates for each month during the previous six months are as follows:

High and Low Canadian-U.S. Exchange Rates For 1.00 USD *
Month	High	Low
October 2014	1.1136	1.1289
November 2014	1.1236	1.1427
December 2014	1.1344	1.1643
January 2015	1.1728	1.2717
February 2015	1.2403	1.2635
March 2015	1.2440	1.2803
April 2015	1.1954	1.2612
May 2015	1.1951	1.2485
June 2015	1.2209	1.2550
July 2015	1.2566	1.3060

* Source: Bank of Canada, Daily Noon Exchange Rates: 10-Year Lookup, U.S. dollar.

As mentioned above, management has opted to translate from Canadian dollars to U.S. dollars throughout this document using the rate of the most recent Company’s fiscal year end date, December 31, 2014, which is 1.1601.

In Canadian dollars:

Summary Financial Data
	Year ended
	December 31, 2014	December 31, 2013
	(audited)	(audited)
(currency)	C$	C$

Ancillary revenues	11,237	364,530

Expenses
General and administrative expenses	263,090	264,987
Research and development	641,401	503,254
Rent to companies under common control	120,250	120,250
Depreciation of equipment	715,559	980,398
Amortization of intangible assets	280,753	280,753
Financial expenses	625	112
Investment tax credits	(332,752)	(456,769)
Total expenses	1,688,926	1,692,985

Loss before income taxes	(1,677,689)	(1,328,455)
Income taxes
Current	–	–
Deferred	(253,076)	(325,455)
	(253,076)	(325,455)
Net loss	(1,424,613)	(1,003,000)

Net loss per share
Basic and diluted	(0.07)	(0.05)

Weighted average number of Class A Common Shares outstanding, basic and diluted	20,080,000	20,060,000

In United States dollars, converted using the period end exchange rates:

Summary Financial Data
	Year ended
	December 31, 2014	December 31, 2013
	(audited)	(audited)
(currency)	US$	US$

Ancillary revenues	9,686	342,731
Expenses
General and administrative expenses	226,784	249,141
Research and development	552,888	473,159
Rent to companies under common control	103,656	113,059
Depreciation of equipment	616,812	921,770
Amortization of intangible assets	242,009	263,964
Financial expenses	539	105
Investment tax credits	(286,832)	(429,454)
Total expenses	1,455,854	1,591,744

Loss before income taxes	(1,446,168)	(1,249,013)
Income taxes
Current	–	–
Deferred	(218,152)	(305,993)
	(218,152)	(305,993)
Net loss	(1,228,016)	(943,021)

Net loss per share
Basic and diluted	(0.06)	(0.05)

Weighted average number of Class A Common Shares outstanding,	20,080,000	20,060,000

Note: C$1.00 is converted to US$0.8620 and US$0.9402 for the years ended December 31, 2014 and 2013, respectively.

Summary Balance Sheet Data
As of December 31, 2014
				Maximum [2]
		Offering [1]		(including underwriters' over-
				allotment option of 15%)
		PRO-FORMA	PRO-FORMA	PRO-FORMA	PRO-FORMA
	ACTUAL	AS ADJUSTED	AS ADJUSTED	AS ADJUSTED	AS ADJUSTED
(currency)	C$	C$	US$	C$	US$

Cash	11,023	14,367,261	12,384,502	16,590,302	14,300,752
Cash held in trust	1,000,000	1,000,000	861,995	1,000,000	861,995
Working capital [3]	13,356	14,369,594	12,386,513	16,592,635	14,302,763
Equipment, net	5,816,869	5,816,869	5,014,110	5,816,869	5,014,110
Total assets	8,780,708	23,136,945	19,943,923	25,359,987	21,860,173
Long-term debt	-	-	-	-	-
Preferred Shares	3,988,879	3,988,879	3,438,392	3,988,879	3,438,392
Total stockholders' equity (including Preferred Shares)	5,395,027	19,751,265	17,025,485	21,974,306	18,941,734

		Note: C$1.00 is converted to US$0.8620

Summary Balance Sheet Data
	As of	As of
	December 31, 2014	December 31, 2013
	ACTUAL	ACTUAL
(currency)	C$	C$

Cash	$11,023	$829
Cash held in trust	1,000,000
Working capital [3]	13,356	815,514
Equipment, net	5,816,869	6,532,428
Total assets	8,780,708	9,042,964
Long-term debt	-	-
Preferred Shares	3,988,879	3,988,879
Total stockholders' equity (including Preferred Shares)	5,395,027	6,819,640

(1) Gives effect to (i) the 25 to 1 Reverse Stock Split and IPO Share Adjustments, and (ii) our issuance and sale of 2,000,000 Class A Common Shares in this offering at an assumed initial public offering price of $7.00 (C$8.12) per share, which is the midpoint of the price range listed on the cover page of this prospectus, after deducting underwriting discounts and commissions of $813,094 (C$943,270) and offering expenses payable by us of approximately $400,000 (C$464,040).

(2) Gives effect to (i) the 25 to 1 Reverse Stock Split and IPO Share Adjustments, and (ii) our issuance and sale of 2,300,000 Class A Common Shares in this offering, assuming the underwriters exercise their over-allotment option in full, at an assumed initial public offering price of $7.00 (C$8.12) per share, which is the midpoint of the price range listed on the cover page of this prospectus, after deducting underwriting discounts and commissions of $1,408,750 (C$1,634,290) and offering expenses payable by us of approximately $400,000 (C$464,040).

(3) Working capital is the amount by which current assets exceed current liabilities.

RISK FACTORS

     Our business, as well as our Class A Common Shares, are highly speculative in nature and involve a high degree of risk. You should consider carefully the risks described below before making an investment decision. The risks described below are those which we consider material and of which we are currently aware. Our business, prospects, financial condition or operating results could be harmed by any of these risks. Furthermore, these factors represent risks and uncertainties that could cause actual results to differ materially from those implied by forward-looking statements. We refer you to our cautionary note regarding “Forward-Looking Statements,” which identifies the forward-looking statements in this prospectus. The trading price of our Class A Common Shares could decline due to any of these risks, and, as a result, you may lose all or part of your investment. Before deciding whether to invest in our Class A Common Shares, you should also refer to the other information contained in this prospectus, including our consolidated financial statements and the related notes.

Risks Related to Our Business and Industry

We are a development stage company that has generated limited revenue, with a limited operating history and a history of net losses.

     We have generated limited revenues and have incurred substantial net losses since our inception, and have an accumulated deficit of C$7,365,966 as of December 31, 2014. As we attempt to grow our business in the future, we may continue to incur net losses and experience negative cash flow from operating activities. We may not be able to obtain additional capital in a timely manner or on acceptable terms, or at all. We may not be able to achieve or sustain profitability or positive cash flow from operating activities, and, even if we achieve positive operating cash flow, it may not be sufficient to satisfy our anticipated capital expenditures and other cash needs. Furthermore, we may not be able to fund our operating expenses and expenditures and may be unable to fulfill our financial obligations as they become due. We are subject to the substantial risk of failure facing businesses seeking to develop new products, and may result in voluntary or involuntary dissolution or liquidation proceedings and a total loss of your investment.

Our independent auditors have expressed substantial doubt about our ability to continue as a going concern, which may hinder our ability to obtain future financing.

     The audit opinion for our consolidated financial statements for the years ended December 31, 2014 and 2013 include an explanatory paragraph expressing substantial doubt about our ability to continue as a going concern. We have also included such explanatory information in the notes to the consolidated financial statements as of December 31, 2014. We are a development stage company and have incurred losses since our inception. We have had minimal revenues and have incurred an accumulated deficit of C$7,365,966 through to December 31, 2014. Our ability to continue as a going concern is dependent upon numerous factors, including the ability to fund operations and future production. In addition, the current capital markets and general economic conditions in the United States and Canada provide no assurance that our funding initiatives can be successful. These factors raise doubt about our ability to continue as a going concern.

We might fail to establish the joint venture that we expect will purchase the first commercial TDP facility that we intend to build.

     We have signed a Letter of Intent with Ecological Recycling CG Inc. (“ERCG”) to form a joint venture to purchase the first commercial TDP facility that we intend to build. ERCG still has to obtain the necessary financing for its share of the capital investment required for the joint venture. ERCG may be unable to obtain the necessary financing to complete its share of the capital investment required for Launch. Please read “Financial Details of our Launch Project” for additional details.

     Definitive terms of the agreement with the joint venture partner are not yet concluded. We may be unable to agree on terms or we may be required to accept unfavorable terms to reach an agreement. If we cannot arrive to a satisfactory agreement with our joint venture partner, we may be forced to finance the construction and the commissioning of Launch on our own, which would require us to secure debt financing and to use more funds from the net proceeds of the offering, thereby reducing the amount of available working capital.

     We expect the joint venture subsidiary to be governed by a five-person Board, with two-members selected by each of the joint venture partners and one member chosen jointly.

We have no experience in building and operating an industrial-scale TDP facility.

     We have not yet begun construction of an industrial-scale TDP facility. The actual cost of constructing, operating and maintaining our TDP facilities may be higher than we planned. We cannot assure you that the Launch TDP facility can be completed on the schedule or within the budget that we intend, or at all. We have built the Pilot TDP facility ourselves but construction was spread over many years with numerous improvements and adjustments. Management lacks experience overseeing construction under industrial conditions and must rely on third parties, including an engineering firm, contractors and consultants, to oversee work and to construct and commission the Launch TDP facility. As a result, we will have less control over the work than would be the case if management oversaw the work directly.

Our industry is largely pre-commercial and has not yet proven to be commercially viable.

     The waste-pyrolysis industry is largely in a pre-commercial stage and has not yet proven results on a large scale. A number of projects have used millions of dollars in investment from public, private and government funding, to develop waste-to-energy and waste-to-products pyrolysis facilities. Only a handful of projects may develop to industrial scale but we understand none seem to be operating on a continuous commercial basis yet. Waste-pyrolysis is becoming a serious option because of the growing concern about landfills and its effects on our ecosystem and because of higher commodity prices that encourages recycling. In addition, even if the technology can be commercially viable, other factors can slow or delay the commercialization of the waste-pyrolysis industry, including but not limited to: downward fluctuations in commodity prices, the cost of alternative means of disposing of waste and competition from other processors for the waste. The industry may develop only if it provides greater added value than present commercial uses or disposal methods of hydrocarbon waste. This may not happen because acceptance, development and commercialization of the pyrolysis industry may not happen. This may have a negative impact on the success of our TDP platform and consequently our results of operations.

Even though we have operated our Pilot facility at industrial-scale, with batch yields of 6 tons, for over 1,400 hours, we have not decomposed tire waste on a continuous basis or for extended periods.

     While we tested the performance and capacity of our TDP technology at Pilot, we cannot assure you that process efficiencies from the operation on an industrial-scale can produce similar yields and quality end-products. The operation of Pilot is in a controlled environment, with minimal variation in process conditions, under close supervision of an expert team. Operations on a commercial basis may be subject to a less controlled environment and less skilled labor. These factors and other unknown factors may negatively impact the performance of TDP facilities and consequently negatively impact our results.

     If and when the Launch TDP facility or any other future TDP facility is constructed, operating and maintenance costs may be significantly higher than we anticipate. In addition, it may not operate as efficiently as we expect and may experience unplanned downtime, which may be significant. We have validated our process at Pilot with over 1,400 hours of run time, but not continuously for extended periods that will be expected under industrial conditions. As a result, the Launch TDP facility or any of our other future commercial TDP facilities may be unable to achieve the expected production yields which could adversely affect sales of TDP turnkey facilities, our business and results of operations.

     Our first industrial-scale TDP facility, Launch, is to be owned and operated by a joint venture, in which we will be a 50% partner. The joint venture will need to hire and integrate experienced administrative personnel, technicians, engineers and mechanics. Costs from operations, maintenance, and feedstock may be higher than anticipated, feedstock may not be available in quantities sufficient for profitable operations, or revenues from end-products may be lower than we expect. The operation of Launch will require close ongoing oversight of maintenance, acquisition of feedstock and marketing of end-products in which we lack extensive experience. Also, construction and commissioning of Launch requires operating permits from various government authorities, however we expect these permits to be granted since a TDP facility complies with regulations applicable to the location in which we plan to build it. If we fail to secure them on time, the Launch project may have to be delayed.

We have no experience in building and operating a commercial TDP facility assembly plant.

     Following Launch, we plan to build an assembly plant for construction of future TDP turnkey facilities. Management lacks experience overseeing such construction and must rely on third parties, including an engineering firm, contractors and consultants, to oversee work and to construct the new assembly plant. Also we need to establish operating policies, procedures and quality controls, hire a large number of specialized employees, control expenses, meet delivery schedules and be on budget, activities with which we have little experience. We cannot assure you that building TDP facilities on tight schedules, controlled budgets and with quality requirements will be feasible on an industrial-scale, or even if feasible, our management will be capable of doing so profitably.

Adequate demand for our TDP facilities may not develop if our clients are unable to procure sufficient volumes of feedstock.

     The successful commercialization of our technology requires our clients operating TDP facilities to continuously acquire and process large volumes of feedstock, such as scrap tires. Our clients may experience difficulties in obtaining access to feedstock and/or transporting such feedstock to their TDP facilities. Such access to feedstock may be adversely affected by government regulations, transportation costs, actions by landfillers, sellers or competing processors of feedstock. Our clients may be unable to secure access to feedstock in volumes needed or to secure the transportation of feedstock to their facility on terms acceptable to them or at all. If they are unable to secure cost-effective and a steady flow of feedstock, their ability to operate the TDP facility on a commercial basis could be adversely affected, and our revenues from royalty streams could be diminished.

Adequate demand for our TDP facilities may not develop if there is inadequate demand for recycled end-products.

     Recycled oil and carbon black. There has been a substantial increase in the demand for carbon black and hydrocarbon oil in recent years, but the demand for the recycled carbon black and fuel oil produced using our technology could be limited because of market resistance to pyrolysis-derived products.

     Obtaining market acceptance in the carbon black industry is complicated by the fact that many potential carbon black industry customers have invested substantial amounts of time and money in developing established production channels. These potential customers generally have well-developed manufacturing processes and arrangements with suppliers of carbon black components and may display substantial resistance to changing these processes. In addition, the virgin carbon black market is dominated by a few large producers that may try to restrict new carbon black production. Pre-existing contractual commitments, unwillingness to invest in new infrastructure or technology, distrust of new production methods and long-standing relationships with current suppliers may slow market acceptance of our TDP carbon black substitute. To be successful, we must also demonstrate the ability of a TDP facility to produce carbon black substitute reliably on a commercial basis and be able to sell it at a competitive price. Failure to do so may cause TDP facilities to have lower revenues or even operate at a loss. This may have material adverse effect on our business, financial condition and results of operations.

     We believe that some of the present and projected prices for virgin carbon black and fuel oil are a direct result of the significant increases in the cost of petroleum since the 1990s. If the prices of virgin products decline, the carbon black substitute, oil and steel produced by TDP facilities may also decline or may not be a cost-effective alternative to virgin products. Declining oil prices, or the perception of a future decline in oil prices, could adversely affect the prices that can be obtained by our clients or prevent our clients from entering into longer term agreements with their own customers. Therefore, unstable economic conditions along with other factors may impact the price of these end-products. This could have serious adverse effect on the profitability of our clients and consequently ours and revenues from royalty streams.

     Recycled steel. Steel is a worldwide commodity affected by numerous factors. Steel is more recycled than all other materials and recycled steel is also a worldwide commodity. Demand for steel and recycled steel, and their price, depend on general economic conditions. Recycled steel producers, such as a TDP facility, do not have many options for selling their product as the industry is largely concentrated. If the world economic conditions deteriorate or if a TDP facility’s local economic conditions change, it may not be able to sell recycled steel at the projected price or to sell at all. Such conditions would negatively affect our clients’ results of operations and consequently negatively impact ours as well.

Processing of some feedstock may not be commercially profitable in the absence of government regulation.

     Processing certain hydrocarbon waste can be trying, because presently there is no system for its collection and the products derived from it may not provide enough commercial value for a profitable operation of a TDP facility. For example, disposable diapers need a specific collection and storage system, and asphalt roof shingles, plastics and car fluff generate end-products of lesser quality which may not generate profits without tipping fees. For such feedstock, governments would need to intervene to impose a selective collection system, a special collection fee or tax to subsidize their recycling at their end-of-life cycle, or restrict landfilling of these products. Consequently, we cannot ensure that these policies may be adopted. Should government intervention not happen or should it stop, it could negatively affect our clients’ results of operations and consequently negatively impact ours as well.

Government regulations could adversely affect the sale or operation of our TDP facilities or handling and sale of their recycled end-products and we may incur significant costs complying with these regulations.

     The construction and operation of TDP facilities may be subject to the receipt of approvals and operating permits from various regulatory agencies. The construction of any facility normally requires a construction permit by an authority or county or planning board, that confirms the conformity of the planned construction of building and land settlement with urban planning regulation. In addition, the operation of any facility normally requires a certificate of occupancy or a similar permit requirement, by the local authority, to confirm that the planned operations satisfy local regulations. Finally, a typical permit requirement is from the State or Provincial environment authority that requires the operations to conform with all environmental regulations (federal, State/provincial, local), including air, water and other biological resources, including the temporary storage of waste. In the United States, this environmental permit usually refers to UPA permits (“Uniform Procedures Act”) and is administered by the State department of environment, whereas in Canada it is administered by the provinces and in some instances is referred to as a “Certificate of Authorization”.

     The regulatory agencies may not approve the projects in a timely manner or may impose restrictions or conditions on a facility that could potentially prevent construction from proceeding, lengthen its expected completion schedule and/or increase its anticipated cost. We may also face local or public opposition to a TDP facility being located in their vicinity which may obstruct the issuance of the necessary permits.

     TDP facility operations also may be subject to governmental regulations and industry standards regarding the quality and specifications of the products that TDP facility operators are expected to produce, store and sell. For example, the demand for the fuel oil produced by our TDP facilities could be impacted by new regulations concerning the sulfur content in fuel oil.

    Based on our consultant’s report prepared in 20131, we believe the specifications used for our TDP turnkey facilities conform to the governmental regulations in Canada and the United States, that are amongst the most restrictive regulations on air emissions, water and disposal of waste, however we have not reviewed applicable standards in every jurisdiction worldwide, so we cannot assure you that we will not incur additional costs to comply to regulations in other jurisdictions or that the regulation now in effect will not change at the time that the TDP turnkey facilities are constructed and operational. In addition, changes in government regulations and industry standards may occur at any time, reducing the capacity of a TDP facility and our customers’ sales volume, which would impact our royalty stream. Such regulations could also require us to make capital expenditures for equipment modifications, which we cannot evaluate at this point. These modifications may force increases in the capital cost of TDP facilities to be sold and this may impact negatively our sales of TDP turnkey facilities.

     Our clients may use, produce and transport hazardous substances and materials such as propane in the operation of a TDP facility. Such operations are subject to a variety of federal, provincial/state and local laws and regulations governing the use, generation, manufacture, transportation, storage, handling and disposal of these substances, chemicals and materials. Our safety procedures for handling, storing, transporting and disposing of these substances, chemicals, materials and waste products may be incapable of eliminating all the risk of accidental injury or contamination from these activities. In the event of contamination or injury, we could be held liable for any resulting damages, including toxic tort claims. There can be no assurance that violations of the environmental, health and safety laws could not occur in the future as a result of, but not limited to, human error, accident, equipment failure, simple changes to environmental regulation and standards.

_____________________________
1Ecolomondo TDP Compliance of Stack and Flare Emissions With 40 CFR Part 60 Standards of Performance and Environment Quebec, by Gilles Tremblay, January 3, 2013.

     Even though we have not performed any analysis or assessment on the costs to comply with regulation and permitting, we believe that the risk that government regulation will create additional costs for TDP, considering the low emissions level compared to existing regulation standards in Quebec and in the United States, is minimal. Furthermore, any exposure to higher capital costs to comply should not significantly impact our profits because they would be absorbed by our clients that have TDP turnkey facilities in operation at that time, and for future TDP turnkey facilities, they will be reflected in the sales price.

     If we fail to deliver equipment that comply with current or future regulations could result in the imposition of fines, revocation of permits, third-party property damage, product liability and personal injury claims, investigation and remediation costs, the suspension of production or a cessation of operations, and our liability may exceed our total assets. Environmental laws could become more stringent over time, imposing greater compliance costs and increasing risks and penalties associated with violations, which could impair our research, development or production efforts and harm our business. Consequently, considerable resources may be required to comply with environmental regulations. Federal, provincial or state, local and foreign environmental requirements may substantially increase our costs or delay or prevent the construction and operation of TDP facilities, which could have a material adverse effect on our business, financial condition and results of operations.

Like us, many companies have been developing technology in this area of business. Other parties may have or could obtain intellectual property rights which could limit our ability to operate freely. Also, competitors and potential competitors who have greater resources and experience than we do, may develop products and technologies that compete with ours and may gain market share at our expense.

     Our ability to compete successfully could depend on our ability to develop and maintain proprietary technologies that produce carbon black substitute and fuel oil at commercial-scale and at costs below the prevailing market prices for virgin products.

     Some of our competitors may have substantially greater production, financial, research and development, personnel and marketing resources than we do, and may also have larger and more developed patent portfolios. In addition, certain of our competitors may also benefit from local government programs and incentives that are not available to us. As a result, our competitors may be able to develop competing and/or superior technologies and processes and compete more aggressively and sustain competitive advantages over a longer period of time than we could. Our technologies and products may be rendered uneconomical or otherwise obsolete by technological advances or entirely different approaches developed by one or more of our competitors. As more companies develop new intellectual property in our markets, the possibility of a competitor acquiring patent or other rights that may limit our products or potential products increases, which could lead to litigation.

     In addition, various governments have recently announced a number of funding programs focused on the development of clean technologies for the reduction of carbon emissions. Such programs could lead to increased funding for our competitors and the rapid increase in the number of participants within the pyrolysis industry.

     Our limited resources relative to some of the resources of our competitors may cause us to fail to anticipate or respond adequately to new developments and other competitive pressures. This failure could reduce our competitiveness and market share, adversely affect our results of operations and financial position and prevent us from achieving or maintaining profitability.

Our commercialization strategy relies in part on our ability to negotiate and execute definitive agreements with third parties.

     Our commercialization strategy involves definitive agreements with numerous third parties for the commercialization of our TDP platform. In particular, and not limited to, agreements for the supply and licensing of IT systems, engineering services, parts, financing, construction of facilities, sales and the purchase of our clients’ end-products. We must also negotiate and execute definitive contracts with third parties, such as joint venture partners and licensees, otherwise our failure to do so could adversely affect our results of operations, financial position, and prevent us from achieving our goals.

     In addition, our clients may have to negotiate and enter into definitive agreements with third parties for financing, tipping fees, carbon credits, as well for feedstock supply. We may have to assist our clients in the negotiation of these types of agreements for which we have limited experience. Each of these agreements is important to our commercialization strategy and that of our clients. We cannot be certain that any of our clients or ourselves may be able to enter into definitive agreements with any or all of these third parties. If our clients are unable to secure and maintain their business relationships for any reason, our business could be adversely affected.

     Our clients may also rely on third parties to assist in the sale or purchase of carbon black substitute, fuel oil and steel produced by their TDP facility. These third parties may not be effective at selling or willing to purchase these end-products. If they do not fulfill their obligations and default on their contractual duties or perform poorly, our business, results of operations and financial condition could be materially and adversely affected.

International operations could expose us to additional risks that we do not face in Canada or the United States, which could have an adverse effect on our operating results.

     We expect to focus the initial commercialization of our TDP technology platform in Canada and in the United States, however international expansion in other continents is part of our growth strategy. As we expand internationally, our operations could be subject to a variety of risks that we do not face in Canada and in the United States.

     Our overall success in international markets depends, in part, on our ability to succeed in differing legal, regulatory, economic, social and political conditions. We may not be successful in developing a business model that requires implementing policies and strategies, including joint ventures and licensing arrangements that may be required to effectively manage and control risks and expand our business, in each country where we plan to do business. Our failure to manage these risks successfully could harm our international operations, reduce our international sales and increase our costs, which could adversely affect our business, financial condition and results of operations.

Fluctuations in exchange rates could have a material adverse effect on our results of operations and the value of your investment.

     Significant revaluation of the Canadian dollar may have a material adverse effect on your investment. Although we anticipate that the majority of our future revenues will be in U.S. dollars, our costs may be denominated in Canadian dollars and other currencies. Any significant revaluation of our currency may materially and adversely affect our revenues, earnings and financial position, and the value of, and any dividends payable on our Class A Common Shares in U.S. dollars. For example, to the extent that we need to convert U.S. dollars we receive from this initial public offering into Canadian dollars to pay our operating expenses, an appreciation of the Canadian dollar against the U.S. dollar would have an adverse effect on the amount of Canadian dollars we would receive from the conversion. Also, a significant appreciation of the Canadian dollar against the U.S. dollar may significantly reduce the U.S. dollar equivalent of our earnings, which in turn could adversely affect the price of our Class A Common Shares.

     Hedging strategies are available in Canada to reduce our exposure to exchange rate fluctuations. To date, we have not entered into any hedging transactions for this purpose. While we may decide to enter into hedging transactions in the future, the availability and effectiveness of these hedges may be limited and we may not be able to adequately hedge our exposure or at all. As a result, fluctuations in exchange rates may have a material adverse effect on your investment.

Management has identified internal control deficiencies, which our management believes constitute material weaknesses. Our Chief Financial Officer does not have experience designing, developing and implementing appropriate internal controls and procedures in publicly-traded companies, which may hinder our ability to maintain effective internal controls over financial reporting. Any future material weaknesses or deficiencies in our internal control over financial reporting could harm stockholder and business confidence in our financial reporting, our ability to obtain financing and other aspects of our business.

     In preparing our consolidated financial statements as of and for the year ended December 31, 2014, management identified deficiencies that constituted material weaknesses in our internal control over financial reporting, such as not having sufficient financial reporting and accounting staff with appropriate training in U.S. GAAP and SEC rules and regulations with respect to financial reporting and a lack of segregation of duties. Our Chief Financial Officer is an experienced CPA but does not have experience in designing, developing and implementing appropriate internal controls and reporting procedures. As a result, we cannot assure you that we will not identify or prevent future material weaknesses, or maintain our existing controls and procedures. If other deficiencies occur or we don’t maintain the effectiveness of the current controls, these weaknesses or deficiencies could result in misstatements of our results of operations, restatements of our financial statements, a decline in our stock price and investor confidence or other material effects on our business, reputation, results of operations, financial condition or liquidity, and may require us to incur substantial additional costs to improve our internal control system.

     Neither we nor our independent registered public accounting firm has performed an evaluation of our internal control over financial reporting during any period in accordance with the provisions of the Sarbanes-Oxley Act. In light of the control deficiencies and the resulting material weaknesses that were identified as a result of the limited procedures performed, we believe that it is possible that, had we and our independent registered public accounting firm performed an evaluation of our internal control over financial reporting in accordance with the provisions of the Sarbanes-Oxley Act, additional material weaknesses and significant control deficiencies may have been identified. However, for as long as we remain an "emerging growth company" as defined in the JOBS Act, we intend to take advantage of the exemption permitting us not to comply with the requirement that our independent registered public accounting firm provide an attestation on the effectiveness of our internal control over financial reporting.

Our management team has a limited history of working together. The growth of our company may place significant demands on our management team and our administrative and financial infrastructure and therefore they may not be able to execute our business plan.

     Our management team has worked together for only a limited period of time and has a limited track record of executing our business plan as a team. We have recently filled a number of positions in our senior management, finance and accounting staff. Additionally, certain key personnel have only recently assumed the duties and responsibilities they are now performing. Accordingly, it is difficult to predict the effectiveness of our management team, whether individually or collectively.

     We may continue to experience expansion of our management team and administrative and financial infrastructure as we continue to develop and commercialize our technology platform. Our growth has placed, and may continue to place, significant demands on our management and our administrative and financial infrastructure. In particular, continued growth could strain our ability to:

  develop and maintain our relationships with our clients, potential clients, joint venture and strategic partners;

  ensure customer satisfaction

  recruit, train and retain highly skilled personnel;

  maintain our quality standards;

  develop and improve our operational, financial and management controls; and

  enhance our reporting systems and procedures.

     Managing our growth could require significant expenditures and allocation of valuable management resources. If we fail to achieve the necessary level of efficiency in our organization as it grows, our business, results of operations and financial condition could be adversely affected.

Loss of key personnel, including key management personnel, engineers and other technical personnel, or failure to attract and retain additional personnel, could harm our commercialization programs, delay the commercialization of our technology platform and harm our research and development efforts and our ability to meet our business objectives.

     Our business spans a variety of disciplines and requires a management team and employee workforce that is knowledgeable in all areas necessary for our operations. The loss of any key member of our management, or key scientific, engineering, technical or operational employees, or the failure to attract or retain such employees, could prevent us from developing and commercializing our TDP platform and executing our business strategy. We may be unable to attract or retain qualified employees in the future due to the intense competition for qualified personnel among refining, alternative and renewable fuel and chemical industries, or due to the unavailability of personnel with the qualifications or experience necessary for our business. In particular, our commercialization endeavors depend on our ability to attract and retain highly skilled technical and operational personnel with particular experience and backgrounds. Competition for such personnel from numerous industries, companies and academic and other research institutions may limit our ability to hire individuals with the necessary experience and skills on acceptable terms. In addition, we expect that the successful execution of our strategy to build multiple TDP facilities and to bring our products to market could require the expertise of individuals experienced and skilled in managing large and complex, first-of-kind capital development projects.

     Each of our employees is an at-will employee, which means that either the employee or we may terminate their employment at any time. If we are unable to attract and retain the necessary personnel, it may adversely affect our ability to commercialize our technology platform, to meet the demands of our potential clients in a timely fashion or to support our internal research and development programs, which could impair our ability to meet our business objectives and adversely affect our results of operations and financial condition.

Risks Related to Our Intellectual Property

There are other companies developing technology in this area of business and other parties may have or obtain intellectual property rights which could limit our ability to operate freely.

     Our commercial success depends on our ability to operate without infringing the patents and proprietary rights of other parties and without breaching any agreements to which we become a party. We are aware of other parties applying various technologies to produce pyrolysis-based carbon black and fuel oil. We cannot determine with certainty whether patents of other parties may materially affect our ability to conduct our business. Because applications for patents can take several years to issue, there may currently be pending applications, unknown to us, that may result in issued patents that cover our technologies, in whole or in part, or product candidates. We are aware of a number of patent applications filed by, and patents issued to, third parties relating to aspects of our technologies and products. The existence of third-party patent applications and patents could significantly reduce the scope of coverage of any patents granted to us and limit our ability to obtain meaningful patent protection or conduct our business.

     We cannot be certain that the conduct of our business does not and may not infringe upon intellectual property or other proprietary rights of others in Canada and in the United States and in foreign jurisdictions. Even if we are able to redesign our technology platform to avoid an infringement claim, our efforts to design around the patent could require significant time, effort, expenses and capital, which could lead to an inferior or more costly technology platform.

We may be unable to protect our patents and proprietary rights.

     Our future success will depend to a significant extent on our ability to:

  obtain and keep patent protection for our products and technologies on an international basis;

  enforce our patents to prevent others from using our inventions;

  maintain and prevent others from using our trade secrets; and

  operate and commercialize products without infringing on the patents or proprietary rights of others.

     We cannot assure you that our patent rights will afford any competitive advantages, and these rights may be challenged or circumvented by third parties. Because of the extensive time required for development, testing and regulatory review of a potential product/technology, it is possible that before a potential product/technology can be commercialized, any related patent may expire or remain in existence for only a short period following commercialization, reducing or eliminating any advantage of the patent. If we sue others for infringing our patents, a court may determine that such patents are invalid or unenforceable. Even if the validity of our patent rights is upheld by a court, a court may not prevent the alleged infringement of our patent rights on the grounds that such activity is not covered by our patent claims.

     In addition, third parties may sue us for infringing their patents. In the event of a successful claim of infringement against us, we may be required to:

  pay substantial damages;

  stop using our technologies and methods;

  stop certain research and development efforts;

  develop non-infringing products or methods; and

  obtain one or more licenses from third parties.

     If required, we cannot assure you that we will be able to obtain such licenses on acceptable terms, or at all. If we are sued for infringement, we could encounter substantial delays in development, manufacture and commercialization of our product/technology. Any litigation, whether to enforce our patent rights or to defend against allegations that we infringe third party rights, will be costly, time consuming, and may distract management from other important tasks.

Patents and other intellectual property may not adequately protect our products and technologies, which may allow competitors to more easily exploit technology similar to ours.

     Our intellectual property portfolio is a valuable asset of our business. Part of our expected market advantage depends on our ability to maintain adequate protection of our intellectual property in Canada, the United States and other countries. To protect our proprietary rights, we rely on a combination of patent and trade secret laws, confidentiality agreements and contractual provisions, along with physical security measures in Canada. As of December 31, 2014, we own two patents on key elements of our technology platform. One patent is for the apparatus (5,820,736 USA; 851,019B1 EU; 2,194,505 Canada), and the other is for the batch process (5,821,396 USA; 853,114B1 EU; 2,194,805 Canada). We currently have no pending patent applications and our existing patents expire in the US and in Canada in 2016 and 2017. Additionally, with respect to our European patents, our patent protection has lapsed in Italy, Netherlands, Sweden, Belgium and Austria.

     In any event, such patents and other measures we take to protect our intellectual property from use by others may not be effective. During the last five years, we made many technological advancements that have become the heart of our technology. Management chose not to apply for additional patents and instead maintain these technological advancements as trade secrets. If we cannot adequately protect our trade secrets, competitors may more easily exploit technology similar to ours and it could adversely affect our competitive business position and results of operations.

Our ability to compete may decline if we are required to enforce or defend our intellectual property rights through costly litigation or administrative proceedings.

     Unauthorized parties may attempt to copy or otherwise obtain and use our TDP technology platform. Identifying unauthorized use of our intellectual property is difficult and expensive, because we may be unable to monitor the processes and materials employed by other parties, and the end-products of our proprietary technology may be commodities from which it would be difficult to ascertain the methods or materials used in their production. We cannot be certain that the steps we have taken may prevent unauthorized use of our technology, particularly in countries where enforcement of intellectual property rights is more difficult than in Canada or in the United States. Proceedings to enforce or defend our intellectual property rights could result in substantial costs, even if the eventual outcome were favorable to us, and would divert both funds and other resources from our business objectives. If the outcome of any such proceedings is unfavorable and competitors are able to use our technology without payment to us, our ability to compete effectively could be harmed. Furthermore, the nature of any protection against foreign competition that may be afforded by any patents we may have is often difficult to predict and varies significantly from country to country. Any of these situations could harm our business.

We may not be able to obtain and enforce our intellectual property rights.

     We expect in the future to build, or to collaborate with others in building TDP facilities in countries other than Canada or the United States. Our intellectual property rights outside Canada and the United States may be less extensive than our intellectual property rights in Canada and the United States, if they exist at all. In addition, the laws of some foreign countries do not protect intellectual property rights to the same extent as federal and state laws in Canada or in the United States. Consequently, we may not be able to prevent third parties from using our intellectual property outside Canada or the United States, or from selling or importing products made using our intellectual property in and into Canada or the United States or other territories.

     Many companies have encountered significant problems in protecting and enforcing intellectual property rights in certain foreign jurisdictions. The legal systems of certain countries, particularly certain developing countries, do not favor the enforcement of patents and other intellectual property protection. This could make it difficult for us or our business partners to stop any infringement of our or our future licensors’ patents or misappropriation of the subject matter of our other proprietary or intellectual property rights. Proceedings or litigation that we or our partners initiate to enforce our patents and other proprietary rights in Canada or the United States or foreign jurisdictions could result in substantial costs and divert our efforts and attention from other aspects of our business, and put our patents at risk of being invalidated or interpreted narrowly. Additionally, we may provoke third parties to assert claims against us either through litigation or government proceedings. We may not prevail in any lawsuits or government proceedings that we or others initiate and the damages or other remedies awarded, if any, may not be commercially valuable. Accordingly, our efforts to enforce our intellectual property rights around the world may be inadequate to obtain a significant commercial advantage from the intellectual property that we develop, utilize or license. Failure to obtain and enforce our intellectual property rights throughout the world may adversely affect our business and its expansion.

Confidentiality agreements with employees and others may not adequately prevent disclosures of trade secrets and other proprietary information.

     In addition to patented technology, we rely on our unpatented proprietary technology, trade secrets, processes and know-how. This information is difficult to protect. We generally seek to protect this information by confidentiality, non-disclosure and assignment of invention agreements with our employees, consultants, scientific advisors, licensees and other third parties. These agreements generally require that all confidential information developed by the party or made known to the party by us during the course of the party’s relationship with us be kept confidential and not disclosed to third parties. However, such agreements may be breached, may not provide adequate remedies, or may be the subject of disputes that may not be resolved in our favor. In addition, third parties could reverse engineer, steal or misappropriate our proprietary technology and/or processes, and others may independently develop substantially equivalent proprietary information and techniques or otherwise gain access to our trade secrets and other confidential information. Costly and time-consuming litigation could be necessary to enforce and determine the scope of our proprietary rights, and failure to obtain or maintain protection of our trade secrets and other confidential information could adversely affect our competitive business position.

Risks Related to this Offering and Ownership of Our Class A Common Shares

No public market for our Common Shares currently exists, and an active trading market may not develop or be sustained following this offering.

     Prior to this offering, there has been no public market for our stock. The selling price per share of the Ecolomondo Corporation Inc. Class A Common Shares was arrived at as the result of negotiations between management of the Company and Representatives from Chardan Capital Markets, LLC, the sole book running manager and as a practical matter, the underwriter of the offering. This price per share was what the negotiators concluded would be a price at which Chardan Capital Markets, LLC, together with its selling broker-dealers, could sell a sufficient number of shares to make the extensive work and expense of the offering worth it to the Company. It would also enable the Company to receive sufficient proceeds to expand its business operations in the manner described in the Registration Statement. The price was not based on any division of the value of the assets of the Company per share, but rather on a view of the future value of the Company and the stock.

     If an active market for our Class A Common Shares does not develop or is not maintained, it may be difficult for you to sell shares you purchase in this offering without depressing the market price for the shares or at all. An inactive trading market may also impair our ability to raise capital to continue to fund operations by selling shares and may impair our ability to acquire other companies or technologies by trading or exchanging our shares as consideration.

Purchasers in this offering should expect immediate and substantial dilution in the book value of their investment.

     The initial public offering price should be substantially higher than the tangible book value per share of our Class A Common Shares based on the total value of our tangible assets less our total liabilities immediately following this offering. Therefore, if you purchase our Class A Common Shares in this offering, you could experience an immediate and substantial dilution of approximately $6.276 per share, for a 2,000,000 Class A Common Shares offering, and approximately $6.201, for a 2,300,000 Class A Common Shares offering assuming the underwriters exercise in full their option to purchase up to 15% of the total number of our Class A Common Shares to be offered by us pursuant to this offering, in the price you pay for Class A Common Shares as compared to its tangible book value, assuming an initial public offering price of $7.00 per share, which is the midpoint of the price range set forth on the cover page of this prospectus. To the extent outstanding options and warrants to purchase Class A Common Shares are exercised, or options and warrants are issued, there may be further dilution. In addition, future financings that involve the issuance of equity securities could cause our existing stockholders to suffer further dilution. For further information, please see “Dilution” elsewhere in this prospectus.

We are an “emerging growth company” under the U.S. JOBS Act of 2012 and we cannot be certain if the reduced disclosure requirements applicable to emerging growth companies will make our Class A Common Shares less attractive to investors.

     We are an “emerging growth company”, as defined in the Jumpstart Our Business Startups Act of 2012 (“JOBS Act”), and we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. We cannot predict if investors will find our Class A Common Shares less attractive because we may rely on these exemptions. If some investors find our Class A Common Shares less attractive as a result, there may be a less active trading market for our Class A Common Shares and our stock price may decrease or may be more volatile.

     We have taken advantage of some of the reduced reporting burdens in this prospectus and may take advantage of additional exemptions in the future. Accordingly, the information contained herein may be different than the information provided by other public companies. We do not know if some investors will find our shares less attractive as a result of our utilization of these or other exemptions. The result may be a less active trading market for our shares and our share price may be more volatile.

     In addition, Section 107 of the JOBS Act also provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an “emerging growth company” can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have irrevocably elected not to avail ourselves of this exemption from new or revised accounting standards, and, therefore, we will be subject to the same new or revised accounting standards as other public companies that are not emerging growth companies.

     We will remain an “emerging growth company” until the earliest of (a) the last day of the first fiscal year in which our annual gross revenues exceed $1.0 billion, (b) the date that we become a “large accelerated filer” as defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended, or the Exchange Act, which would occur if the market value of our shares that are held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter, (c) the date on which we have issued more than $1.0 billion in non-convertible debt during the preceding three-year period, or (d) the last day of our fiscal year containing the fifth anniversary of the date on which our Class A Common Shares become publicly traded in the United States.

Future sales of shares by existing stockholders could cause our stock price to decline.

     If our existing stockholders sell, or indicate an intent to sell, substantial amounts of our Class A Common Shares in the public market after the 180-day contractual lock-up and other legal restrictions on resale discussed in this prospectus lapse, the trading price of our Class A Common Shares could decline significantly and could decline below the initial public offering price. We cannot predict the effect, if any, that future public sales of these shares or the availability of these shares for sale may have on the market price of our Class A Common Shares. Based on 20,080,000 Class A Common Shares outstanding as of December 31, 2014, and after giving effect to the IPO, we should have 22,380,000 outstanding Class A Common Shares, if the underwriters exercise in full their option to purchase 300,000 additional shares. Of these shares, 2,300,000 shares, including the underwriters’ option to purchase up to 15% of the total number of our Class A Common Shares to be offered by us pursuant to this offering, shall be immediately freely tradable, without restriction, in the public market. Our officers, Directors and all of our other stockholders have executed lock-up agreements preventing them from selling any Class A Common Shares they hold for a period of 180 days and restrictions on the quantity of Class A Common Shares that could be sold for a further 180 days from the date of this prospectus. Also, this is subject to certain limited exceptions and extensions described under the section entitled “Underwriting.” Chardan Capital Markets, LLC, may, in its sole discretion, permit our officers, Directors and current stockholders to sell shares prior to the expiration of these lock-up agreements.

     After the lock-up agreements pertaining to this offering expire, any additional shares may be eligible for sale in the public market in accordance with and subject to the limitation on sales by affiliates as provided in Rule 144 under the Securities Act of 1933, as amended, or the Securities Act. If our existing stockholders sell substantial amounts of our Class A Common Shares in the public market, or if the public perceives that such sales could occur, this could have an adverse impact on the market price of our Class A Common Shares even if there is no relationship between such sales and the performance of our business.

We do not anticipate paying any cash dividends in the foreseeable future and, accordingly, stockholders must rely on stock appreciation for any return on their investment.

     After the completion of this offering, we do not anticipate declaring any cash dividends to holders of our Class A Common Shares for the foreseeable future. Consequently, investors must rely on sales of their Class A Common Shares after price appreciation, which may never occur, as the only way to realize any future gains on their investment. Investors seeking cash dividends in the foreseeable future should not invest in our Class A Common Shares.

We are controlled by a small group of majority stockholders, and our minority stockholders may be unable to effect changes in our governance structure or implement actions that require stockholder approval, such as a sale of the Company.

     One shareholder will own or control approximately 81.1% of our Class A Common Shares after the IPO Share Adjustments, assuming the underwriters exercise in full their option to purchase up to 15% of the total number of our Class A Common Shares to be offered by us pursuant to this offering. This stockholder has the ability to control various corporate decisions, including our direction and policies, the election of directors, the content of our charter and bylaws, and the outcome of any other matter requiring stockholder approval, including a merger, consolidation and sale of substantially all of our assets, or other change of control transaction. The concurrence of our minority stockholders may not be required for any of these decisions. This concentration of voting power could delay or prevent an acquisition of us on terms that other stockholders may desire. The interests of this stockholder may not always coincide with your interests or the interests of other stockholders and he may act in a manner that advances his best interests and not necessarily those of other stockholders, including seeking a premium value for their Class A Common Shares, which might affect the prevailing market price for Ecolomondo’s Class A Common Shares.

We may incur significantly increased costs and devote substantial management time as a result of operating as a public company, particularly after we are no longer an “emerging growth company.”

     Even though as an Emerging Growth Company we may be exempt from certain requirements of the Sarbanes-Oxley Act and the Dodd-Frank Wall Street Reform and Consumer Protection Act, as a public company, we may incur significant legal, accounting and other expenses that we did not incur as a private company. We may be required to comply with certain of the requirements of the Sarbanes-Oxley Act and the Dodd-Frank Wall Street Reform and Consumer Protection Act, as well as rules and regulations subsequently implemented by the SEC, and NASDAQ Capital Market, including the establishment and maintenance of effective disclosure and financial controls and changes in corporate governance practices. We expect that compliance with these requirements may increase our legal and financial compliance costs and may make some activities more time consuming and costly. In addition, we expect that our management and other personnel may need to divert attention from operations and other business matters to devote substantial time to these public company requirements. Furthermore, after we are no longer an “emerging growth company,” we expect to incur additional management time and cost to comply with the more stringent reporting requirements applicable to companies that are deemed accelerated filers or large accelerated filers, including complying with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act. We cannot predict or estimate the amount of additional costs we may incur as a result of becoming a public company or the timing of such costs.

We have not determined a specific use for a portion of the net proceeds from this offering and we may use these proceeds in ways with which you may not agree, and such use may not produce income or increase the value of our Class A Common Shares.

     We have not determined a specific use for a portion of the net proceeds of this offering, and our management will have considerable discretion in deciding how to apply them. You will not have the opportunity to assess whether the proceeds are being used appropriately before you make your investment decision. You must rely on the judgment of our management regarding the application of the net proceeds of this offering. We cannot assure you that the net proceeds will be used in a manner that would improve our results of operations or increase the Class A Common Share price, or that these net proceeds will be placed only in investments that generate income or appreciate in value.

Once we become a public company, we will lose some government support for future research and development.

     Federal and provincial governments in Canada have research and development tax credit programs which are financial incentives to encourage innovation, creation, invention and improvement. These programs are available to all industries and they partially reimburse admissible expenses made by companies in research and development that correspond to and fulfill the programs’ objectives. We are currently entitled to Canadian Federal tax credits at a rate of 35% of eligible expenses from the Federal government and such credits are refunded to us. As a result of this offering, the rate will drop to 15% and the tax credits will no longer be refundable but will rather be used to reduce any income taxes payable. If there are insufficient taxes payable in a given year, the unused tax credits will accumulate to offset future taxes payable and will expire 20 years following the year in which they arose. The Quebec Provincial government program for research and development entitles us to tax credits at a rate of 30% of eligible expenses, and such tax credits are also currently refundable. As a result of this offering, they will continue to be refundable, but the rate will drop to 14%.

     Furthermore, governments in general are looking for ways to reduce their budgets and, in the future, they may choose to further reduce or eliminate altogether R&D tax incentives. This policy could reduce our incentives for R&D expenditures in the future and may cause us to lose ground on our technological advancements or to our competitors. These changes would negatively affect our business, financial condition and results of operations.

Because of our status as a foreign private issuer, our shareholders do not receive the same protections as shareholders of a U.S. company.

     Upon the completion of this offering, we will become subject to periodic reporting and other information requirements of the Exchange Act as applicable to foreign private issuers and will file reports, including annual reports on Form 20-F and reports on Form 6-K, and other information with the SEC. As we are a foreign private issuer, we are exempt from some of the Exchange Act reporting requirements, the rules prescribing the furnishing and content of proxy statements to shareholders, the requirements of Regulation FD (Fair Disclosure) and Section 16 short swing profit reporting for our officers and directors and for holders of more than 10% of our ordinary shares. Accordingly, because our reporting obligations are limited as a foreign private issuer, our shareholders do not receive the same protections as shareholders of a U.S. company. Notwithstanding the above, as a foreign private issuer, the Company will comply with all NASDAQ Capital Market requirements for which there is no prohibition under Canadian law or practice.

Class A Common Shares would be diluted if Class J Preferred Shares are converted into Class A Common Shares.

     As of December 31, 2014, 3,988,879 Class J Preferred Shares, with a par value of C$1.00 per share, have been issued to a Canadian holding company, 3212521 Canada Inc., which is controlled by our controlling shareholder Elio Sorella, in payment of loans. The Class J Preferred Shares are dividend-bearing, cumulative, redeemable and convertible. The issued and fully paid up shares are to be redeemable only at the option of the Company and only when the shareholders’ equity is $15,000,000 and cash and cash equivalents are greater than $10,000,000. If the Preferred Shares are not redeemed within 30 months from the dates of issuance (June 30, 2013 and September 9, 2013), then 3212521 Canada Inc. has the option to convert the shares to Class A Common Shares. The number of Class A Common Shares to be issued would be determined by dividing the number of Class J Preferred Shares being converted by the fair value of the Class A Common Shares on the conversion date. The fair value of Class A Common Shares will be the market trading price on the conversion date, for a total conversion value equivalent to the par value of the Class J Preferred Shares being converted. If this conversion is effected, you will have immediate dilution of your Class A Common Shares and their attached rights.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

     This prospectus contains forward-looking statements that involve risks and uncertainties relating to future events or our future financial performance. These statements involve known and unknown risks, uncertainties and other factors that may cause the actual results to differ materially from those expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements include, but are not limited to, statements concerning:

  we are a development stage company and have limited operating history and generated limited revenue. Our business will not succeed if we and our customers are unable to successfully commercialize our TDP facilities by producing and selling commodity end-products resulting from operations;

  we have not yet delivered a turnkey facility and we may experience technical challenges developing an industrial-scale production platform and processes that we are unable to overcome;

  we have a limited operating history and a history of net losses, and we expect significant increases in our costs and expenses to result in continuing losses as we seek to commercialize our TDP facilities producing carbon black, oil, gas and steel;

  we have no experience producing or selling carbon black substitute, fuel oil or steel at an industrial-scale and commercially;

  we have no experience in building the TDP facilities, and we may not succeed if we cannot effectively scale our proprietary technology platform;

  the actual cost of constructing, operating and maintaining our TDP facilities may be significantly higher than we plan or anticipate;

  our ability to finance the construction of the Launch facility or our operations is uncertain and we may need substantial additional capital in the future in order to expand our business, and our failure to obtain such capital could materially interfere with our business plans and growth strategies;

  we are not sure of our customers’ ability to sell the end-products at prices that are profitable;

  we are not sure of our customers’ ability to secure financing for the purchase of a TDP facility;

  we are not sure of our customers’ ability to secure sufficient feedstock quantities;

  we are not sure of our customers’ ability to secure tipping fees on feedstocks that otherwise are unprofitable to treat;

  we are not sure of our customers’ ability to secure and maintain all necessary regulatory approvals and permits for the production of carbon black substitute, fuel oil and steel and to comply with applicable laws and regulations;

  competitors and potential competitors who have greater resources and experience than we do may develop products and technologies that compete with ours or may use their greater resources to gain market share at our expense;

  there are many companies developing technology in this area of business, and other parties may have or obtain intellectual property rights which could limit our ability to operate freely;

  our ability to obtain, maintain and protect the intellectual property rights necessary to conduct our business can be limited or ineffective; and,

  the inherent risks and uncertainties caused by changing government policies and regulations are beyond our control.

     Furthermore, in some cases, you can identify forward-looking statements by terminology such as “may,” “could,” “will,” “should”, “expect,” “plan,” “intend,” “estimate,” “anticipate,” “believe,” “predict,” “potential” or “continue”, the negative of such terms or other comparable terminology. These statements are only predictions. In evaluating these statements, you should specifically consider various factors, including the risks outlined in the “Risk Factors” section above. These factors may cause our actual results to differ materially from any forward-looking statement.

     Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. We disclaim any duty to update any of these forward-looking statements after the date of this prospectus.

USE OF PROCEEDS

     We estimate that our net proceeds from the sale of Class A Common Shares in this offering, based on an assumed initial public offering price of $7.00 per share (the midpoint of the price range set forth on the cover page of this prospectus), and after deducting estimated underwriting discounts and commissions and estimated offering expenses of approximately $400,000 that we must pay in connection with this offering:

  $12,375,000, assuming the sale of 2,000,000 Class A Common Shares; or,
  $14,291,250, if the underwriters exercise in full their option to purchase up to 15% of the total number of our Class A Common Shares to be offered by us pursuant to this offering.

     Each $1.00 increase or decrease in the assumed initial public offering price would increase or decrease, as applicable, our cash, working capital, total assets and total shareholders’ equity by approximately $2,098,750, assuming the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same, after deducting the estimated underwriting discounts and commissions but not taking into consideration estimated offering expenses payable by us of approximately $400,000.

     Almost all of the net proceeds from this offering are to be used to finance projects and the expansion of Ecolomondo, including future working capital requirements. The Company is debt free, except for current loans from companies under common control that are controlled by our controlling shareholder, and does not have to use any of these funds to reimburse loans or debt. The net proceeds from this offering will not be used to redeem the Class J Preferred Shares that are issued and outstanding.

     We intend to use approximately $6,000,000 of the net proceeds from this offering to finance our portion of the equity and working capital needs for the joint venture that is buying Launch. Launch is our first planned commercial facility that may be built in Hawkesbury, Ontario, Canada, in a joint-venture with ERCG. If the funds to be allocated to finance our equity and working capital needs for the joint venture are not sufficient, we plan to secure the shortfall through debt financing which we will endeavor to obtain at that time. Please read “Financial Details of our Launch Project” for additional details, in the section entitled “Business”.

     We are planning the construction and commissioning of Launch to be performed by third parties. After the completion of Launch’s construction, and if there is a minimum of $5,000,000 in working capital available from the proceeds of this offering, we may consider using $2,500,000 of these proceeds to construct an assembly plant where we can build and assemble equipment and apparatus for TDP turnkey facilities that we hope to sell in the future. This amount includes $1,500,000 in capital investments and start-up costs, and $1,000,000 in working capital. Should the working capital not achieve the $5,000,000 threshold, or if we require more working capital for our operations and expansion, or if we are obliged to finance Launch on our own, we will postpone our plans to construct the assembly plant to a later date. If we proceed with the assembly plant, it may require hiring up to 30 employees, including but not limited to administrative, engineers, chemists, welders, mechanics and general labor.

     Currently, we have no specific plan for the use of the remainder of the net proceeds and intend to use such proceeds for general corporate purposes, including public company compliance costs, working capital needs, operating expenses and costs associated with R&D and future development of our business. As of the date of this prospectus, we cannot allocate specific amounts of the net proceeds other than for purposes outlined above. Accordingly, we expect management to have significant flexibility in applying the net proceeds of this offering. Pending their use, we intend to invest the net proceeds of this offering in short-term, interest-bearing instruments.

DIVIDEND POLICY

     We have not declared or paid any cash dividends on our capital stock, and we do not anticipate paying any cash dividends on our capital stock in the foreseeable future. We currently expect to retain all future earnings, if any, in the operation and expansion of our business. We anticipate any future determination relating to our dividend policy to be at the discretion of our Board of Directors, subject to compliance with covenants in agreements governing any indebtedness, and may depend on our results of operations, financial condition, capital requirements and other factors deemed relevant by our Board of Directors.

CAPITALIZATION

The following Table sets forth our cash and capitalization as of December 31, 2014 on:

•	an ACTUAL basis; and,

•

a PRO FORMA AS ADJUSTED basis to give effect to the issuance and sale of 2,000,000 Class A Common Shares offered in this offering at an assumed public offering price of $7.00 per share, after deducting underwriting discounts, commissions, management fee and estimated offering expenses of approximately $400,000. You should read this table together with “Use of Proceeds,” “Selected Historical Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and related notes included elsewhere in this prospectus.

Capitalization
	As of December 31, 2014
		Pro Forma As	Pro Forma As
2,000,000 Class "A" Common Shares issued	Actual	Adjusted [1]	Adjusted [1]
(currency)	C$	C$	US$

Cash	11,023	14,367,261	12,384,502

Long term debt	-	-	-

Class "A" common shares, without par value, unlimited number of shares authorized; 20,080,000 shares issued and outstanding, actual; 22,080,000 shares issued and outstanding, pro forma as adjusted. [2]	8,772,114	23,128,352	19,936,516

Class "J" preferred shares, C$1,00 par value, unlimited number of shares authorized; 3,988,879 shares issued and outstanding, actual; no additional shares authorized, issued and outstanding, pro forma as adjusted.	3,988,879	3,988,879	3,438,392

Accumulated Deficit	(7,365,966)	(7,365,966)	(6,349,423)

Total Shareholders' Equity [3]	5,395,027	19,751,265	17,025,485

Total Capitalization	5,395,027	19,751,265	17,025,485

Note: C$1.00 is converted to US$0.8620

(1)

The Pro forma as adjusted information discussed above is illustrative only. Our additional paid-in capital, total shareholders’ equity and total capitalization following the completion of this offering are subject to adjustment based on the actual public offering price and other terms of this offering determined at pricing.

(2)

20,080,000 Class A Common Shares reflects the 25 to 1 Reverse Stock Split completed on October 9, 2014 which was before the year end date of December 31, 2014 but prior to the filing of this prospectus.

(3)

A $1.00 increase (decrease) in the assumed initial public offering price of $7.00 per share (the midpoint of the price range set forth on the cover page of this prospectus) would increase (decrease) each of cash, additional paid-in capital, total shareholders’ equity and total capitalization by $1,825,000, assuming the number of shares offered by us, as set forth on the cover of this prospectus, remains the same, after deducting the estimated underwriting discounts and commissions but not taking into consideration estimated offering expenses payable by us of approximately $400,000.

The Table below sets forth our cash and capitalization as of December 31, 2014 on:

•	an ACTUAL basis; and,

•

a PRO FORMA AS ADJUSTED basis to give effect to the issuance and sale 2,300,000 Class A Common Shares, assuming the underwriters exercise in full their option to purchase up to 15% of the total number of our Class A Common Shares to be offered by us pursuant to this offering, at an assumed public offering price of $7.00 per share, after deducting underwriting discounts, commissions, management fee and estimated offering expenses of approximately $400,000. You should read this table together with “Use of Proceeds,” “Selected Historical Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and related notes included elsewhere in this prospectus.

Capitalization including underwriters' over-allotment option of 15%
	As of December 31, 2014
		Pro Forma As	Pro Forma As
2,300,000 Class "A" Common Shares issued	Actual	Adjusted [1]	Adjusted [1]
(currency)	C$	C$	US$

Cash	11,023	16,590,302	14,300,752

Long term debt	-	-	-

Class "A" common shares, without par value, unlimited number of shares authorized; 20,080,000 shares issued and outstanding, actual; 22,380,000 shares issued and outstanding, pro forma as adjusted. 2 & 4	8,772,114	25,351,393	21,852,765

Class "J" preferred shares, C$1,00 par value, unlimited number of shares authorized; 3,988,879 shares issued and outstanding, actual; no additional shares authorized, issued and outstanding, pro forma as adjusted.	3,988,879	3,988,879	3,438,392

Accumulated Deficit	(7,365,966)	(7,365,966)	(6,349,423)

Total Shareholders' Equity [3]	5,395,027	21,974,306	18,941,734

Total Capitalization [3]	5,395,027	21,974,306	18,941,734

Note: C$1.00 is converted to US$0.8620

(1)

The Pro forma as adjusted information discussed above is illustrative only. Our additional paid-in capital, total shareholders’ equity and total capitalization following the completion of this offering are subject to adjustment based on the actual public offering price and other terms of this offering determined at pricing.

(2)

20,080,000 Class A Common Shares reflects the 25 to 1 Reverse Stock Split completed on October 9, 2014 which was before the year end date of December 31, 2014 but prior to the filing of this prospectus.

(3)

A $1.00 increase (decrease) in the assumed initial public offering price of $7.00 per share (the midpoint of the price range set forth on the cover page of this prospectus) would increase (decrease) each of cash, additional paid-in capital, total shareholders’ equity and total capitalization by $2,098,750, assuming the number of shares offered by us, as set forth on the cover of this prospectus, remains the same and assuming the underwriters exercise in full their option to purchase up to 15% of the total number of our Class A Common Shares to be offered by us pursuant to this offering, after deducting the estimated underwriting discounts and commissions but not taking into consideration estimated offering expenses payable by us of approximately $400,000.

(4)	These figures assume the underwriters exercise in full their option to purchase up to 15% of the total number of our Class A Common Shares to be offered by us pursuant to this offering.

DILUTION

     If you invest in our Class A Common Shares, your interest may be diluted to the extent of the difference between the public offering price per share of our Class A Common Shares and the pro forma as adjusted net tangible book value per share of our Class A Common Shares after this offering. Dilution results from the fact that the public offering price per share is substantially in excess of the book value per Class A Common Share attributable to the existing shareholders for our presently outstanding Class A Commons Shares. All information in this Dilution section reflects a 25 to 1 Reverse Stock Split completed on October 9, 2014 which was before the year end date of December 31, 2014 but prior to the filing of this offering.

     The discussion and tables in this section regarding dilution are based on 20,080,000 Class A Common Shares issued and outstanding, as of December 31, 2014, and, after giving effect to this offering of 2,000,000 Class A Common Shares, and of 2,300,000 Class A Common Shares assuming the underwriters exercise in full their option to purchase up to 15% of the total number of our Class A Common Shares to be offered by us pursuant to this offering. The maximum number of Class A Common Shares to be outstanding after this offering is 22,380,000.

     Our pro forma net tangible book value as of December 31, 2014 was $3,600,224, or $0.179 per Class A Common Share. Pro forma net tangible book value per share represents total tangible assets less total liabilities, divided by the number of outstanding Class A Common Shares on December 31, 2014, after giving effect to the IPO. Dilution is determined by subtracting net tangible book value per Class A Common Share from the assumed public offering price per share of $7.00 per Class A Common Share.

     Our pro forma as adjusted net tangible book value as of December 31, 2014, after giving effect to the sale of 2,000,000 Class A Common Shares in this offering at an assumed initial public offering price of $7.00 per share (the midpoint of the price range set forth on the cover page of this prospectus) and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us of approximately $400,000, would have been approximately $15,975,224, or $0.724 per Class A Common Share. This represents an immediate increase in pro forma as adjusted net tangible book value of $0.545 per share to existing shareholders and an immediate dilution of $6.276 per share to new investors, or approximately 89.7% of the assumed initial public offering price of $7.00 per share.

     The following Table illustrates this per share dilution:

Dilution Per Share To Investors
Assumed initial public offering price per share		$7.00
Pro forma net tangible book value per Class A Common Share as of December 31, 2014 before giving effect to this offering	$0.179
Increase in pro forma net tangible book value per share attributed to new investors purchasing shares in this offering	$0.545
Pro forma as adjusted net tangible book value per share after this offering		$0.724
Dilution per share to investors in this offering		$6.276

     A $1.00 increase in the assumed initial public offering price of $7.00 per share (the midpoint of the price range set forth on the cover page of this prospectus) would increase our pro forma as adjusted net tangible book value by $1,825,000, the pro forma as adjusted net tangible book value per share by $0.083 per share and the dilution in the pro forma net tangible book value to new investors in this offering to $7.193 per share, assuming the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting the estimated underwriting discounts and commissions and taking into consideration estimated offering expenses payable by us of approximately $400,000.

     A $1.00 decrease in the assumed initial public offering price of $7.00 per share (the midpoint of the price range set forth on the cover page of this prospectus) would decrease our pro forma as adjusted net tangible book value by $1,825,000, the pro forma as adjusted net tangible book value per share by $0.083 per share and the dilution in the pro forma net tangible book value to new investors in this offering to $5.193 per share, assuming the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting the estimated underwriting discounts and commissions and taking into consideration estimated offering expenses payable by us of approximately $400,000.

     If the underwriters exercise in full their option to purchase up to 15% of the total number of our Class A Common Shares to be offered by us pursuant to this offering, at the assumed initial public offering price of $7.00 per share, the pro forma as adjusted net tangible book value could increase to $0.799 per share, representing an immediate increase to existing stockholders of $0.620 per share and an immediate dilution of $6.201 per share to new investors.

     The Table below summarizes, on a pro forma basis as of December 31, 2014 (giving effect to the IPO share adjustments), the number of Class A Common Shares purchased from us, the total consideration paid to us, and the average price paid per share by both existing shareholders and by new investors purchasing Class A Common Shares in this offering at an assumed initial public offering price of $7.00 per share (the midpoint of the price range set forth on the cover page of this prospectus), before deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us.

Consideration For Shares Purchased and Average Price Per Shares
					Average Price
	Shares Purchased		Total Consideration		Per Share

	Number	Percent	Amount	Percent

Existing stockholders	20,080,000	89.72	$4,650,484	22.4	$0.232
Investors participating in this offering	2,300,000	10.28	$16,100,000	77.6	$7.00
Total	22,380,000	100.00	$20,750,484	100.00

      (Note: Assumes the underwriters exercise in full their option to purchase up to 15% of the total number of our Class A Common Shares to be offered by us pursuant to this offering.)

     A $1.00 increase (decrease) in the assumed initial public offering price of $7.00 per share (the midpoint of the price range set forth on the cover page of this prospectus) would increase (decrease) the total consideration paid by new investors and our pro forma as adjusted net tangible book value by $2,098,750, would increase (decrease) the pro forma as adjusted net tangible book value per share by $0.094 per share and the dilution in the pro forma net tangible book value to new investors in this offering to $7.107 for an increase and $5.107 for a decrease, respectively, assuming the underwriters exercise in full their option to purchase 300,000 additional Class A Common Shares and assuming the maximum number of shares offered by us are purchased, as set forth on the cover page of this prospectus, after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us of approximately $400,000.

Class J Preferred Shares

     As of December 31, 2014, 3,988,879 Class J Preferred Shares, with a par value of C$1.00 per share, have been issued to a holding company, 3212521 Canada Inc., that is controlled by our controlling shareholder Elio Sorella, in payment of loans. The Class J Preferred Shares are dividend-bearing, cumulative, redeemable and convertible. The issued and fully paid up shares are to be redeemable only at the option of the Company and only when the shareholders’ equity is $15,000,000 and cash and cash equivalents are greater than $10,000,000. If the Preferred Shares are not redeemed within 30 months from the dates of issuance (June 30, 2013 and September 9, 2013), then 3212521 Canada Inc. has the option to convert the shares to Class A Common Shares. The number of Class A Common Shares to be issued would be determined by dividing the number of Class J Preferred Shares being converted by the fair value of the Class A Common Shares on the conversion date. The fair value of Class A Common Shares will be the market trading price on the conversion date, for a total conversion value equivalent to the par value of the Class J Preferred Shares being converted. For example, if this conversion is effected at the assumed public offering price of $7.00 per Class A Common Share, this would represent an additional issuance of 569,840 Class A Common Shares and would result in an immediate dilution of your Class A Common Shares and their attached rights. The net proceeds from this offering will not be used to redeem the Class J Preferred Shares that are issued and outstanding.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion and analysis of our financial condition and results of operations should be read together with our financial statements and the other financial information appearing elsewhere in this prospectus. This discussion contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in the forward-looking statements as a result of various factors, including those discussed below and those discussed in the section entitled “Risk Factors” included elsewhere in this prospectus. Because we have not generated any on-going revenue, we believe that the financial information contained in this prospectus is not indicative of, or comparable to, the financial profile that we expect to have if and when we begin to generate revenue. Except to the extent required by law, we undertake no obligation to update publicly any forward-looking statements for any reason, even if new information becomes available or other events occur in the future.

Overview

     We are a development stage clean tech company that has designed, engineered and developed a thermo-reaction process using a pyrolysis platform that converts hydrocarbon waste into marketable commodity end-products. We plan to manufacture turnkey facilities based on this technology platform and sell them to clients, and collect royalties from their operation, or operate them through wholly or jointly-owned subsidiaries. We expect these turnkey facilities to be attractive to clients because of, based on our research, what we believe to be low forecasted capital cost per ton of capacity, and because of a global environmental need to better manage and to effectively treat hydrocarbon waste.

     Our process is a Canadian developed green technology, called Thermal Decomposition Process, which we refer to as “TDP”. Our proprietary and patented technology can treat various types of hydrocarbon waste, the most common types for TDP being tires, plastics, disposable diapers, asphalt roof shingles and automobile shred residue. We believe our process will extract added value from their decomposition, when compared to other technologies and other methods of treating hydrocarbon waste.

     We were incorporated on January 9, 2007 for the sole purpose of acquiring Pilot, an industrial-scale pyrolysis facility located in Contrecoeur, Quebec, Canada, along with its intellectual property. The acquisition was completed on March 25, 2009 and, since then, our research team has made many technological advancements and gained valuable experience as they operated the Pilot facility and brought it to what we believe to commercial readiness. We believe our TDP proprietary platform is a comprehensive, effective and green solution that responds to today’s challenges of efficiently treating hydrocarbon waste and reducing the need to landfill. Our Pilot facility ran our latest generation TDP technology with two reactors, each reactor having the capacity to process a 6-ton batch in less than 8 hours, or 18 tons of waste per day, with little residue.

     The technological advancements in the process and post-process treatment of the end-products produced, along with production output of 6 tons per batch, as determined by testing at Pilot, provide each TDP facility with competitive advantages when compared to other technologies and platforms. We expect our process to be able to create quality end-products and extract added value out of hydrocarbon waste and at production yields that would be commercially viable.

     We intend to initially focus on tire waste as a feedstock. Processing tire waste as a feedstock produces a mix of end-products carbon black substitute, oil, steel and gas, that has higher value when compared to production output and the end-products mix resulting from other types of hydrocarbon waste.

     We expect our clients operating their TDP facilities to derive revenue from the sale of these commodity end-products, carbon black substitute and steel, along with possible tipping fees, carbon credits, or other government and industry incentives. Furthermore, despite the recent decline in oil prices, high commodity prices for carbon black along with high demand should prevail and this should keep prices for recycled end-products at levels that are still profitable for the waste-pyrolysis industry and TDP.

     We expect to complete a joint venture agreement with ERCG for the sale of our first commercial TDP turnkey facility, which we refer to as “Launch”, which may be built in Hawkesbury, Ontario, Canada. Management selected this area because they believe there is sufficient supply of tire waste feedstock. If we are successful, we intend to use Launch as a showpiece and help us garner attention of our innovative TDP platform.

     We expect the sale price of the Launch facility to be $17,550,000 to the joint venture. In addition to this sale price, we expect the joint venture to require $950,000 in working capital, so the total cash requirement for the joint venture is $18,500,000. We intend to use approximately $6,000,000 of the net proceeds of this offering and $3,250,000 in profits from the sale of Launch to finance our portion of equity and working capital needs for Launch. In addition to funds contributed by us, we intend to finance the construction and working capital needs of Launch with capital contributions made by our joint venture partner in the amount of $9,250,000. We expect our joint venture partner to contribute $900,000 and secure $8,350,000 of debt financing. The Company will endeavor to enter into definitive agreements with ERCG after the successful completion of this offering, for the construction of the Launch facility at a location to be determined in the Hawkesbury area (Ontario, Canada).

     If the funds from the proceeds of this offering are not sufficient to finance our equity and working capital needs for the joint venture, we plan to secure the shortfall through debt financing. We hope to obtain the financing needed for this project from Export Development Canada, a government-owned export credit agency that supports Canadian companies in international business opportunities. We had several meetings with EDC but we are not in a position to enter into definitive agreements nor to have more updates prior to the successful completion of this offering, because EDC cannot commit to financing Launch until we have completed our financing with this offering, and because we need the proceeds from this offering to obtain financing from the EDC. EDC is an option, however we may consider other lending institutions if need be; however, at this time there are no current commitments for such financing. If we cannot arrive to a satisfactory agreement with our joint venture partner or if it is not able to secure its share of the financing, we may be forced to supply all of the capital and secure the necessary financing ourselves.

     We expect to complete the construction and the commissioning of Launch within one year from the successful completion of this offering. We are currently negotiating with several engineering firms to build Launch. When ready, the plant should be housed in a 25,000 sq. ft. industrial building. Production yields should be 18 tons per day, per reactor, with a total capacity of 36 tons per day.

     In May 2014, we have also signed a Letter of Intent with the Matzel Group for the sale of an 8-reactor turnkey facility to be located in New Jersey, for $60,000,000, with the understanding that the purchaser secures its own financing. The Matzel Group is a New Jersey and Pennsylvania-based real estate developer specializing in commercial, resort, recreational and residential development and construction, known for insightful planning and superior construction quality. The purchaser has made a $100,000 non-refundable deposit to secure the purchase. The purchaser is presently performing the required due diligence on market conditions, permitting and financing options. The purchaser recently informed Ecolomondo that it is putting together a group of investors to fund the purchase of the TDP turnkey facility, that it retained the services of consultants for permitting, and that it is in the process of finding and securing a site for the TDP facility. This LOI terminates on August 31, 2015 and we have signed an addendum to extend the termination date to August 31, 2016. We expect that when and if built, this facility could become a showcase for an 8-reactor TDP facility.

     We expect Ecolomondo’s revenue to be generated from selling, constructing and commissioning our TDP turnkey facilities, selling replacement parts, providing technical and IT services, extended warranty and service contracts, and training, and from third-party licensees. We also expect to generate revenue from the operation of wholly or jointly-owned facilities, and collect royalties from the operation of TDP facilities. We expect revenues from wholly or jointly-owned facilities to flow to us by way of dividends.

Results of Operations

     Past results of operations are not indicative of future activities. Since 2007, our operations have been limited to research towards the development of our TDP platform and the operation of Pilot. Revenues and expenses in our financial statements are only indicative of a Pilot plant performing mostly research and development. We have compared financial results for the fiscal year ended December 31, 2014 to those for the fiscal year ended December 31, 2013. Our financial results are not subject to any seasonality fluctuations. We have not yet generated any significant revenues and have an accumulated deficit totaling C$7,365,966 and C$5,941,353 as of December 31, 2014 and 2013, respectively. We expect to continue to incur losses through 2015 as we continue into the commercialization stage of our business.

     The Table below presents our historical financial data as of the dates and for the periods indicated. They have been derived from our audited consolidated financial statements that are included elsewhere in this prospectus:

In Canadian dollars:

Summary Financial Data
	Year ended
	December 31, 2014	December 31, 2013
	(audited)	(audited)
(currency)	C$	C$

Ancillary revenues	11,237	364,530

Expenses
General and administrative expenses	263,090	264,987
Research and development	641,401	503,254
Rent to companies under common control	120,250	120,250
Depreciation of equipment	715,559	980,398
Amortization of intangible assets	280,753	280,753
Financial expenses	625	112
Investment tax credits	(332,752)	(456,769)
Total expenses	1,688,926	1,692,985

Loss before income taxes	(1,677,689)	(1,328,455)
Income taxes
Current	–	–
Deferred	(253,076)	(325,455)
	(253,076)	(325,455)
Net loss	(1,424,613)	(1,003,000)

In United States dollars, converted using the period end exchange rates:

Summary Financial Data
	Year ended
	December 31, 2014	December 31, 2013
	(audited)	(audited)
(currency)	US$	US$

Ancillary revenues	9,686	342,731
Expenses
General and administrative expenses	226,784	249,141
Research and development	552,888	473,159
Rent to companies under common control	103,656	113,059
Depreciation of equipment	616,812	921,770
Amortization of intangible assets	242,009	263,964
Financial expenses	539	105
Investment tax credits	(286,832)	(429,454)
Total expenses	1,455,854	1,591,744

Loss before income taxes	(1,446,168)	(1,249,013)
Income taxes
Current	–	–
Deferred	(218,152)	(305,993)
	(218,152)	(305,993)
Net loss	(1,228,016)	(943,021)

Note: C$1.00 is converted to US$0.8620 and US$0.9402 for the years ended December 31, 2014 and 2013, respectively.

Comparison of Operating Results for the Years Ended December 31, 2014 and 2013

Ancillary revenues

     During the years ended December 31, 2014 and 2013, we have generated minimal revenue from the sale of end-products of C$4,531 and nil, respectively. End-products are represented mainly by tire shred and a small quantity of carbon black substitute. The cost of sales for this ancillary revenue has not been shown separately as the end-products were not specifically produced for commercial sale but rather were principally produced as part of the research and development process at the Pilot plant. The revenues for the year ended December 31,2014 include interest income of $6,706 received in relation to Research and Development Tax Credits owed for years ended in 2012 and 2013, bringing total revenues to C$11,237. Ancillary revenues for the year ended December 31, 2013 was composed of insurance proceeds received in relation to a claim made for a fire that occurred at the Pilot plant in 2012.

General and administrative expenses

     Our general and administrative expenses reflect all expenses that we consider overhead and administrative salaries. In addition to the administrative expenses, overhead expenses include advertising and marketing, travel, utilities, insurance, communications and professional fees. General and administrative expenses were C$263,090 for the year ended December 31, 2014 compared to C$264,987 for the year ended December 31, 2013. General and administrative expenses did not vary significantly as the technology platform has become more mature and the Company is continuing on focusing its efforts on commercializing its technology, meeting potential clients and preparing Memoranda of Understanding and Letters Of Intent.

Research and development expenses

     Research and development expenses consist primarily of expenses for personnel focused on finding and developing improved processes and operations. These expenses also consist of facilities costs, lab materials and related overhead. Our research and development expenses are associated with our Pilot facility. We expense all of our research and development costs as they are incurred. Research and development expenses for the year ended December 31, 2014 were C$641,401, compared to C$503,254 for the year ended December 31, 2013. The increase of C$138,147 is mainly attributable to additional salary expenses and additional parts and supplies incurred during the year ended December 31, 2014. The additional salary expenses and additional parts and supplies were incurred as a direct result of the efforts put in the technology platform to ensure that it is now ready for commercialization and the continued effort to expand the automation, process design and efficiency. Accordingly, we expect to incur ongoing research and development expenses.

Rent to companies under common control

     We have two leases with companies under common control (see the section “Lease and contractual Obligations”). The first lease pertains to the building where our Pilot plant is located, for a monthly payment of C$7,500. The second lease is for equipment rental. Total monthly payments are C$10,021. Rent expense for each of the years ended December 31, 2014 and 2013, amounted to C$120,250.

Depreciation of Equipment

     Equipment is accounted for at cost less accumulated depreciation. Depreciation is based on the estimated useful life using a straight line method. Depreciation expense for the year ended December 31, 2014 amounted to C$715,559, compared to C$980,398 for the year ended December 31, 2013, respectively. The decrease in depreciation expense of C$264,839 is due to certain assets being completely amortized early in the year 2014.

Amortization of intangible assets

     Amortization expense on patents is expensed on a straight line basis over 10 years. The amortization takes into account the estimated legal lives of the patents. Amortization expense for each of the years ended December 31, 2014 and 2013 was C$280,753.

Financial expenses

     Financial expenses, which cover only bank charges, were C$625 and C$112, for the years ended December 31, 2014 and 2013, respectively. The increase of C$513 was an increase in bank charges because of increased activity. As of December 31, 2014, there are no outstanding loans or long term debt, except for loans from companies under common control that are controlled by our controlling shareholder, totaling C$310,153 as of December 31, 2014.

Investment tax credits

     Federal and provincial governments in Canada have Research and Development tax credit programs which are financial incentives to encourage innovation, creation, invention and improvement. These programs are available to all industries and they partially reimburse admissible expenses made by companies in research and development that correspond to and fulfill the programs’ objectives. We are currently entitled to Canadian federal tax credits at a rate of 35% of eligible expenses from Canada Revenue Agency (the Federal authority), and such credits are refunded to us. As a result of the successful completion of this offering, the rate will drop to 15% and the tax credits will no longer be refundable but will rather be used to reduce any income taxes payable. If there are insufficient taxes payable in a given year, the unused tax credits will accumulate to offset future taxes payable and will expire 20 years following the year in which they arose. The Quebec Provincial government program for research and development entitles us to tax credits at a rate of 30% of eligible expenses, 37.5% before June 5, 2014 and such tax credits are also currently refundable. As a result of this offering, they will continue to be refundable, but the rate will drop to 14%. As a general rule, if research and development expenses are more labor related, research and development tax credits will be more generous. If the research and development expenses are materials related, research and development tax credits will be less generous. Research and development investment tax credits represent an important part of our financial results and are shown separately in our statement of income. R&D tax credits recognized for the years ended December 31, 2014 and 2013 were C$332,752 and C$456,769, respectively. The decrease in the R&D tax credits is in part a result of a decreased rate on eligible expenses incurred since June 5, 2014 and in part adjustments amounting to C$119,243 made by the tax authorities to research and development tax credits claimed in 2013 and 2012.

Loss before income taxes

     The loss before income taxes for the year ended December 31, 2014 amounted to C$1,677,689 compared to a loss of C$1,328,455 for the year ended December 31, 2013. The increase in the loss for the year ended December 31, 2014 is partly attributable to the increase in the research and development expenses of C$138,147 and a decrease in research and development tax credits of C$124,017. The remaining increase in the loss for year ended December 31, 2014 is mainly attributable to the reduction of ancillary revenues of C$353,293, offset by a lower depreciation expense of C$264,839.

Income taxes

     We use the liability method of accounting for income taxes. Under this method, deferred income tax assets and liabilities are determined according to differences between the carrying amounts and tax bases of assets and liabilities. They are measured by applying enacted tax rates and laws at the date of the consolidated financial statements for the years in which the temporary differences are expected to reverse. Valuation allowances in respect of deferred tax assets are provided for if, based upon the weight of available evidence, it is more likely than not that all or a portion of the deferred income tax assets will not be realized. We account for uncertain tax positions in accordance with ASC Topic 740-10, which prescribes detailed guidance for the financial statement recognition, measurement and disclosure of uncertain tax positions recognized in an enterprise’s financial statements. According to ASC Topic 740-10, tax positions must meet a more-likely-than-not recognition threshold. Our accounting policy is to classify interest and penalties relating to uncertain tax positions under income taxes. We did not recognize any such items during the years ended December 31, 2014 and 2013, nor did we recognize any liability with respect to unrecognized tax positions on the consolidated balance sheet for such dates.

     As of December 31, 2014, we have net operating loss carry forwards of approximately C$2,907,000 ($2,565,000 as of December 31, 2013) that may be available to reduce taxable income in future years in various amounts through to 2034. The Company has determined that the realization of the future tax benefits arising from the net operating loss carryforwards is not likely to occur and therefore, deferred tax assets have been recognized in the consolidated financial statements to the extent that taxable temporary differences exist to offset them. The Company has recorded a valuation allowance for the deferred tax assets in excess of the taxable temporary differences.

Deferred Income Tax Liabilities
	December 31, 2014	December 31, 2013
(currency)	C$	C$
Assets
Unused tax losses	758,000	636,000
Valuation allowance	(651,000)	(499,000)
	107,000	137,000
Liabilities
Equipment	(1,535,175)	(1,743,251)
Intangible assets	(321,000)	(396,000)
	(1,856,175)	(2,139,251)
Net deferred income tax liabilities	(1,749,175)	(2,002,251)

Unused tax losses for which no deferred tax assets have been recognized on the consolidated financial statements are as follows:

Unused Tax Losses
	December 31, 2014	December 31, 2013
	C$	C$

Unused Tax Losses	2,420,000	1,855,000

     The reconciliation of the combined Canadian federal and provincial statutory income tax rate to the Company's effective income tax rate is detailed as follows:

Reconciliation of the Combined Tax Rates
	Year ended
	December 31, 2014	December 31, 2013
	%	%
Combined federal and provincial income tax rate	26.90	26.90
Valuation allowance	(8.57)	(1.69)
Other	(3.25)	(0.71)
	15.08	24.50

     The most significant element in the income tax rate reconciliation is the variations in the valuation allowance mainly due to the additional losses uncured in each of the periods presented.

Source of Funds

Fiscal Year Ended December 31, 2014 Compared to Fiscal Year Ended December 31, 2013:

Cash Flows
	Year ended
	December 31, 2014	December 31, 2013
	C$	C$
Operating Activities	896,505	794,052
Investing Activities	(1,000,000)	(83,650)
Financing Activities	113,689	877,710
Net Increase in Cash	10,194	8

     During the years ended December 31, 2014 and 2013, we continued to rely on funding from our controlling shareholder, Elio Sorella, and funding from research and development tax credits received from the Federal and Provincial governments of Canada. During the year ended December 31, 2014, research and development investment tax credits receivable decreased by C$411,185, which funds were used to cover operating expenses. The Company recorded research and development investment tax credits in the amount of C$332,752, compared to C$456,769 for the year ended December 31, 2013. The decrease in the research and development tax credits is in part a result of a decreased rate on eligible expenses incurred since June 5, 2014 and in part adjustments amounting to C$119,243 made by the tax authorities to research and development tax credits claimed in 2013 and 2012. During the year ended December 31, 2014, no Class A Common Shares were issued, compared to the year ended December 31, 2013, where Class A Common Shares were issued in the amount of C$140,000. The Company did not have any purchases of equipment during the years ended December 31, 2014.

Operating Activities: Net cash used in our operating activities during the year ended December 31, 2014 decreased by C$690,557 compared to the year ended December 31, 2013 and this, in spite of a greater net loss of C$421,613 in the year ended December 31, 2014. The additional funds come mostly from deposits on signing of letters of intent for the sale of our facilities amounting to C$1,108,885, offset by an amount of C$1,000,000 held in trust that was paid by our joint venture partner in Launch, ERCG. Such amount is to be offset from the purchase price of Launch, once the transaction is concluded. In addition, research and development investment tax credits of C$748,578 were collected in 2014. The depreciation of equipment in the year ended December 31, 2014 decreased by C$264,839 compared to the year ended December 31, 2013, which had a positive impact on operating cash flows.

Investing Activities: During the year ended December 31, 2014, the Company did not purchase any equipment that was capitalized. For the year ended December 31, 2013, equipment amounting to C$83,650 was purchased.

Financing Activities: The Company depends on its controlling shareholder to fund its operations and capital purchases. During the year ended December 31, 2013, the controlling shareholder opted to convert C$3,988,879 of debt into equity with Class J Preferred Shares, through various holding companies that he controls. During the year ended December 31, 2014, cash flows provided by financing activities decreased by C$764,021 as the need for cash decreased mostly as a result of the research and development tax credits being collected in the amount of C$748,578. During the year ended December 31, 2014, the Company issued no Class A Common Shares and therefore had no proceeds from the sale of shares, compared to the year ended December 31, 2013 where the Company had proceeds from the issuance of shares of C$169,322. During the year ended December 31, 2014, our controlling shareholder advanced the Company, on a net basis, a total of C$237,009 through various holding companies, a decrease of C$503,455 compared to the year ended December 31, 2013.

     We anticipate our material liquidity needs in the near and intermediate term to consist of the following:

  Funding the construction and commissioning of our first commercial TDP turnkey facility, Launch, that may be built in Hawkesbury, Ontario, Canada in 2015. We expect to complete a joint venture agreement with ERCG for the purchase of Launch. We expect the sale price to be $17,550,000 to the joint venture and the working capital requirement for the first year of operation to be $950,000, for a total financing requirement for the joint venture of $18,500,000. We intend to use approximately $6,000,000 of the net proceeds of this offering and $3,250,000 in profits from the sale of Launch to finance our portion of equity and working capital needs for Launch. In addition to funds contributed by us, we intend to finance the construction of Launch with capital and working capital contributions made by our joint venture partner in the amount of $9,250,000. We expect our joint venture partner to contribute $900,000 and secure $8,350,000 of debt financing, as reflected in The Table below:

Launch Investment With ERCG
	ERCG	Ecolomondo	Total
Purchase price	$8,775,000	$8,775,000	$17,550,000
Working capital	$475,000	$475,000	$950,000
Total investment	$9,250,000	$9,250,000	$18,500,000

Deposit	$900,000		$900,000
Debt financing (not yet secured)	$8,350,000		$8,350,000
Potential net proceeds from this offering		$6,000,000	$6,000,000
Profits from potential sale of Launch or our debt financing (not yet secured)		$3,250,000	$3,250,000
Total financing	$9,250,000	$9,250,000	$18,500,000

We expect Launch to begin operations within one year from the successful completion of this offering. Please read “Financial Details of our Launch Project” for additional details. If our joint venture partner cannot secure their share of the financing or if we cannot agree on definitive terms, it is our intention to proceed with Launch. Provided that our offering is successful, we expect to set up a separate entity that would be a wholly-owned subsidiary and be operated by a combination of our employees and new employees that would be hired and trained. Launch is an important step towards the commercialization of TDP. It is important to use Launch as a testimonial to our technology and to use it as a showpiece for future sales. If we proceed by ourselves with Launch, it would be our intention to pay for the total cost to construct Launch, which we estimate would be approximately $10,900,000, with $5,500,000 from the proceeds of this offering and $5,400,000 from debt financing. We would also require working capital of $950,000 whereby $500,000 would come from the proceeds of this offering and $450,000 from the proceeds of forfeiture of the security deposit by our joint venture partner as outlined in the Letter Of Intent, as summarized in the Table below:

Launch Investment Without ERCG
Investment		Financing
		Potential net proceeds from this offering	$5,500,000
		Debt financing (not yet secured)	$5,400,000
Cost to build Launch	$10,900,000	Sub-total (Cost to build Launch)	$10,900,000

		Potential net proceeds from this offering	$500,000
		From forfeiture of ERCG’s security deposit	$450,000
Working capital	$950,000	Sub-total (Working capital)	$950,000

Total investment	$11,850,000	Total financing	$11,850,000

The reason why the Launch investment is higher in the joint venture with ERCG ($18,500,000) is because the joint venture partnership is paying the selling price of $17,550,000. If our joint venture partner ERCG cannot secure its share of the financing and we are obliged to proceed with Launch on our own, then we expect our cost to be $10,900,000, which is the cost estimate to construct and commission Launch. The cost estimate to construct and commission Launch is the same in both scenarios. In the scenario where we proceed without ERCG, Ecolomondo will own 100% of the Launch facility.

We have estimated the cost of Launch at $10,900,000. We arrive at these costs based on information gathered and costs that we experienced at our Pilot plant. We estimate the cost to construct Launch could reach $8,400,000, plus $2,500,000 in transport, engineering and commissioning costs.

•

We are planning the construction of Launch to be performed by third parties. After the completion of Launch’s construction, and if there is a minimum of $5,000,000 in working capital available from the proceeds of this offering, we may consider using $2,500,000 of these proceeds to construct an assembly plant where we can build and assemble equipment and apparatus for TDP facilities that we hope to sell in the future. This amount includes $1,500,000 in capital investments and start-up costs, and $1,000,000 in working capital. Should the working capital not achieve the $5,000,000 threshold, or if we require more working capital for our operations and expansion, or if we are obliged to finance Launch on our own, we will postpone our plans to construct the assembly plant to a later date. If we proceed with the assembly plant, it may require hiring up to 30 employees, including but not limited to administrative, engineers, chemists, welders, mechanics and general labor.

•

Currently, we have no specific plan for the use of the remainder of the net proceeds and intend to use such proceeds for general corporate purposes, including public company compliance costs, working capital needs, operating expenses and costs associated with research and development and future developments.

     We do not anticipate paying any cash dividends on our capital stock in the foreseeable future as we currently expect to retain all future earnings, if any, in the operation and expansion of our business.

Liquidity and Capital Resources

Assets and Liabilities
     As of December 31, 2014, total assets were C$8,780,708. We had current assets totaling C$1,649,862 represented by cash totaling C$1,011,023, of which C$1,000,000 was held in trust as a deposit for the sale of our Launch facility, receivables totaling C$30,663, investment tax credits receivable totaling C$582,965 and prepaid expenses totaling C$25,211. We also had net equipment as of December 31, 2014 totaling C$5,816,869 and net intangible assets totaling C$1,193,196, along with deferred charges of C$120,781. Total assets as of December 31, 2013 were C$9,042,964 when we had cash totaling C$829, other receivables totaling C$21,449, investment tax credit receivables totaling C$994,150, prepaid expenses totaling C$20,159, net equipment totaling C$6,532,428 and net intangible assets totaling C$1,473,949. The primary reasons for the decrease of C$262,256 in our total assets between December 31, 2014 and December 31, 2013 were attributable to depreciation taken on equipment assets in the amount of C$715,559 to amortization taken on intangible assets in the amount of C$280,753 and to the collection of C$748,578 in investment tax credits from the Federal and Provincial governments of Canada, offset by additional research and development tax credits as of December 31, 2014 in the amount of C$451,995 in research and development tax credits.

    As of December 31, 2014, total liabilities were C$3,385,681. We had current liabilities totaling C$1,635,506 represented by accounts payable and accrued liabilities totaling C$217,468, deferred revenue totaling C$1,108,885 and advances from companies under common control totaling C$310,153. There were long term liabilities represented by deferred income taxes totaling C$1,749,175. Total liabilities as of December 31, 2013 were C$2,223,324. We had current liabilities totaling C$221,073 represented by a bank overdraft totaling C$2,539, accounts payable and accrued liabilities totaling C$145,390 and advances from companies under common control totaling C$73,144. There were long term liabilities represented by deferred income taxes totaling C$2,002,251. The primary reasons for the increase of C$1,162,357 in our total liabilities as of the period ended December 31, 2014 compared to the period ended December 31, 2013, is mostly because of the deferred revenues of C$1,108,885, of which C$1,000,000 represents a deposit by our joint venture partner in Launch, ERCG. Accounts payable and accrued liabilities increased by C$72,078 in the year ended December 31, 2014, compared to the year ended December 31, 2013. Advances from companies under common control have increased by C$237,009 in the year ended December 31, 2014, compared to the year ended December 31, 2013. This was required to meet working capital requirements in the year ended December 31, 2014. Deferred income taxes were lower by C$253,076 in the year ended December 31, 2014 compared to the year ended December 31, 2013, which is due mainly to the reduction in the taxable temporary differences of the equipment and intangible assets from the depreciation and amortization being taken.

     We have a working capital surplus of C$13,356 as of December 31, 2014 as compared to a working capital surplus of C$815,514 as of December 31, 2013, representing a decrease of C$802,158. The decrease is attributable to a decrease in investment tax credits in the amount of C$411,185 offset by an increase in advances from companies under common control in the amount of C$237,009, to an increase in cash in the amount of C$10,194 and to an increase in deferred revenues in the amount of C$1,108,885. We have invested most of our funds in research and development to bring the TDP project to a stage where it may be commercially viable.

     As of December 31, 2014, the cost of equipment assets totaled C$11,080,865 and consisted of plant reactors at a cost value of C$8,700,968, a shredder at a cost value of C$530,020, other plant equipment at a cost value of C$1,832,783 and office equipment at a cost value of C$17,094. As of December 31, 2014, net fixed assets totaled C$5,816,869 and consisted of plant reactors at a net value of C$5,470,668, a shredder at a net value of C$326,844, other plant equipment at a net value of C$17,481 and office equipment at a net value of C$1,876. As of December 31, 2013, the cost of equipment assets totaled C$11,080,865 and consisted of plant reactors at a cost value of C$8,700,968, a shredder at a cost value of C$530,020, other plant equipment at a cost value of C$1,832,783 and office equipment at a cost value of C$17,094. As of December 31, 2013, net fixed assets totaled C$6,532,428 and consisted of plant reactors at a net value of C$6,050,735, a shredder at a net value of C$362,179, other plant equipment at a net value of C$114,221 and office equipment at a net value of C$5,295.

     As of December 31, 2014, the cost of intangible assets totaled C$2,807,525 and consisted entirely of patents. As of December 31, 2014, net intangible assets totaled C$1,193,196. As of December 31, 2013, the cost of intangible assets totaled C$2,807,525 and consisted entirely of patents. As of December 31, 2013, net intangible assets totaled C$1,473,949.

     As of December 31, 2014, we had an accumulated deficit totaling C$7,365,966 as compared to C$5,941,353 as of December 31, 2013. The C$1,424,613 increase in the accumulated deficit is attributable to the loss recorded for the year ended December 31, 2014.

     As explained elsewhere in this offering, the success of our TDP platform and our ability to continue as a going concern will be dependent upon our ability to obtain additional and adequate financing to begin profitable commercial activities in the Launch project, and meet anticipated performance specifications on a continuous and long term commercial basis.

Going Concern
     Our consolidated financial statements have been prepared on a going concern basis. The going concern basis of presentation assumes that we will continue in operation for the foreseeable future and be able to realize assets and discharge liabilities and commitments in the normal course of business. We have generated incidental revenues since our inception and we have an accumulated deficit of C$7,365,966 from inception date, January 9, 2007, through to December 31, 2014. We have had very little operating history to date. Our continuation as a going concern is dependent upon, among other things, continued financial support from our controlling shareholder, Elio Sorella, including the ability to secure new financing arrangements and new capital to carry out our business plan. It is also dependent on our ability to attain satisfactory revenue level and attainment of profitable operations and generation of cash from operations. These matters are dependent on a number of items outside of our control and there may exist material uncertainties that cast significant doubt about our ability to continue as a going concern. There are no assurances that we will achieve profitability or be capable of sustaining profitable operations. Our consolidated financial statements do not include any adjustments relating to the recoverability and classification of the carrying amounts of assets or the amount and classification of liabilities that might result if we are unable to continue as a going concern. These factors raise substantial doubt regarding our ability to continue as a going concern.

Off-Balance Sheet Arrangements
     We are not currently a party to, or otherwise involved with, any off-balance sheet arrangements that have or are reasonably likely to have a current or future material effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources.

Additional Financing Requirements
|     We currently have no outstanding long term debt and we do not anticipate, in the short-term, to require any additional long-term financing assuming the successful completion of this offering. In the event that we have to build and operate Launch without the financial support of our joint venture partner, we anticipate that we may require long term financing of approximately $5,000,000.

Long-Term Debt
     We presently do not have any long-term debt other than the deferred income tax liabilities related to our valuation of fixed assets for accounting purposes versus that the valuation of our fixed assets for tax purposes.

Seasonality
     We expect neither our sales nor commercial production of TDP turnkey facilities to be subject to seasonality. We also do not anticipate that our clients’ production and sales of carbon black substitute, oil and steel, to be subject to seasonality either. Also, selling and construction of TDP facilities may take longer than expected because the size and extent of the potential project may force clients to scrutinize or even delay their decision and, for these reasons, we may have volatility in our sales.

Critical Accounting Policies and Estimates
     Our discussion and analysis of our financial condition and results of operations is based upon our financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. The notes to our financial statements include disclosure of our significant accounting policies. The preparation of these financial statements requires us to make estimates and assumptions that affect the reported amounts of assets, liabilities, expenses and related disclosures. We base our estimates and assumptions on historical experience and on various other factors that we believe to be reasonable under the circumstances. We evaluate our estimates and assumptions on an ongoing basis. The results of our analysis form the basis for making assumptions about the carrying values of assets and liabilities that are not readily apparent from other sources. Our actual results may differ from these estimates under different assumptions or conditions.

     We believe the following critical accounting policies involve significant areas of management’s judgment and estimates in the preparation of consolidated our financial statements.

Research and Development Investment Tax Credits
     We record investment tax credits related to our research and development activities in the year that the related costs are incurred, provided that we are reasonably assured that the credits will be received. We account for such credits based on the type of research and development expenditures incurred and on our history of such tax claims and tax refunds of such credits. The investment tax credits are examined and approved by the tax authorities in Canada and it is possible that the amounts that are granted and reimbursed by the tax authorities differ from the amounts recorded. During the year ended December 31, 2014, the research and development investment tax credits for the years 2013 and 2012 were approved by the tax authorities and resulted in an adjustment of C$119,243.

Useful Lives of Equipment and Intangible Assets
     We determine the useful lives of the equipment based on comparisons with the industry as well as our knowledge of the technology developed and the expected utility of such assets. The useful life of the patents is based on the expected legal life of such patents. We review the useful lives of such assets on a regular basis and consider if there has been any change in the expected utility of the equipment or the legal life of the patents.

Impairment of Long-Lived Assets

     We review all long-lived assets for impairment whenever events or circumstances indicate the carrying amount of such assets may not be recoverable. Recoverability of assets to be held or used is measured by comparison of the carrying value of the asset to the future undiscounted net cash flows expected to be generated by the asset. If such asset is considered to be impaired, the impairment recognized is measured by the amount by which the carrying value of the asset exceeds the discounted future cash flows expected to be generated by the asset.

     Factors that we consider in deciding when to perform an impairment review include significant under-performance of the asset in relation to expectations, significant negative industry or economic trends and significant changes or planned changes in our use of the assets. No impairment charges have been recorded through December 31, 2014.

Valuation Allowance on Deferred Income Tax Assets
     The extent to which deferred income tax assets can be recognized is based on an assessment of the probability of the Company’s future taxable income against which deductible temporary differences can be utilized. Given the history of the Company, and the accumulated losses to date, we have recorded a valuation allowance for the net operating losses in excess of taxable deductible differences available to reduce them. If our assumptions change and we determine we will be able to realize these net operating losses, the tax benefits relating to any reversal of the valuation allowance on deferred income tax assets as at December 31, 2014 will be accounted for as a reduction of income tax expense.

Lease and Contractual Obligations

  We entered into a 60-month lease with a company under common control for a Merlo Loader model P40.7 in September 2009 with lease payments of C$2,521 per month. The lease expired on September 1, 2014 and has been renewed for a one- year period expiring on September 1, 2015.

  In March 2009, we entered into a lease with a company under common control for a manufacturing facility for a term of 84 months ending March 2016 at a rate of C$7,500 per month.

     The following Table describes our current and long-term contractual obligations as of December 31, 2014:

Contractual Obligations
	Expiry	Monthly			Over 5
Lease Type	Date	Amount	Current	2-5 Years	Years	Total

Operating Lease	Sept. 1, 2015	C$2,521	C$20,168	Nil	Nil	C$20,168

Operating Lease	March 31, 2016	C$7,500	C$90,000	C$22,500	Nil	C$112,500

Total		C$10,021	C$110,168	C$22,500	Nil	C$132,668

Stock-Based Compensation
     We presently do not have a stock-based incentive compensation plan in place for our officers, Directors, employees or consultants. A stock-based incentive compensation plan will be put in place upon consummation of this offering.

Recent Accounting Pronouncements
     In June 2014, the Financial Accounting Standards Board ("FASB") issued Accounting Standards Update ("ASU") 2014-10, "Development Stage Entities (Topic 915) – Elimination of Certain Financial Reporting Requirements, Including an Amendment to Variable Interest Entities Guidance in Topic 810, Consolidation" to reduce the complexity associated with the incremental reporting requirements for development stage entities. The amendments remove the definition of a development stage entity from the Master Glossary of the Accounting Standards Codification and eliminate the requirements for development stage entities to (1) present inception-to-date information in the statements of income, cash flows, and stockholders' equity, (2) label the financial statements as those of a development stage entity, (3) disclose a description of the development stage activities in which the entity is engaged, and (4) disclose in the first year in which the entity is no longer a development stage entity that in prior years it had been in the development stage. The amendment related to the elimination of the disclosure requirements should be applied retrospectively and for public companies is effective for annual reporting periods beginning on or after December 15, 2014 and interim periods therein. Earlier adoption is permitted. The Company has early adopted the amendments of this ASU and eliminated the previously required disclosure elements listed above.

     In May 2014, ASU 2014-09, "Revenue from Contracts with Customers (Topic 606)" was issued and affects any entity using U.S. GAAP that either enters into contracts with customers to transfer goods or services or enters into contracts for the transfer of non-financial assets unless those contracts are within the scope of other standards. The core principle of the guidance is that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. To achieve that core principle, an entity should apply the following steps: Step 1: Identify the contract(s) with a customer; Step 2: Identify the performance obligations in the contract; Step 3: Determine the transaction price; Step 4: Allocate the transaction price to the performance obligations in the contract; and Step 5: Recognize revenue when (or as) the entity satisfies a performance obligation. For a public entity, the amendments in this ASU are effective for annual reporting periods beginning after December 15, 2016, including interim periods within that reporting period. Early application is not permitted. For all other entities this ASU is effective for annual reporting periods beginning after December 15, 2017, and interim periods within annual periods beginning after December 15, 2018. An entity should apply the amendments in this ASU using one of the following two methods: 1) Retrospectively to each prior reporting period presented; or 2) Retrospectively with the cumulative effect of initially applying this ASU recognized at the date of initial application. The Company is currently evaluating the impact of the adoption of ASU 2014-09, however it does not expect to have a material effect on the consolidated financial statements until the commercialization of its technology.

     In August 2014, FASB issued ASU 2014-15, Presentation of Financial Statements - Going Concern. The amendments in this update require management to assess an entity's ability to continue as a going concern by incorporating and expanding upon certain principles that are currently in U.S. auditing standards. Specifically, the amendments (1) provide a definition of the term substantial doubt, (2) require an evaluation every reporting period, including interim periods (3) provide principles for considering the mitigating effect of management's plans, (4) require certain disclosures when substantial doubt is alleviated as a result of consideration of management's plans 5) require an express statement and other disclosures when substantial doubt is not alleviated, and (6) require an assessment for a period of one year after the date that the financial statements are issued (or available to be issued). The amendments in this update are effective for the annual period ending December 15, 2016 and for annual periods and interim periods thereafter. Early application is permitted. The Company is currently assessing the impact of this update on its consolidated financial statements.

JOBS Act
     As an "emerging growth company" under the Jumpstart Our Business Startups Act of 2012, we can take advantage of an extended transition period for complying with new or revised accounting standards. This allows an emerging growth company to delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We are electing not to delay our adoption of such new or revised accounting standards. As a result of this election, we will comply with new or revised accounting standards on the relevant dates on which adoption of such standards is required for non-emerging growth companies.

Quantitative and Qualitative Disclosure About Market Risk

Foreign Currency Exchange Rate Risk \
     We hold cash balances in both U.S. and Canadian dollars. We transact most of our financing in U.S. and Canadian dollars and operational business in Canadian dollars. Most of our operational expenses denominated in Canadian dollars include plant costs, labor costs and materials and supplies. As a result, currency exchange fluctuations may impact our operating costs. We do not manage our foreign currency exchange risk through the use of financial or derivative instruments, forward contracts or hedging activities.

     In general, we do not believe that any weakening or strengthening of the U.S. dollar as compared to the Canadian dollar will have a positive or adverse effect on our results of operations.

Credit Risk
     We maintain small U.S. and Canadian dollar cash balances at only one large financial institution in Canada. We minimize this risk by placing our cash with this major bank that is considered to be at low risk of loss and the Canada Deposit Insurance Corporation insures account balances up to C$100,000. We do not believe that we are exposed to any significant credit risk on any uninsured amounts. We also have only minimal accounts receivable and/or other receivables that will be collected but in any event are not a significant credit risk at this stage of our commercial development.

Interest Rate Risk
     Our investment policy for our cash is focused on the preservation of capital and supporting our liquidity requirements. We also do not have any long term debt or other credit facilities. We do not use interest rate derivative instruments to manage exposure to interest rate changes. We do not believe that interest rate fluctuations will have any effect on our results of operations.

Cyber-security Risk
     We do not believe that we are subject to any undue cyber-security risk that may have an adverse material effect on our results of operations.

Internal Control Over Financial Reporting
     In preparing our consolidated financial statements as of and for the year ended December 31, 2014, management identified deficiencies that constituted material weaknesses in our internal control over financial reporting, such as not having sufficient financial reporting and accounting staff with appropriate training in U.S. GAAP and SEC rules and regulations with respect to financial reporting and a lack of segregation of duties. Our Chief Financial Officer is an experienced CPA but does not have experience in designing, developing and implementing appropriate internal controls and reporting procedures. As a result, we cannot assure you that we will not identify or prevent future material weaknesses, or maintain our existing controls and procedures. If other deficiencies occur or we don’t maintain the effectiveness of the current controls, these weaknesses or deficiencies could result in misstatements of our results of operations, restatements of our financial statements, a decline in our stock price and investor confidence or other material effects on our business, reputation, results of operations, financial condition or liquidity, and may require us to incur substantial additional costs to improve our internal control system.

     Neither we nor our independent registered public accounting firm has performed an evaluation of our internal control over financial reporting during any period in accordance with the provisions of the Sarbanes-Oxley Act. In light of the control deficiencies and the resulting material weaknesses that were identified as a result of the limited procedures performed, we believe that it is possible that, had we and our independent registered public accounting firm performed an evaluation of our internal control over financial reporting in accordance with the provisions of the Sarbanes-Oxley Act, additional material weaknesses and significant control deficiencies may have been identified. However, for as long as we remain an "emerging growth company" as defined in the JOBS Act, we intend to take advantage of the exemption permitting us not to comply with the requirement that our independent registered public accounting firm provide an attestation on the effectiveness of our internal control over financial reporting.

BUSINESS

     Unless otherwise indicated, information contained in this prospectus concerning our industry and the markets in which we operate, including our general expectations and market opportunity and market size, is based on the most recently available information of which we are aware from various publicly available sources that are not affiliated with us. Some assumptions that we have made are based on those data and other similar sources and on our knowledge of the markets for carbon black, fuel oil and steel. We believe that the market opportunity and market size information included in this prospectus is generally reliable; however, these data involve a number of assumptions and limitations. In addition, projections, assumptions and estimates of our future performance and the future performance of the industry in which we operate are necessarily subject to a high degree of uncertainty and risk due to a variety of factors, including those described in “Risk Factors” and elsewhere in this prospectus. These and other factors could cause results to differ materially from those expressed in the estimates made by the independent parties and by us.

Overview

     We are a development stage clean tech company, that has designed, engineered and developed a thermo-reaction process using a pyrolysis platform that converts hydrocarbon waste into marketable commodity end-products. We plan to manufacture turnkey facilities based on this technology platform and sell them to clients or operate them through wholly or jointly-owned subsidiaries, and collect royalties from their operation. We expect these turnkey facilities to be attractive to clients because of, based on our research, what we believe to be low forecasted capital cost per ton of capacity, and because of a global environmental need to better manage and to effectively treat hydrocarbon waste.

     Our process is a Canadian developed green technology, called Thermal Decomposition Process, which we refer to as “TDP”. We believe it is a comprehensive, effective and green solution that we believe responds to the challenge of efficiently treating hydrocarbon waste and reducing the need to landfill. The TDP platform operates under positive pressure, in the absence of oxygen and with low emissions and little residue. We consider the automated process to be safe, robust and environmentally friendly. It has been studied by Canada’s renowned technical institute, Polytechnique Montreal (Chemical Engineering Department), affiliated with the University of Montreal, and by Western University (Institute for Chemicals and Fuels From Alternative Resources).

     We are planning to have multiple sources of revenue however these are expectations, and estimates and actual amounts may differ:

  Our primary goal is to generate revenues by selling, constructing and commissioning TDP facilities, and in some cases operating facilities through wholly or jointly-owned subsidiaries. The sale prices for TDP turnkey facilities should be in the range of $55M to $65M for an 8-reactor facility, $45M to $55M for a 6-reactor facility, $35M to $45M for a 4- reactor facility, and $17M to $22M for a 2-reactor facility. We expect revenues from joint ventures to flow to us by way of dividends.

  We expect to collect 5% royalties on sales from end-products derived from operating TDP facilities, in consideration of using our technology, and providing our TDP clients access to certain services, benefits and technology upgrades.

  We expect to be a full service provider in the industry. We expect to provide a complete set of services and support, including facility design, start-up assistance, technology upgrades, engineering, training, IT updates, technical support and management services for third party owned TDP facilities. We plan to offer a full assortment of spare parts and optional equipment, including extended warranties and service contracts.

  We also anticipate licensing our technology to third parties, with a licensing fee per TDP facility based on the number of reactors sold. In addition, we expect each facility to pay a royalty to us which we expect to share with the third party licensee. The percentage split of the royalties with the third party licensee is to be dependent on the after-market services that the licensee may offer.

     Our proprietary and patented technology can treat various types of hydrocarbon waste. Even though the tests at our Pilot plant concentrated mostly on tires, Pilot was able through testing to validate that TDP can also treat other types of hydrocarbon waste: disposable diapers, asphalt roof shingles, plastics and car fluff. We believe our process will extract added value from these wastes, when compared to other technologies and other methods of treating hydrocarbon waste. We expect an abundant and continuous supply of waste feedstock to be available due to the growing consumption by an expanding population, along with emerging markets and changing environmental concerns and regulation, in particular, the need to reduce landfilling.

     We intend to initially focus on tire waste as a feedstock. Processing tire waste as a feedstock produces a mix of end-products that has higher value when compared to production output resulting from other types of hydrocarbon waste. Decomposing tire waste using TDP produces:

  Carbon black substitute: Upon refining, carbon black substitute can replace utility carbon black for many applications, more precisely for the production of certain rubber products and pigment for paints and plastics.

  Oil: The oil, when further refined, provides a commercial-grade fuel oil that can be sold commercially.

  Gas: The gas obtained from process has a calorific value between natural and propane gas and is used to heat the reactors. As a result, our process satisfies most of its own energy needs.

  Steel: The steel is sold to steel recyclers or producers. The steel is extracted at the shredding stage and is not part of the payload of the reactor.

     We expect our clients operating their TDP facilities to derive revenue from the sale of these commodity end-products, carbon black substitute, oil and steel, along with possible tipping fees, carbon credits, or other government and industry incentives. Furthermore, despite the recent decline in oil prices, we believe high commodity prices for carbon black along with high demand should prevail and this should keep prices for recycled end-products at levels that are still profitable for the waste-pyrolysis industry and TDP.

     Since 1999, through ongoing research and development, we have developed an industrial-scale plant (which we call “Pilot”) consisting of two industrial-scale reactors, located in Contrecoeur, Quebec, Canada. Our Pilot facility ran our latest generation TDP technology with two reactors, with each reactor having the capacity to process a 6-ton batch in less than 8 hours, or 18 tons of waste per day, with little residue. Our Pilot plant ran tests for over 1,400 hours, over 5 years, during which our research and technical teams have made many technological advancements.

     We plan to sell only TDP turnkey facilities because we believe a one-stop shop simplifies the decision-making and financing process for our clients. We have a signed binding Letter of Intent (“LOI”) for the sale of a TDP facility in New Jersey, and a binding Letter of Intent for a joint venture for the Launch facility, our first commercial-scale TDP facility, that we expect may be built in Hawkesbury (Ontario), Canada. We are negotiating other LOIs for additional sales and have signed 14 Memoranda of Understanding (“MOU”).

     We believe that waste pyrolysis technology is largely in a pre-commercial stage, and large scale operations remain unproven. We believe only a handful of industrial-scale projects exist, but we understand none are yet operating on a continuous commercial basis. We believe that we are well positioned to become a major commercial vendor and global player in the waste-pyrolysis industry.

Our Technology Platform

     Our TDP platform is a closed batch technology that heats waste in an oxygen-free environment. Our proprietary automation system improves production yields, because it allows better control of the process, so that each batch is processed under the same parameters, conditions and cycle times. This process consistency creates end-products that are consistent in quality, which is key to commanding higher prices and maximizing returns. TDP facility energy costs are low, because the gas generated by our process provides most of the energy needed to heat the reactors.

     TDP uses a “batch rotary drum” reactor, which provides certain advantages, compared to other types of pyrolysis reactors. A rotary reactor promotes even heat distribution throughout the feedstock, thereby improving the consistency of the end-products. The quality steel of the reactor’s inner shell reduces the effect of wear by the feedstock, thereby improving the lifespan of the reactor.

     TDP uses conventional, i.e. slow, pyrolysis. Fast, ultrafast, and vacuum pyrolysis produce less carbon black substitute than conventional pyrolysis. We believe carbon black substitute has the highest commercial value of all end-products produced by TDP. Because of this added value, it is therefore more commercially advantageous to produce more carbon black substitute and less oil or gas.

     Our process was noted by both Polytechique Montreal and Western University as safe and robust. Some waste-pyrolysis methods operate on continuous feedstock flows, making exclusion of oxygen more difficult compared with closed batches. Our proprietary technology platform allows us to operate under very low positive pressure preventing ambient air/oxygen from entering the reactor.

     Our TDP platform was commented on by Jean-Remi Lanteigne in his doctorate thesis at Polytechnique Montreal:1

‘It is important to mention that Ecolomondo owns one of the rare pyrolysis technologies in the world which has demonstrated it can operate successfully at an industrial scale.’ (translation)

Technological Milestones and Advantages

     Since our acquisition in 2009, because of testing performed at Pilot, we have advanced in our TDP platform from R&D to the stage where it is safe, robust and ready to be commercialized. We believe that our platform, which has been studied by prestigious engineering faculties such as Polytechnique Montréal and Western University, is an innovative technology that should place us among the industry leaders.

     We believe the technological milestones achieved at our Pilot facility are in the process conditions, production yields, automation, water recycling, and post-process treatment of end-products.

     Process Conditions. Our TDP platform is a closed batch technology which allows us to control the parameters, monitor the process, and improve the yields. The process operates under low positive pressure, preventing ambient air/oxygen from entering the reactor and improving safety. The process generates low emissions and little residue. We have also achieved many process improvements and advancements during the last few years, including the optimization of the reaction heat curve and process gas usage, an operational security system, a reactor emptying system, and the effective and economical purging of oxygen and cooling, using recycled water, instead of nitrogen. These numerous process improvements led to efficient process conditions and reduced cycle time, leading to lower operating costs for TDP facilities. For example, depending on the cracking of the hydrocarbon molecule and based on regional market demand, TDP can be programmed to manufacture more carbon black substitute versus oil, or vice versa.

     Production Yields. Different process conditions can generate different quality and quantity of end-products. Experience and expertise allowed us to optimize process conditions and maximize production yields at our Pilot facility. Since an entire TDP cycle is less than 8 hours at Pilot, we anticipate Launch to be able to complete three batches per reactor per day, for a total capacity of 18 tons per reactor per day. The specific production yields are detailed in “Markets for End-Products” section of this document. Consistent production yields also ensure consistent production costs per unit and consistent quality products. We expect TDP to extract added value out of hydrocarbon waste, when compared to other technologies and other methods of treating hydrocarbon waste.

     Automation. Our proprietary automation system improves production yields because it allows better control of the process and ensures that each batch is processed under the same parameters and conditions. This repetition creates end-products that are consistent in quality. Automation also allows an operator to run the TDP facility and to adapt the process to different feedstock with simple controls. Our objectives for automation of the TDP platform were to streamline and maximize the TDP process and to allow monitoring of performance and production yields. In addition, because of minimal human interface, we expect automation to simplify the training of TDP facility operators and technicians, and to improve security measures and monitoring. It also permits us to acquire and retrieve important data on process conditions that may be needed for future analysis.

     Water Recycling. Our TDP platform consumes small quantities of water and recycles approximately 97% of the water used in the process. We were successful in limiting water consumption using a closed loop and recycling it continuously. We use water to purge oxygen from the reactor and, later in the process, to cool the reactor and the char. Using water instead of nitrogen to purge the oxygen also reduces the operating costs.

     Post Process Treatment of End-Products. To maximize the value of the end-products, we have developed post-process treatments for the two main end-products, carbon black substitute and oil. We believe we have improved the marketability of our end-products with simple processes that eliminate contaminants from the end-products.

________________________________________________________________
1 Lanteigne, J.R., (translation) Analysis of a Car Fluff Pyrolysis Process in a Rotating Batch Reactor, Doctorate thesis, Polytechnique Montreal, 2010, at page 1.

     Engineering Scale Up. Our Pilot facility is equipped with full-scale industrial size reactors. We have operated Pilot for over 1,400 hours, during the last five years and have regularly performed 6-ton batches. Even though operations at Pilot were not commercial nor continuous, we believe that we have sufficient experience gathered and sufficient data to be able to forecast production outputs of TDP turnkey facilities, whichever the size of the facility because of our modular technology.

     Capacity flexibility. Our technology platform is modular, designed so that each reactor is a stand-alone unit. Size of TDP facilities can be two to eight reactors. This enables us to build different size facilities with variable capacity to suit customer needs by simply increasing or reducing the number of reactors.

Safety

     An incident occurred in September 2009 that brought to light certain safety weaknesses of our technology platform. Management mandated specialists to:

  Perform a comprehensive study as to the cause and to make the necessary recommendations to management that would ensure process safety to avoid the occurrence of a similar incident;

  Put into place every recommendation, including a HAZOP program, to assess all potential hazards to employees, equipment and process; and,

  Certify the safety of Pilot and of our technology platform.

Key Process Steps

     Tires are shredded and loaded into the reactor using a conveyor, and then the reactor is sealed. Once the oxygen is purged out of the reactor and the pressure reaches positive relative atmospheric pressure, we proceed with the thermo-reaction. The reactor wall temperature, the shred bed temperature and the reactor internal pressure are continuously reported, so the automation system or the operator can steadily follow and control the batch evolution.

     During the process, gaseous phase products are evacuated through a set of condensers followed by gas-liquid separation drums. After the thermal process, using our post-process treatment, oil is further refined and separated into three fractions (gas, light oil and heavy oil) that are sent to storage tanks. The light and heavy oils are now ready for sale. Residual carbon black substitute is vacuumed to a series of cyclones and bag-houses and then further refined.

Industry

     Recycling is the reuse or recovery of end-of-life products that when discarded normally would be destroyed or landfilled. Rather than destroy it, waste-pyrolysis transforms hydrocarbon waste to recover important and valuable commodities for reuse. Many companies have invested in pyrolysis platforms with the hope to extract energy and value added materials from waste for profit: such technologies are referred to as “waste-to-energy” or “waste-to-products”.

     Pyrolysis is a long-established process that uses heat to chemically alter a matter in the absence of oxygen. Over the years there have been different reactor technologies and designs. Ecolomondo uses a rotary drum reactor technology and design and operates under conventional pyrolysis technology. There are three main categories of pyrolysis:

  conventional (or slow), which yields the largest proportion of carbon black substitute;
  fast/ultrafast, which requires smaller, more compact systems;
  vacuum, which produces more viscous oils that are of great interest for specialty chemicals production in biorefineries.

     The Basel Convention on the Control of Transboundary Movements of Hazardous Wastes and their Disposal (the “Basel Convention”) recognizes pyrolysis as an environmentally sound method of waste disposal. (Revised Technical Guidelines for the Environmentally Sound Management of Used and Waste Pneumatic Tyres, 2013, page 41)

     The waste-pyrolysis industry is largely in a pre-commercial phase. Many companies have invested millions in its development over the last 50 years, but low commodity prices and lack of industry incentives such as tipping fees have prevented waste pyrolysis from operating profitably. We believe that waste-pyrolysis is becoming a commercially viable industry because of favorable commodity prices, a growing concern for the environment, and favorable government regulations that restrict landfilling and encourage recycling.

     We expect that current and future government programs, incentives and regulations to play an important role towards the development of the industry. We list below some programs that we believe have the most significant impact:

  Waste management regulation. Burying waste in disposal sites is the oldest form of waste treatment. As landfills grew in size and number, they were becoming saturated, and their adverse environmental effects were becoming more evident. Many governments have developed a waste hierarchy (reduce, reuse, recycle, waste-to-energy) to be used prior to landfill. In recent years, some countries such as Germany, Austria, Sweden, Denmark, Belgium, the Netherlands, and Switzerland have banned the disposal of untreated waste in landfills. In these countries, only the ashes from incineration or the stabilized output of mechanical biological treatment plants may still be deposited. Waste-to- energy technologies, such as tire-derived fuel (TDF), are widely used in developed countries, but can emit pollution in the atmosphere, so pyrolysis, if economical, is recognized as a preferable method. We expect waste management regulation to gradually restrict the use of landfilling and gradually limit the waste-to-energy activities. For example, on June 2, 2014, the U.S. EPA proposed the Clean Power Plan to cut for the first time carbon pollution from existing power plants; this sets a precedent to reduce carbon emissions, that may eventually reduce the use of TDF and may help increase the available supply of tire waste feedstock for the waste-pyrolysis industry.

  Tipping fees. A tipping fee is a charge levied upon a given quantity or weight of waste received at a waste processing facility or landfill site. Tipping fees, for example, would be paid to the TDP facilities of our clients. Tipping fees are usually paid to scrap tire processors and vary widely depending on local market conditions. We estimate that tipping fees paid to processors across the United States and Canada can vary between $100 and $200 per ton.

  Carbon credits. Carbon credits and carbon markets are a component of national and international attempts to mitigate the growth of greenhouse gases. Carbon credits are based on an emissions trading approach where one carbon credit is equal to one metric ton of carbon dioxide equivalent gases, represented by a tradable certificate or permit. Environmental companies such as Ecolomondo reduce emissions of greenhouse gases by recycling, reusing and resale of products, so they might receive carbon credits that they could resell. Only California has established a carbon trading market, so far, in North America.

Feedstock

     The preferred feedstock for TDP facilities is scrap tires. We intend to focus initially on scrap tires because they produce end-products of higher commercial value when compared to other types of hydrocarbon waste. Other potential feedstocks are automobile shred residue (ASR), disposable diapers, asphalt roof shingles and plastic waste.

Scrap Tires

     Each year, about 1.5 billion tires are sold worldwide and subsequently just as many become scrap tires. These discarded tires generate over 15 million tons/year of tire waste, including 3.8 million tons/year in the United States.2 Scrap tires were stockpiled for many years until they proved to be a major environmental and health concern. In an effort to avoid stockpiling and landfilling, certain methods to recycle and reuse have developed.

Most Common Uses of Scrap Tires
(listed in estimated order of importance)
Application	Comments	% [3]	Market Price[4]
Tire-Derived Fuel (« known as TDF »)	Burned as fuel because of their high heating value, either whole or in 1 to 2 inch shreds. TDF is typically used as a supplement to traditional fuels and a substitute for coal.	55%	$23/ton to $37/ton
	Largest users are cement companies, to heat their kilns, pulp and paper companies, and utilities, to produce electricity. In the United States, TDF is employed in 116 facilities over 34 States. [5]
	TDF is gradually being outlawed by many countries.
Crumb Rubber	Scrap tires are shredded into crumb rubber (smaller than ¼-inch) by many operators.	26%	$270/ton[6]
	Crumb rubber is used for sport surfaces such as synthetic turf and playgrounds, for molded products such as speed bumps and industrial carpets, and for rubberized asphalt.
Civil Engineering	Scrap tire is shredded into 1 to 6-inch pieces to replace other materials used in construction, e.g. replacement of lightweight fill materials like polystyrene insulation blocks or use as drainage aggregate and embankment fill.	5%	$15/ton to $27/ton

Ecolomondo’s TDP:

TDP (pyrolysis)	We believe that TDP, with the post process refinement, should be able to produce end- products with a higher added value that should generate higher revenues per ton, when compared to other methods of recycling scrap tires. We believe we can generate revenues of over $489 per ton of tire waste, as explained in the section “Markets for End-Products”.

____________________________________________________________
2 European Tyre and Rubber Manufacturers’ Association, End of Life Tyres Report, 2011 Edition, at page 2; Rubber Manufacturers Association, 2013 U.S. Scrap Tire Market Summary, November 2014, page 2.
3 Rubber Manufacturers Association, 2013 U.S. Scrap Tire Market Summary, November 2014, page 2. Valid for United States market, but comparable to other developed countries.
4 Scrap Tire & Rubber Users Directory 2014, by scraptirenews.com, at page 57.
5 Scrap Tire & Rubber Users Directory 2014, by scraptirenews.com, at page 56.
6 Idem. Average price is for 20 mesh, the most common crumb rubber size.

Other types of hydrocarbon waste feedstock

     Other types of hydrocarbon waste are automobile shred residue (ASR), disposable diapers, asphalt roof shingles and plastic waste. We believe that these other feedstocks could be available in large quantities if not landfilled.

     Automobile Shred Residue (“ASR”). ASR represents between 15 – 20 percent of a vehicle’s materials remaining after it has been shredded and stripped of reusable parts and metals. ASR weighs on average 675 lbs per vehicle and is composed of mainly plastics, rubber, foam, fabric and paper. Each year, approximately 27 million vehicles are shredded, creating approximately 9.1 million tons of ASR. The United States alone generates approximately 5 million tons of car fluff every year, of which 95% is landfilled.

     Since ASR is concentrated with automobile shredders, it can easily be collected as a feedstock. There are an estimated 250 automobile shredding operations in the United States, in proximity of which TDP facilities might be built.

     ASR does not generate quality end-products; processing at a TDP facility would have the objective of reducing waste volumes to be landfilled.

     Disposable diapers. The use of disposable diapers, which take up to 500 years to decompose, has been increasing steadily over the past 20 years. According to analysis by the United States Environmental Protection Agency (EPA), disposable diapers represent 1.4% of municipal solid waste that is landfilled, totaling 3.59 million tons per year in the United States.

     The oil produced from disposable diapers should be of a superior quality free of sulfur and much cleaner when compared to oil resulting from other types of hydrocarbon waste, but collection, storage, and handling of this hazardous feedstock may pose significant challenges.

     Asphalt roof shingles. Asphalt used for roofing shingles is made through the partial refinement of petroleum. Each year, it is estimated that approximately 25 million tons of asphalt roof shingles are manufactured and discarded, including 8 to 11 million tons in the United States alone.7 Even though some attempts have been made to recycle roof shingles, more than 50% end up in landfills and are extremely slow to decompose. Many cement kilns have been adapted to burn roof shingles as fuel.

     Because waste roof shingles are collected by roofers and normally discarded in truckload quantities, they could easily be delivered directly to TDP facilities for processing. This feedstock usually contains more contaminants, which lower the value of its end-products.

     Plastic waste. When two or more types of plastics are mixed together and cannot be separated, i.e., they are cross contaminated, the recycled products have lower value or are unsaleable. As a result, even following selective waste collection, large quantities of plastics are landfilled. According to the United States Environmental Protection Agency (EPA), “only 9 percent of the total plastic waste generated in 2012 was recovered for recycling” and “32 million tons of plastic waste was generated in 2012, representing 12.7 percent of total Municipal Solid Waste.”8 As a result 29 million tons of plastic waste is landfilled annually in the United States. On a worldwide scale, plastics represent 10% of global municipal solid waste, or 130 million tons per year.9

     Since cross contamination is not an issue for TDP, plastic waste that is already being collected could provide large quantities of feedstock for TDP facilities.

     Plastic waste as a feedstock generates high quality end-products. TDP decomposes the plastic creating mostly gas, oil and very little solids. The oil is of superior quality, low in sulfur and other contaminants.

____________________________________________________________
7 NAHB Research Center, From Roofs to Roads, 2012.
8 U.S. Environmental Protection Agency, Common Wastes & Materials / Plastics, 2014, www.epa.gov/epawaste/conserve/materials/plastics.htm.
9 The World Bank, What a Waste: A Global Review of Solid Waste Management, 2012, at page 17.

Market Size

     Total market size for the waste-pyrolysis industry, including TDP facilities, is determined by the volume of feedstock supply. Volatile economic conditions, such as the Great Recession that began in 2008, impact the supply of waste in general. For example, during and after a recession, the volume of scrap tires decreases with a reduction in the sale of new cars, and with consumers postponing the replacement of their tires.

     In spite of any economic downturns and fluctuations, we expect an abundant and continuous supply of waste feedstock to be available due to the growing consumption by the expanding population, along with emerging markets and changing environmental concerns and regulation, in particular, the need to reduce landfilling and to promote recycling and reuse.

     It is impossible for waste-pyrolysis to have access to all hydrocarbon waste volume generated. We made our best estimate of the percentage that could be available to the waste-pyrolysis industry, based on what we believe to be the probability of access to hydrocarbon waste volumes, factoring in such variables as collection systems, population, recycling programs, competition for the waste, and the amount in landfilling and related costs. We believe that these variables enhance our clients’ ability to access feedstock: a developed collection system means that feedstock can easily be re-routed to waste-pyrolysis facilities, a larger population means that larger volumes of feedstock are generated, a recycling program means that regulation supports the recuperation and recycling of feedstock, and landfilling costs can be used to finance waste-pyrolysis facilities. If there is competition for the feedstock, we believe waste-pyrolysis facilities would have better access than their competition because of the higher value of their end-products, however the tipping fee paid to the waste-pyrolysis facilities should be lower. We expect such competition would not impact our financial forecasts for TDP facilities because we have not included tipping fees in these forecasts.

     In the United States, there is no one source estimating accurately the total volume of hydrocarbon waste and the amount of feedstock supply that can be used in the waste-pyrolysis industry. All of the estimates below are our assumptions, based on information on hydrocarbon waste from industry and/or found from internet sources. Based on the information gathered, we have estimated the annual volumes of waste in each category that could be processed in waste-pyrolysis facilities. Our assumptions for feedstock availability in the United States are outlined below, along with our estimates of annual volumes of waste that could be processed in waste-pyrolysis facilities in the United States. These volumes are estimates only and are not intended to be used as firm data for feedstock availability, however they help us approximate what we believe to be the market size for TDP facilities:

	Estimated Annual Volume of Feedstock That Could be Available in the U.S.	Tons per year
Scrap tires:	Volume generated is 3.8 million tons per year. We estimate market size will be 40% of this volume, which is only a portion of tires incinerated for energy production. Source: Rubber Manufacturers Association, 2013 U.S. Scrap Tire Market Summary, November 2014, page 2.	1,529,704
ASR (car fluff):	Volume generated is 3.4 million tons per year, assuming 675 lbs per car for 10 million cars recycled per year. We estimate market size will be 25% of this volume. Source: EPA, Common Wastes and Materials, Automotive Parts. www.epa.gov/epawaste/conserve/materials/auto.htm	843,750
Cross contaminated plastics:	Volume generated is 32 million tons per year, less 9% recycling. We estimate market size will be 25% of the non-recycled volume. Source: EPA, Common Wastes & Materials / Plastics, 2014, www.epa.gov/epawaste/conserve/materials/plastics.htm	7,280,000
Disposable diapers:	Volume landfilled is 3,590,000 tons per year. We estimate market size will be 10% of this volume. Source: EPA, Municipal Solid Waste Generation, Recycling and Disposal in the United States, Tables and Figures for 2012, 2014, at Table 15.	897,500
Asphalt roof shingles:	Volume generated is 8 million tons per year. We estimate market size will be 25% of this volume. Sources: NAHB Research Center, From Roofs to Roads, 2012; EPA, Analysis of Recycling of Asphalt Shingles in Pavement Mixes from a Life Cycle Perspective, July 2013.	2,000,000
Total estimated:		12,550,954

     There is no one source estimating accurately the total volume of hydrocarbon waste and the amount of feedstock supply that can be used in the waste-pyrolysis industry worldwide. All of the estimates below are our assumptions, based on information on hydrocarbon waste from industry and/or found from internet sources. Our assumptions for the global feedstock availability are outlined below, along with our estimates of annual volumes of waste that could be processed in waste-pyrolysis facilities worldwide. These volumes are estimates only and are not intended to be used as firm data for feedstock availability, however they help us approximate what we believe to be the market size for TDP facilities:

	Estimated Annual Volume of Feedstock That Can Be Available in the World	Tons per year
Scrap tires:	Volume generated is 15 million tons per year. We estimate market size will be 40% of this volume, which is only a portion of tires incinerated for energy production. Source: There are 1.5 billion scrap tires per year worldwide, with average weight of 20 lbs. (European Tyre and Rubber Manufacturers’ Association, End of Life Tyres, 2011 Edition).	6,000,000
	Source: There are 1.5 billion scrap tires per year worldwide, with average weight of 20 lbs.
	(European Tyre and Rubber Manufacturers’ Association, End of Life Tyres, 2011 Edition).
ASR (car fluff):	Volume generated is 9.1 million tons per year, assuming 675 lbs per car for 27 million cars recycled per year. We estimate market size will be 25% of this volume. Source: EPA, Common Wastes and Materials, Automotive Parts.	2,275,000
	www.epa.gov/epawaste/conserve/materials/auto.htm
Cross contaminated plastics:	Total volume of plastics generated is 130 million tons per year, i.e. 10% of total solid waste, which is 1.3 billion tons per year. We assume the net volume of plastics generated is 91% of the total volume, including a worldwide recycling rate for plastic that would be similar to the percentage in the United States (9%), for a net non-recycled volume of 118 million tons per year. We estimate market size will be 25% of the non-recycled volume. Source: The World Bank, What a Waste: A Global Review of Solid Waste Management, 2012.	29,575,000
Disposable diapers:	Volume landfilled is 18.2 million tons per year, assuming the percentage of disposable diapers in worldwide solid waste, that is 1.3 billion tons per year, is similar to the percentage in the United States (1.4%). We estimate market size will be 10% of this volume.	1,820,000
	Source: The World Bank, What a Waste: A Global Review of Solid Waste Management, 2012, at pages 2.
Asphalt roof shingles:		NA
Total estimated:		39,670,000

     We believe the estimated global feedstock supply is approximately 40 million tons per year, including over 12 million tons per year in the United States. The average volume per year of scrap tires would be sufficient to supply feedstock to approximately 1,000 reactors worldwide, including approximately 254 located in the U.S.

Markets for End-Products

Carbon Black Substitute

     Carbon black is black powder that is normally manufactured by the incomplete combustion of gaseous or liquid hydrocarbons in an oil furnace.

     Today 90% of virgin carbon black is used as a strengthening agent in products made out of rubber (tires, hoses, windows seals, footwear, etc.), whereas 9% of carbon black is used as a pigment in paints, inks and plastics. Depending on their characteristics, different types of carbon black are classified in grades, each with an ASTM designation. Virgin carbon black is in the top 50 industrial chemicals manufactured worldwide, based on annual tonnage.10 The industry is concentrated in a few companies, the largest being Cabot Corp., producing over 20% of the worldwide virgin carbon black.

     Demand for carbon black is growing as steadily as its applications, mostly in China, United States, Western Europe and Japan. Production and consumption are mostly equal, thus the market is balanced globally. Demand and supply expanded from approximately 7.5 million tons in 1998 to 13 million tons in 2013 and are expected to continue expanding.11 A carbon black industry executive recently declared that “there will be a shortage of carbon black starting in 2016, provided that everyone’s expansion plans for tire production go forward as assumed.” He explains that EPA efforts to control sulfur oxide and nitrogen oxide emissions from U.S. carbon black facilities may decrease domestic production of carbon black, which he expects to be eventually made up by increased production in China.12

     Virgin carbon black prices are expected to increase over the next several years, because of higher demand caused by increased global consumption, created by expanding global population and the increasing per capita consumption of carbon black.13 Based upon these forecasts, we believe that higher demand for virgin carbon black should drive higher demand and higher prices for TDP’s carbon black substitute. Despite the recent decline in oil prices, we believe high commodity prices for carbon black along with high demand should prevail and this should keep prices for recycled end-products at levels that are still profitable for the waste-pyrolysis industry and TDP.

____________________________________________________________
10 International Carbon Black Association, www.carbon-black.org/index.php/what-is-carbon-black, What is carbon black.
11 Freedonia, World Carbon Black to 2013 – Demand and Sales Forecasts, Market Share, Market Size, Market Leaders, 284 pages, 2010, at page 35.
12 Tire Business News, www.tirebusiness.com, Tire Industry Carbon Black Shortage Predicted By 2016, May 26, 2014.
13 Ceresana (Market Intelligence Consulting), Market Study on Carbon Black, April 2013, www.ceresana.com/en/market-studies/chemicals/carbon-black/ceresana-market-study-carbon-black.html. Also Freedonia, World Carbon Black to 2013 – Demand and Sales Forecasts, Market Share, Market Size, Market Leaders, 284 pages, 2010.

     We believe the challenge for waste-to-products operators is to maintain consistent quality end-products. Many pyrolysis projects have not succeeded in producing consistent quality carbon black substitute, if at all. Our TDP process and post treatment of carbon black substitute produces a more consistent quality carbon black substitute with similar properties to utility carbon black. We expect that TDP carbon black substitute to demand a lower price than virgin utility carbon black because it is a recycled product and should fill the need for manufacturers that are looking for a cheaper alternative.

Oil

     Oil is typically produced from petroleum, which is recovered mostly through oil drilling. The world consumes approximately 90 million barrels of crude oil per day. Prices of pyrolysis-derived oil are directly affected by the market price of crude oil.

     We believe oil resulting from TDP is considered refined and much cleaner than conventional bunker oil. After our post process refinement, the results are a diesel light oil and a heavy oil. The light oil is equivalent to a diesel #2 light oil, with a flash point between 20°C and 22°C that could easily be used as home heating oil. The heavy oil is the equivalent to synthetic oil between #4 and #5 and much cleaner than conventional bunker oil with a flash point between 62°C and 68°C.

     We believe that, even with the recent decline in the price of crude oil, the value of oil from TDP facilities can still generate profits, after deducting all costs (equipment, labor, processing, feedstock, regulatory compliance, etc.). We expect demand for heavy and light oils from our TDP facilities to remain consistent. Several options are available to TDP facilities to market their oil:

  Sell heavy and light oils to refineries to refine with their regular production;

  Because heavy oil is synthetic and previously refined, and much cleaner of contaminants when compared to regular bunker oil, TDP oil can be sold to mix with more contaminated bunker oil to dilute contaminants in an effort to meet emission standards;

  Sell heavy and lights oils to local distributors to be used as industrial fuel. Typical industrial applications would be fuel for boilers, furnaces, hot water generators, thermic fluid heaters, diesel pumps, electric generators, just to mention a few.

     The price of crude oil has increased steadily since the 1990s, at one point surpassing $120 per barrel, however more recent global events have forced the price of crude oil to drop to $45 per barrel. We do not expect that the lower prices of crude oil to affect the results from operations of TDP turnkey facilities.

Steel

     Almost every tire contains high-grade steel. The percentage of steel in a tire depends on the tire model and on its category (passenger, truck, oversize). On average, one PTE (Passenger-Tire Equivalent) contains about 2.3 lbs of steel, or approximately 11.4% of its weight. The steel is extracted at the shredding stage; it is not part of the payload of the reactor and, therefore, is not considered in our batch production yields.

     The principal market for the steel is steel foundries and mills that mix it with their own production.

     The price for recycled steel is set by commodity markets. Foundries usually refer to a pricing information source, such as American Metal Market, which provides indexes for numerous grades of steel and recycled steel. These prices are affected by product demand and supply, and by worldwide economic trends. They also vary with steel grades, sources, regions, and are revised frequently (usually on a monthly basis).

Gas

     The pyrolysis process generates high energy hydrocarbon gas. The gas obtained from the reaction has a calorific value between natural and propane gas and is used as the energy source to heat the TDP facility. As a result, we expect a TDP facility to supply most of its own energy needs.

 Market Prices

     Based on our research and findings, below are the market prices for virgin products comparable to TDP’s recycled end-products. For comparison, we also include the forecasted prices we expect for TDP’s end-products, which are explained in the next section (“Forecasted Revenues and Profits for TDP Turnkey Facilities”):

End-product	Virgin Market Price Range	Pricing Examples	Forecasted Price Range For TDP's Recycled End-Products
Carbon black	$1,100-$1,200/ton	www.sidrich.com, Products and Pricing, Grades N330 and N550	$800-900/ton
Oil	$45-55/barrel	www.oil-price.net	$43-48/barrel
Steel	$350-400/ton	www.metalprices.com, US National Index, No1 Busheling	$150-175/ton

Forecasted Revenues and Profits For TDP Turnkey Facilities

     These forecasts are based on opinions, projections, experience and data gathered at Pilot and assumptions by management, which are described further in this section.

     Revenues per reactor are based on actual production yields at our Pilot plant, which are 6 tons per batch and 18 tons per day per reactor. We forecast revenues for TDP facilities based on the following key assumptions:

  The price for carbon black substitute should be $800 per ton, based on discussions over the years with potential buyers of our carbon black substitute. We believe this assumption is reasonable when comparing this forecasted price with current prices of virgin carbon black.

  The price for TDP oil should be $43.725, which is lower than current trading prices of crude oil, whereas we believe oil resulting from TDP is considered refined and much cleaner than conventional bunker oil and therefore may be able to demand a higher price than crude oil.

  The price for steel is forecasted to be $220 per ton, which is the current price paid by foundries for recycled steel.

  TDP facilities should operate 335 days per year, based on 79.5% productivity efficiency taking into consideration 3 hours per day for daily maintenance and 30 days per year for emergency repairs, downtime and holidays.

     Consequently, the forecasted revenue per reactor is reflected in the following Table:

Forecasted Revenue Per Reactor
(tire waste)
End-Products	%	Projected price	Per batch			Per day			Per year
Carbon black	41%	$800/ton	2.46	tons	$1,968	7.38	tons	$5,904	2,464	tons	$1,971,487
Light oil	9.4%	$43.725/barrel	3.65	barrels	$160	10.96	barrels	$479	3,661	barrels	$160,056
Heavy oil	37.6%	$43.725/barrel	14.62	barrels	$639	43.85	barrels	$1,917	14,642	barrels	$640,223
Process gas	10%	Not applic.	0.60	ton	0	1.80	tons	0	601	tons	0
Particulate loss	2%	Not applic.	0.12	ton	0	0.36	ton	0	120	tons	0
Sub-total	100%		6	tons	$2,767	18	tons	$8,301	6,011	tons	$2,771,766

Steel	11.4%	$150/ton	0.77	ton	$116	2.32	tons	$347	773	tons	$116,007
Total			6.77	tons	$2,883	20.32	tons	$8,648	6,784	tons	$2,887,772
     Note: One barrel weights, on average, 308.7 lbs.
     Note: Stell is extracted at the shredding stage and is not part of the payload of the reactor.
Note: Numbers may not add exactly or compare perfectly to Forecasted Revenue for TDP facilities because of rounding.

     We have also forecasted expenses for TDP operations, partially based on our experience at Pilot and combined with other assumptions as reflected in the following Table:

Forecast Statement of Operations for TDP Turnkey Facilities Processing Tire Waste
(in millions)	2-reactor		4-reactor		6-reactor		8-reactor
Revenue
Carbon black	3.94		7.89		11.83		15.77
Oil	1.52		3.03		4.55		6.07
Steel	.23		.46		.70		.93
Total Revenue	5.69		11.38		17.07		22.76
Cost of Sales	1.48	26%	2.86	25%	3.80	22%	5.15	23%
Gross Profit	4.21	74%	8.52	75%	13.28	78%	17.62	77%
Other Expenses
Administration	.25	4%	.34	3%	.37	2%	.41	2%
Amortization	1.31	23%	2.51	22%	3.31	19%	4.04	18%
Financial	1.19	21%	2.28	20%	2.99	18%	3.63	16%
Total Other Expenses	2.75	48%	5.13	45%	6.67	39%	8.07	35%
Earnings Before Income Taxes	1.46	26%	3.40	30%	6.60	39%	9.54	42%

Net Income	1.02	18%	2.38	21%	4.62	27%	6.68	29%
EBITDA (Earnings Before Income Taxes, Depreciation & Amortization)	3.96	70%	8.18	72%	12.90	76%	17.21	76%

Payback period based on Free Cash Flow	6.6 years		6.4 years		5.4 years		4.9 years

Note: % are proportion of Total Revenues.                       Note 2: Results are rounded and may not exactly sum up.

Free Cash Flow is defined as operating cash flow minus capital expenditures.

This Table is based on the following assumptions:

  Revenues: based on our experience at Pilot, as explained in the preceding table (Forecasted Revenue Per Reactor);

  Cost of sales: includes supplies, transport, building and utilities, maintenance, parts, 5% royalties payable to Ecolomondo, and a number of employees for direct labor (11 for a 2-reactor TDP facility, up to 43 for an 8-reactor TDP facility). These estimates are based on our business experience with other plant operations;

  Administration: includes 1 general manager and an assistant, office expenses and insurance. These estimates are based on our business experience with other plant operations;

  Amortization: based on accounting standards, the TDP facility is amortized over 10 years, and the office equipment, over 5 years;

  Financial: we assume our clients would finance 85% of the cost of their TDP facility, payable over 7 years at 7% interest. We also assume they would finance 100% of their office equipment, payable over 4 years at 8% interest, and that they would use a line of credit before their operations generate positive cash flows.

  Net income: we assume a tax rate of 30% on the Earnings Before Income Taxes.

     We believe, based on these forecasts, that TDP turnkey facilities can be profitable, with end-products that can easily replace, at cheaper cost, virgin commodity products that have large global demand. Furthermore, these TDP facilities would reduce the need to landfill, efficiently treat hydrocarbon waste, and contribute to a better environment.

     A TDP facility should generate revenues of $419 per ton of tire waste processed. Cost of sales for a 2- to 8-reactor TDP facility is projected to be $109 to $95 per ton of tire waste processed. Other expenses including administration, amortization and financial for a 2- to 8-reactor TDP facility are projected to be $203 to $149 per ton of tire waste processed. Earnings before taxes for a 2- to 8-reactor TDP facility are projected to be $108 to $176 per ton of tire waste processed.

Forecasted Revenues & Costs Per Ton for TDP Turnkey Facilities Processing Tire Waste
	2-reactor	4-reactor	6-reactor	8-reactor
Total Revenues	$419	$419	$419	$419
Cost of Sales	$109	$105	$93	$95
Other Expenses	$203	$189	$164	$149
Earnings Before Income Taxes	$108	$125	$162	$176

	Volume of Tire Waste Processed
Per year, in tons	13,568	27,135	40,703	54,270

(Note: Steel is extracted at the shredding stage and is not part of the reactor payload, however is included in the volume of tire waste processed detailed above.)

     Key Success Factors For TDP Turnkey Facilities

     Ecolomondo’s immediate and long term success is dependent on the commercial success of the TDP turnkey facilities. Based on our experience at Pilot, we believe that our TDP platform fulfills all of the key factors to achieve commercial success. The main key factors are:

High quality end-products:

o	Carbon black substitute: A quality carbon black substitute is pivotal to the success of any pyrolysis platform. TDP’s carbon black substitute can replace utility carbon black in many rubber applications because of its performance and characteristics which, based on our research and findings, is a quality level that most other waste-pyrolysis platforms have not been able to achieve. A key factor is the low ash content in the TDP carbon black substitute, at approximately 15%. In addition, conventional pyrolytic carbon black has hydrocarbon residues resulting in unwanted odors. Our TDP produces carbon black substitute that contains little hydrocarbon residue and is completely odorless. Finally, TDP’s automated process and controls ensure consistent quality.
o	Oil: Oil resulting from a TDP reaction is considered more refined than conventional crude oil. After our post process refinement and fractioning, our process produces light and heavy oils that are immediately ready for resale. The light oil is equivalent to a diesel #2 that could easily be used as heating oil. The heavy oil is the equivalent to oil between #4 and #6 with significantly lower viscosity compared to conventional crude oil.
o	Steel: Tires contain high-grade steel that is extracted at the shredding stage. It never enters the reactor and is a by-product of the shredding stage, considered as a high-quality product by steel foundries and recyclers.

Global markets for end-products: We believe that TDP facilities should find ready markets for their end-products because they can replace virgin commodity products in high global demand at a lower price.

o	Carbon black substitute: It is expected that demand for TDP facilities’ carbon black substitute should gain momentum as users replace virgin carbon black with cheaper carbon black substitute. We forecast TDP facilities could sell carbon black substitute for $800 per ton, whereas virgin utility carbon black sells for as high as $2,600 per ton. We believe TDP’s carbon black substitute could replace virgin carbon black in many rubber applications, including hoses, conveyor belts, window seals, footwear, tires for off-road vehicles, molding pipes, semi conductive cables, pigment for plastics or as a blending compound for virgin carbon black, just to name a few.
o	Oil: TDP’s oil can be sold to refineries, as a mix with the more contaminated crude oil to dilute contaminants to meet government regulations and emission standards, or as industrial fuel for boilers, furnaces, hot water generators, thermic fluid heaters, diesel pumps, electric generators, just to mention a few. Also, oil produced from waste-pyrolysis platforms is considered green energy source and is eligible for carbon credits in countries that apply them. We have forecasted to sell TDP oil at $43.725 per barrel, whereas crude oil is selling today between $47 and $50 per barrel.
o	Steel: Demand by foundries and steel recyclers is strong for tires’ high-grade steel, clean from contaminants and rubber, which we ensure in the shredding stage. We have factored in our revenues a selling price of $220 per ton, compared to $600 per ton for manufactured steel, however we assign no direct cost (Cost of Sales) to its processing by the TDP facility because it is a by-product of the shredding stage.

High yield rate of carbon black substitute: Results at Pilot have consistently shown high production yields of carbon black substitute, thanks to our process optimization and automation. Since carbon black substitute is the end-product with the highest value, a high yield rate of carbon black substitute should generate more revenues for TDP facilities. Even though carbon black substitute represents 41% of TDP’s output, it represents 67% of the forecasted revenue of a TDP turnkey facility.

Low forecasted capital cost per ton of capacity: Based on our research and findings, we believe the capital cost per ton of capacity for TDP facilities to be lower than most other pyrolysis platforms.

We expect to succeed where many failed for the following reasons:

  TDP is efficient and should extract a higher value out of hydrocarbon waste. It safeguards the molecular integrity of the end-products.

  No scale up is required. We have built and operated an industrial-scale pilot facility for over 5 years.

  Our proprietary automation minimizes the human interface and we believe ensures safety, production yields and end-product quality.

  Our TDP platform is modular, making plant size scalable up or down. Our platform can be tailored to a variety of budgets and needs.

  While some pyrolysis processes require large quantities of chemicals and water, our TDP platform does not, thereby reducing production costs and our environmental footprint.

  We have achieved technological milestones in process conditions, safety, production yields, capacity flexibility, water recycling, post process treatment and automation that are required to become successful.

  Our TDP technology produces consistent, high quality end-products.

Our Strategy for growth

     Our overall strategy is to make profits from the sale, construction and commissioning of TDP turnkey facilities using our technology platform and to collect royalties from their operations. Initially, we intend to focus on facilities that would convert scrap tires into commodity end-products: carbon black substitute, fuel oil, process gas and steel. We intend to take a flexible approach to our growth strategy. Our key strategies are:

Drive market penetration of our TDP turnkey facilities with minimal capital requirements. We expect to work closely with our clients to help them secure the needed feedstock, financing and permits. Our approach includes:

  To sell and construct client-owned facilities;
  To construct wholly-owned corporate facilities, that we plan to operate;
  To sell and construct co-owned facilities that may be owned with joint venture partners;
  License third parties, whereby they could sell, construct and commission TDP facilities using our technology platform;
  Facility-sharing with existing treatment centers, such as shredding facilities, crumb rubber producers, automobile shredders (for automobile shred residue), plastic recyclers, landfill operators and others.

Complete the joint venture agreement for the sale of our first commercial-scale facility. We expect Launch to be a joint venture between Ecolomondo and ERCG, a new venture controlled by third parties that want to invest in a green technology. Launch will have 2 reactors and the capacity to produce approximately 12,000 tons of marketable end-products per year when fully operational. We intend to use Launch as a showcase to sell other TDP facilities. Please read “Financial Details of our Launch Project” for additional details.

Complete the agreement for the sale of our second commercial-scale facility in New Jersey (USA). We have a signed binding Letter of Intent (LOI) with the Matzel Group to sell an 8-reactor TDP facility, for $60,000,000. The Matzel Group is a New Jersey and Pennsylvania-based real estate developer specializing in commercial, resort, recreational and residential development and construction, known for insightful planning and superior construction quality. We estimate that this facility would be able to treat 48,000 tons of tire waste per year. We expect that this facility could become a showcase for an 8-reactor facility. We expect that the density and size of the population in this area to result in a sufficient supply of scrap tire feedstock for this facility. The purchaser is presently performing his due diligence on market conditions, permitting and financing options and has made a $100,000 non-refundable deposit to secure the purchase. The purchaser recently informed Ecolomondo that it is putting together a group of investors to fund the purchase of the TDP turnkey facility, that it retained the services of consultants for permitting, and that it is in the process of finding and securing a site for the TDP facility. This LOI terminates on August 31, 2015 and we have signed an addendum to extend the termination date to August 31, 2016.

Continue developing Memoranda of Understanding and LOIs for future sales of TDP facilities. We are in discussions with potential buyers and strategic partners throughout the world. We have signed a number of Memoranda of Understandings (MOU’s) for the sale of TDP facilities in Canada, Caribbean, Malaysia, Spain, Rwanda, United Arab Emirates and the United States. We are negotiating LOI’s for the sale of TDP facilities in: Brazil, Connecticut, Malaysia, Nigeria, Rwanda and Spain. Please see, “Our Selling Process,” for additional details. The status of reaching definitive agreements with counterparties to the MOUs varies with each case and is constantly evolving. Prior to entry into definitive agreements, the counterparties need to perform required due diligence on the ability to secure feedstock, location, offtake agreements, financing and deposits. We are also in discussions with other interested parties in Algeria, Belgium, Chile, Columbia, Mexico, Qatar, Tanzania and Turkey. A significant factor impacting our execution of additional MOUs and LOIs is the consummation of this offering, which will cause other parties to believe the Company can satisfy its obligations.

Promote our TDP platform with strategic partners. We intend to promote and market our TDP turnkey facilities through sales consultants, sales representatives, independent agents, engineering firms, key suppliers, sub-contractors, governments and third party licensees to support our sales efforts.

Sell only turnkey facilities. We expect to sell and deliver TDP turnkey facilities that are complete and fully integrated because it simplifies the decision-making and facilitates the financing process for our clients.

Develop an assembly facility to build and assemble future TDP facilities sold. After the completion of Launch’s construction, and if there is a minimum of $5,000,000 in working capital available from the proceeds of this offering, we may consider to construct an assembly plant where we can build and assemble equipment and apparatus for TDP facilities that we hope to sell in the future. If we proceed with the assembly plant, it may require hiring up to 30 employees, including but not limited to administrative, engineers, chemists, welders, mechanics and general labor. We expect our assembly plant to lower our costs, ensure quality, improve lead times and limit field costs.

Expand through a capital-efficient business model. In addition to building and operating our own TDP turnkey facilities, we plan to enter into joint ventures for the co-ownership of facilities. Potential partners include municipal waste facilities, public and private landfill operators, entrepreneurs, established waste processors such as automobile shredders and plastic recyclers. To penetrate the market more quickly and to safeguard capital, we also anticipate to license our technology platform to third party licensees for the construction of TDP facilities in other countries.

Select the most profitable global markets. We expect interest in TDP to become global, however selection of the optimal markets for our TDP facilities is mostly driven by available feedstock supply. Other factors to consider in our selection process are costs to secure feedstocks, plant location, government regulations and subsidies, transportation, tipping fees, carbon credits, landfilling costs, and labor pool. Regional market demand for end-products should also be a factor in the selection of locations.

Facility-sharing with existing treatment centers. We expect to, or our clients may, share facilities with recyclers that have the feedstock. By doing this they should be able to take advantages of cost savings in transportation, landfilling and other costs that may be associated with the disposal of the waste.

Sell modular plants based on client needs. Our technology platform is designed so that each reactor is a stand-alone unit. Size of TDP turnkey facilities can be two to eight reactors and more. This enables us to build different size facilities with variable capacity to suit customer needs by simply increasing or reducing the number of reactors.

Help our clients and partners to secure permits. We expect to work in close cooperation with our clients to help them secure the necessary permits from the government authorities by supplying the required data and helping them fulfill all environmental requirements.

Help secure a steady flow of feedstock for our operating TDP clients. We plan to work in conjunction with our clients to evaluate their feedstock needs and help them secure the needed feedstock at low cost.

Be a full service solution provider. We are planning to have multiple sources of revenue. We also expect our business to expand beyond the delivery of TDP turnkey facilities to our clients, wholly or jointly-owned facilities. We plan to provide a complete set of services and support, including facility design, start-up assistance, technology upgrades, engineering, training, IT updates, technical support and management services, as well as to help them secure financing, grants, or subsidies for their TDP facilities. We plan to offer a full assortment of spare parts and optional equipment, including extended warranties and service contracts. We plan to offer marketing and sales support to our clients for their end-products.

Maintain technology leadership through ongoing investment in research and development. We expect to continue our R&D at our Pilot facility in Contrecoeur, Quebec, Canada, so that we may improve our intellectual property, automation, processes and efficiency.

Financial Details of our Launch Project

     We expect the sale price of the Launch facility to be $17,550,000 to the joint venture. We anticipate the joint venture will need an additional  $950,000 in working capital in the first year of operation, therefore the expected total investment for Launch is $18,500,000. The Table below reflects the Launch investment:

Launch Investment With ERCG
	ERCG	Ecolomondo	Total
Purchase price	$8,775,000	$8,775,000	$17,550,000
Working capital	$475,000	$475,000	$950,000
Total investment	$9,250,000	$9,250,000	$18,500,000

Deposit	$900,000		$900,000
Debt financing (not yet secured)	$8,350,000		$8,350,000
Potential net proceeds from this offering		$6,000,000	$6,000,000
Profits from potential sale of Launch or our debt financing (not yet secured)		$3,250,000	$3,250,000
Total financing	$9,250,000	$9,250,000	$18,500,000

Based on the LOI with ERCG, we expect the transaction structure to be as follows:

•	A limited liability company will own and operate Launch, which will have its own management and hire its own employees;

•	We expect to fund our total share of Launch of $9,250,000, which consists of $8,775,000 as our equity portion, and $475,000 as working capital, from the proceeds of this offering;

•	ERCG must provide his share of the equity funding for Launch in the amount of $8,775,000, together with its $475,000 share of the working capital, for a total of $9,250,000;

•	We expect ERCG to finance its capital contributions with $8,350,000 of debt, which can be secured with its joint venture interest, in addition to its $900,000 security deposit already in escrow;

•	If the joint venture partner secures only a part of its financing, its share of the joint venture should be reduced proportionally based on the amount invested;

•	Assuming ERCG makes its full capital contributions, Launch is to be managed by a five-person Board, with two members selected by each of the Partners and one member chosen by mutual consent.

     The Company will endeavor to enter into definitive agreements with ERCG after the successful completion of this offering, for the construction of the Launch facility at a location to be determined in the Hawkesbury area (Ontario, Canada), where we expect that permits can be issued for its construction and operation. We estimated that sufficient waste tire feedstock is available in the region and that Launch can sign off-take agreements at the projected prices described further in this document.

     If the funds from the proceeds of this offering are not sufficient to finance our equity and working capital needs for the joint venture, we plan to secure the shortfall through debt financing. We hope to obtain the financing needed for this project from Export Development Canada, a government-owned export credit agency that supports Canadian companies in international business opportunities. We had several meetings with EDC, but we are not in a position to enter into definitive agreements nor to have more updates prior to the successful completion of this offering, because EDC cannot commit to financing Launch until we have completed our financing with this offering, and because we need the proceeds from this offering to obtain financing from the EDC. EDC is an option, however we may consider other lending institutions if need be; however, at this time there are no current commitments for such financing.

     If ERCG cannot secure its share of the funding or if we do not agree on definitive terms for the joined venture, it is our intention to proceed with Launch, provided that our offering is successful. In such situation, it would be our intention to pay for the total cost to construct Launch, which we estimate would be approximately $10,900,000, as follows: $5,500,000 from the proceeds of this offering and $5,400,000 from debt financing. We would also require working capital of $950,000 whereby $500,000 would come from the proceeds of this offering and $450,000 from the proceeds of forfeiture of the security deposit by our joint venture partner as outlined in the Letter Of Intent, as summarized in the Table below:

Launch Investment Without ERCG
Investment		Financing
		Potential net proceeds from this offering	$5,500,000
		Debt financing (net yet secured)	$5,400,000
Cost to build Launch	$10,900,000	Sub-total (Cost to build Launch)	$10,900,000

		Potential net proceeds from this offering	$500,000
		From forfeiture of ERCG’s security deposit	$450,000
Working capital	$950,000	Sub-total (Working capital)	$950,000

Total investment	$11,850,000	Total financing	$11,850,000

     The reason why the Launch investment is higher in the joint venture with ERCG ($18,500,000) is because the joint venture partnership is paying the selling price of $17,550,000. If our joint venture partner ERCG cannot secure its share of the financing and we are obliged to proceed with Launch on our own, then we expect our cost to be $10,900,000, which is the cost estimate to construct and commission Launch. The cost estimate to construct and commission Launch is the same in both scenarios. In the scenario where we proceed without ERCG, Ecolomondo will own 100% of the Launch facility.

     We are currently negotiating ready to negotiate a Lump Sum Turnkey Purchase Agreement based on our LOI with ERCG, however we are not in a position to enter into definitive agreements prior to the successful completion of this offering.

     We have estimated the cost of Launch at $10,900,000. We arrive at these costs based on information gathered and costs that we experienced at our Pilot plant, including certain quotations presented by suppliers. We estimate the cost to construct Launch could reach $8,400,000, plus $2,500,000 in transport, engineering and commissioning costs.

     We are ready to negotiate a Lump Sum Turnkey Purchase Agreement based on our LOI with ERCG, however we are not in a position to enter into definitive agreements prior to the successful completion of this offering.

Our selling process

     We expect a four-step selling process in completing the sale of a TDP facility:

  Memorandum of Understanding: A potential client initially signs a MOU whereby they provide information explaining their project and commit to non-competition. The potential client is then forwarded a Non-Disclosure Agreement (‘NDA’) for signature. Once we receive the signed NDA, we forward them a detailed questionnaire to obtain an understanding of the project and the party’s needs. Thereafter, we forward detailed documentation on the TDP platform to the potential client for evaluation. Once the potential client has had at least 30 days to review the documentation, the party is asked to visit our Pilot plant.

  Letter of Intent: After the visit of our Pilot plant, if the potential client remains interested, it is supplied with an LOI. In the LOI, the potential client agrees to pay a security deposit and commits to begin the process to secure land, building, feedstock supply, permitting and financing, for which it has six months to complete.

  Lump Sum Turnkey Purchase Agreement: During the 6-month period, we negotiate a Lump Sum Turnkey Purchase Agreement (‘LSPTA’) with the potential client. If not signed within the six months period, the client may forfeit its commitment fee, unless the parties agree to extend this period.

  Notice To Proceed (‘NTP’): Once all the requirements detailed in the LOI are fulfilled and the client has duly signed the LSTPA, it must forward in writing a Notice To Proceed to begin construction.

     The timeframe of our selling process can vary significantly with each case because each case is individual and involves significant investments, which may require complex funding structures, due diligence delays and perhaps regulatory delays. We expect our selling process to become more standardized after a number of transactions have been completed.

Our sales organization

     Our sales organization is based on regional representatives. We have Independent Sales Agents for the United States, Canada, Europe, Mexico, Gulf countries, and Asia/Africa. They are coordinated by Pablo Rodriguez, VP Sales, and overviewed by Elio Sorella, President & CEO.

Competition

     Although a number of companies advertise pyrolysis technology on the internet or in specialty brochures, based on our findings, few, if any, appear to conduct significant activity.

     We designed, engineered, and built our Pilot plant. The knowledge derived from designing, constructing and operating this facility also added significantly to our technology base. In particular, operating the facility for many years led to important technical improvements and advancements in our technology platform and the development of new intellectual property in several areas of the process, more specifically in the areas of automation, cooling, heat curve optimization, filtration, evacuation and post process treatment of our end-products. We believe that we have developed unique experience in the areas of reactive engineering and chemistry and, in particular, the use of operating profiles that places us ahead of most of our competitors.

Research and Development

     In the past, we conducted research and development in collaboration with the chemical engineering department of Polytechnique Montreal, which we engage as consultants on a project basis. We do not own the intellectual property they may derive from the projects, but we are permitted to use it without cost.

     As of December 31, 2014, our research and technical teams were comprised of 9 full-time and 2 part-time professionals, including chemists and engineers. In our Research and Development department, we employ professionals with specific backgrounds in chemical engineering, mechanical engineering, process engineering, and automation. Our staff consists of one chemical engineer with a Ph.D., one mechanical engineer, a master chemist, a chemical engineer with a Doctorate degree specializing in pyrolysis and a control and automation engineer with a Ph.D. in electrical engineering.

Intellectual Property

     Our success depends, at least in part, on our ability to protect our proprietary technology and intellectual property, and to operate without infringing the proprietary rights of others. We rely on a combination of patents, trade secrets and know-how, trademarks, intellectual property licenses and other contractual rights, including confidentiality and invention assignment agreements, to establish and protect our proprietary rights in our technology.

     We own two patents on key elements of our technology platform. One patent is for the apparatus (5,820,736 USA; 851,019B1 EU; 2,194,505 Canada), and the other is for the batch process (5,821,396 USA; 853,114B1 EU; 2,194,805 Canada). During the last five years, we made many technological advancements that have become the core of our technology. Management chose not to apply for additional patents for the sake of secrecy, in an effort to protect its technological advancements. We currently have no pending patent applications and our existing patents expire in the US and in Canada in 2016 and 2017. Additionally, with respect to our European patents, our patent protection has lapsed in Italy, Netherlands, Sweden, Belgium and Austria.

     We rely on, among other things, confidentiality and invention assignment agreements to protect our proprietary know-how and other intellectual property that may not be patentable, or that we believe is best protected by means that do not require public disclosure. The aspects of our technology that are secretive are in the areas of automation, cooling, heat curve optimization, filtration, evacuation and post process treatment of our end-products. We believe most of our advancements are well protected by our secrecy policy because the design, assembly and operation are not a matter of public knowledge and very difficult to copy, in particular the technology and design of the reactors, condensers, separators, evacuation, water filtration, filtration and post process treatment. Furthermore, all process parameters and data are protected by our proprietary automation and are not available even to our clients, since the automation programming will remain our property. Even if there was a breach in our secrecy, there are so many variables in our process that to copy and gather the necessary data to operate efficiently would take years to develop. We believe that secrecy was the best method to protect our advancements. Given the fact that the process is controlled by our proprietary automation programming, our technology remains protected even if the Pilot plant is visited by prospective clients and at such time as when TDP turnkey facilities are operational.

     However, we may be unable to obtain, maintain and protect the intellectual property rights necessary to conduct our business, and may be subject to claims that we infringe or otherwise violate the intellectual property rights of others, which could materially harm our business. For more information, see “Risk Factors—Risks Related to our Intellectual Property.”

Environmental and Regulatory Matters

     The operations of TDP facilities are subject to a variety of federal, state/provincial, local and foreign environmental regulations that govern the discharge of materials into the environment or otherwise relate to environmental protection. These regulations include air emissions, water utilization, discharges for landfill, if applicable, storage and transportation of feedstock, which is waste to be recycled. Some of these regulations require special permitting, while others set limits or thresholds.

     The construction of any facility normally requires a construction permit by an authority or county or planning board, that confirms the conformity of the planned construction of building and land settlement with urban planning regulation. In addition, the operation of any facility normally requires a certificate of occupancy or a similar permit requirement, by the local authority, to confirm that the planned operations satisfy local regulations. Finally, a typical permit requirement is from the State or Provincial environment authority that requires the operations to conform with all environmental regulations (federal, State/provincial, local), including air, water and other biological resources. In the United States, this environmental permit usually refers to UPA permits (“Uniform Procedures Act”) and is administered by the State department of environment, whereas in Canada it is administered by the provinces and in some instances is referred to as a “Certificate of Authorization”.

     We believe the specifications used for our TDP turnkey facilities conform to the governmental regulations in Canada and the United States, that are amongst the most restrictive regulations on air emissions, water and disposal of waste, based on three key elements: (1) a report prepared in 2013 by our consultant that states that “all air measurements in stack from the Thermal Decomposition Process comply easily (much less than 10% of the specified norms) with EPA Air Emission Standards and also to each parameter specified in Environment Quebec Air Quality Standards”14, (2) TDP recycles most of the water used in the process, and (3) there is little residue. However we have not reviewed applicable standards in every jurisdiction worldwide, so we cannot assure you that we will not incur additional costs to comply to regulations in other jurisdictions. Even though we have not performed any analysis or assessment on the costs to comply with regulation and permitting, we believe that the risk that government regulation will create additional costs for TDP, considering the low emissions level compared to existing regulation standards in Quebec and in the United States, is minimal. Furthermore, any exposure to higher capital costs to comply should not significantly impact our profits because they would be absorbed by our clients that have TDP turnkey facilities in operation at that time, and for future TDP turnkey facilities, they will be reflected in the sales price.

_________________________________
 14 Ecolomondo TDP Compliance of Stack and Flare Emissions With 40 CFR Part 60 Standards of Performance and Environment Quebec, by Gilles Tremblay, January 3, 2013.

Employees

     The number of employees at the end of each period was:

Period	Full-time	Part-time

Dec. 31, 2014	9	2
Dec. 31, 2013	6	4
Dec. 31, 2012	7	1

     During those periods, there has been no material change in the number of employees, which include administrative, chemists, engineers and mechanics. Our employees are not represented by a labor union or covered by a collective bargaining agreement. We have never experienced any employment-related work stoppages, and we consider our employee relationships to be excellent.

Facilities

     We rent a building of approximately 17,000 sq.ft., erected on 328,000 sq.ft. of land, located in Contrecoeur, Quebec, Canada. We use approximately 1,500 sq.ft. for general office purposes, 800 sq.ft. for our lab and the balance of 14,700 sq.ft. for our Pilot plant.

     The Company’s head office is located at 3435 Pitfield Blvd., St. Laurent, Quebec, Canada, and consists of 2,000 sq.ft. of office space. The property is owned by 9143-5818 Quebec Inc., a company also controlled by our majority shareholder, Elio Sorella. To date, there has been no rent paid for this facility, however a gross rent of $2,500 per month shall apply upon the consummation of this offering.

MANAGEMENT

     Our Executive officers and Directors and their positions are as follows:

Name	Age	Position	Years in
			office

Executive Officers
Elio Sorella	67	Chief Executive Officer and Chairman of the Board	8
Donald Prinsky	68	Chief Financial Officer	3*

Non-Employee Directors
Tennyson Anthony	48	Director	2
Jamal Chaouki	58	Director	2*
Brigitte Gauthier	53	Director	2
Juan Pablo Rodriguez	47	Director	3
Emmanuelle Savare	48	Director	2

     *Messrs. Prinsky and Chaouki were also Directors in previous periods.

Executive Officers

     Elio Sorella is Chairman of Ecolomondo’s Board of Directors, Chief Executive Officer and majority shareholder of the Company. He has been the Chief Executive Officer of Futurplast Extrusions for the last 16 years and he has been the Chief Executive Officer of the Sorella Group of Companies since 1995. Mr. Sorella founded his first company in the clothing industry, nearly 45 years ago. Afterwards, he started and managed several successful businesses in diversified fields such as cosmetics, real estate, plastic extrusion and transport. Through the years, he also sat on numerous boards of directors of private companies in Canada as well as in the United States. Mr. Sorella, who holds a Bachelor of Commerce Degree in Accounting from Loyola College, contributed to the economic growth of the greater Montreal area and of Québec and Canada by founding businesses that contributed to job creation and economic development. Mr. Sorella will resign from his other functions upon the completion of this offering.

     Donald Prinsky joined Ecolomondo as Chief Financial Officer in 2010 and remained in that role until October 2014. Mr. Prinsky was re-appointed to serve as our Chief Financial Officer in January 2015, upon the resignation of Mr. Anthony Giuliano as Chief Financial Officer. Mr. Prinsky is primarily responsible for financial planning, consulting, as well as financial reporting to higher management. He is a Chartered Professional Accountant, a Chartered Accountant and a member of the Quebec Order of Chartered Professional Accountants since 1971. Prior to joining Ecolomondo, Mr. Prinsky had a consulting company that provided management, financial and other related consulting services to the corporate private sector. From 1969 to 2004, he worked as a chartered accountant at RSM Richter where he became a partner in 1979. For over 35 years he provided audit and consulting services to a wide range of industries. Mr. Prinsky is very involved in his community, serving as a member of the Board of Directors and Chairman of the Audit Committee at the Douglas Institute, a leading teaching hospital affiliated with McGill University. He is also the Chairman of the Board of Directors at an Eldercare Centre.

     Juan Pablo Rodriguez joined Ecolomondo in September 2011 as Chief Executive Officer. He kept this position until February 15, 2014, when he became a part-time consultant to the Company with responsibilities as Vice-President Sales for the commercialization of our technology with various potential clients around the world. He brings with him a unique experience in business, politics, strategic communications and international development acquired over more than 20 years. Previously, he was active on the political scene, as he was elected three times Member of Parliament for the federal riding of Honoré-Mercier. During his mandates, he held several important positions, namely President of the Québec Caucus and Official Critic in the following fields: environment, culture, official languages, public works and governmental services.

     Before entering politics, he was Vice-President and partner in a public relations firm where he carried out various mandates on the national and international stages. Previously, he was Overseas Project Director for a Canadian NGO, Club 2/3 International (now Oxfam, and managed the international projects with regards to the environment fight against poverty and promotion of human rights. Mr. Rodriguez has participated as an active member of several boards and councils of various organizations such as Oxfam-Québec where he served as Vice-president for numerous years.

Non-Employee Directors

     Tennyson Stewart Anthony, Esq. is President and Chief Executive Officer of Kelyniam Global, Inc. since 2011. He has led the company in its launch to sell custom cranial and cranial-facial implants in competition with multinational medical device corporations. He previously practiced law at Tennyson S. Anthony, LLP.

     He is an attorney with experience in handling various legal matters and extensive experience in transactional law. He is licensed to practice in Connecticut and all Federal Courts. He obtained his Juris Doctorate and Advanced Intellectual Property Licensing from the Franklin Pierce Law Center, in Concord, NH, and a Bachelor of Arts from the University of Hartford, CT.

     Dr. Jamal Chaouki obtained his engineering degree from ENSIC in Nancy, France in 1980 and Ph.D. degree from Polytechnique Montreal, Canada. He was also post-doc fellow at UBC Vancouver from 1985 to 1986. Prof. Chaouki has been a full professor since 1995 at Polytechnique Montreal. He has supervised more than 70 Ph.D. and Master Students and more than 40 post-docs. He published more than 350 reviewed articles in refereed journals and in different reviewed proceedings and more than 400 other scientific articles and edited 6 books. He has 15 patents on different processes. He is now editor of the « Chemical Product and Process Modeling ».

     Dr. Chaouki is also director of Biorefinery Center and member of the Canadian Academy of Engineering. He has co-chaired 8 International Conferences including the 8th World Congress of Chemical Engineering 2009 where he has acted as technical director. He is now supervising 30 researchers (22 Ph.Os, 4 PDFs, 3 research associates and 1 researcher). He is a member of the Board of Polytechnique Montreal and several companies. He is Principal Chair Holder of NSREC-Total Group in hydrodynamic modeling of multiphase processes at extreme conditions. His work is mainly dedicated to develop processes from waste and biomass to heat and power, fuels and chemicals.

     Ms. Brigitte Gauthier, Esq. is a partner in the law firm Alepin Gauthier and has practiced there since 1983. She is a member of the Quebec Bar since 1983. She has been a member of numerous Boards and public committees, including the Foundation of Montmorency College, Hospital Cite de la sante de Laval, Regina Assumpta College, Community Media Center of Laval, and The Montreal Movement for Private Education.

     Ms. Gauthier also headed pro bono a number of Boards as Chair. She has been the president of the Laval Bar, CAP Vie de Laval (Non-profit organization for social and community development), Laval Women Center (Non-profit organization for women support and social development), a prevention center for sex victims (CPIVAS), and the Parents Association of Laval College and of Ste-Marcelline College. She also co-founded and chaired the Alzheimer Society of Laval.

     Ms. Emmanuelle Savare is president of DistrictWare, a company producing video/internet games, based in Montreal and has served in that capacity since 2012. Previously, Ms. Savard was CEO of Oberthur Gaming Technologies for eight years when it was sold to the U.S. company Scientific Games (SGMS). Oberthur Gaming Technologies was a security printing company specialized in the printing of scratch off lottery tickets, with approximately 1,000 employees and plants in Canada (Montreal, Quebec), USA (San Antonio, Texas) and Australia (Sydney, NSW). She co-owns with her family the Group Francois Charles Oberthur.

     Ms. Savare was part of the Montreal YPO branch. She was honored in 2004 by the Chamber of Commerce of Greater Montreal for her daring and courage at the 16th gala tribute for outstanding women. She has been a Director for companies of the Francois Charles Oberthur Group such as Francois Charles Oberthur Trust and Oberthur Card System (Oberthur Technologies). She also is or was a Director for various Non-Profit Organizations, including President of The Gadbois gymnastics club, the Respite Center for disabled children and Centre Quatre Poches.

Non-Executive Officers

Non-executive officers are all working full-time, except where specified below:

Name	Position & Responsibilities	Experience Overview
JF Labbé, MBA, LL.M.	VP, Corporate (joined in April 2014) • Corporate development • Legal • Financing • Planning and Coordination
  Strategy consultant with PriceWaterhouseCoopers, Balanced Scorecard Collaborative and SECOR
   Special assistant to the Minister of Finance of Canada
   Counsel for Hydro-Quebec
   Founding President of Recycor, a former leading Canadian scrap tire recycler

Juan Pablo Rodriguez	VP, Sales (20 hours/week; joined in September 2011) • Commercialization of our technology with various potential clients around the world	See description in Directors section, above.
Jose Luis Quiros, MBA, Eng.	VP, Operations (joined in June 2012) • Operations and development of our Pilot plant • Implementation of TDP upgrades	Process Chemical engineer for over 17 years General Manager and Research Team Leader for Polygom, a large tire production facility
Ahmed Kamar, Ph.D.	Director, Automation (joined in June 2014) • Continuous improvement of the TDP technology and its automation
  Automation engineer for 10 years with G.E. Industrial Systems
  Designed control system integration and process automation for several Fortune 500 companies
  Over 30 scientific articles in specialized journals

Hugo Morin, Eng.	Director, Engineering (joined in April 2014) • Coordinate the continuous improvement of the TDP technology • Design and specifications of the TDP technology	Industrial engineer for biotech and waste-to-energy companies including PGNature and Biofour Experienced in design, manufacture, installation and management of waste processing equipment

  Family Relationships

       There are no family relationships between any of our executive officers or Directors.

  Corporate Governance

  Board Composition

       Our Board of Directors currently consists of seven members. We have determined that except for Mr. Elio Sorella, Donald Prinsky and Pablo Rodriguez, all other Directors are considered “independent directors” as defined under the rules of The NASDAQ Capital Market.

  Board Committees

       Audit Committee. We currently have an Audit Committee. We expect this Committee to report to the Board of Directors as it deems appropriate and as the Board may request. Our Audit Committee is currently comprised of Tennyson Anthony and Emmanuelle Savare. We believe that they are “independent directors” as defined under the rules of the SEC and The NASDAQ Capital Market for purposes of serving on our Audit committee. They meet the requirements for financial literacy under the applicable rules of the SEC and The NASDAQ Capital Market, and our Board of Directors has determined that Mr. Anthony is an “audit committee financial expert,” as defined under applicable SEC rules. Don Boudria, who was on the Audit Committee, had to resign for serious health reasons on July 13th, 2015. The Board of Directors plans to fill the vacancy and satisfy the Audit Committee proposition requirements within the cure period permitted by the NASDAQ rules.

       Our Board of Directors recently adopted a written charter for the Audit Committee. According to the charter, our Audit Committee is responsible for, among other matters: (1) appointing, retaining, terminating, and evaluating our independent registered public accounting firm and approving all services to be performed by them; (2) overseeing our independent registered accounting firm’s qualifications, independence and performance; (3) overseeing the financial reporting process and discussing with management and our independent registered public accounting firm the interim and annual financial statements that we file with the SEC; (4) reviewing and monitoring our accounting principles, accounting policies, financial and accounting controls and compliance with legal and regulatory requirements; (5) establishing procedures for the confidential anonymous submission of concerns regarding questionable accounting, internal controls or auditing matters; and (6) reviewing and approving certain related person transactions.

       Compensation Committee. Currently, we do not have any Compensation Committee. Since Mr. Sorella owns approximately 90.4% of the outstanding shares of the Company, we are relying on the controlled company exemption. Our Board of Directors will perform the function of a compensation committee until such time that the Board forms and appoints independent directors to serve on the Committee, which we expect to complete following the consummation of this offering.

       Corporate Governance and Nominating Committee. We currently do not have a Corporate Governance and Nominating Committee. Since Mr. Sorella owns approximately 90.4% of the outstanding shares of the Company, we are relying on the controlled company exemption. As a controlled company, within the meaning of NASDAQ Market place Rules, we are not subject to the corporate governance requirements of Rule 4350(c) of the NASDAQ Market place Rules that would otherwise require us to have:

    A majority of independent directors on the Board of Directors;
    Compensation of our executive officers determined, or recommended to the Board of Directors for determination, either by majority of the independent directors or a compensation committee comprised solely of independent directors; and
    Director nominees selected, or recommended for the Board of Directors’ selection, either by a majority of the independent directors or a nominating committee comprised solely of independent directors.

       Our Board of Directors will perform the function of a corporate governance and nominating committee until such time that the Board forms and appoints independent directors to serve on the committee, which we expect to occur soon following the consummation of this offering. This Committee would identify and recommend individuals qualified to become members of the Board, evaluate the governance of the Board and its Committees, reviewing the corporate governance principles and monitor compliance with the Code of Business Conduct and Ethics. We do not feel that relying on the controlled company exemption creates any material risks as we intend to comply with the corporate governance requirements of Rule 4350(c) soon after the consummation of this offering.

  Risk Oversight

       Our Board of Directors oversees the risk management activities designed and implemented by our management. Our Board executes its oversight responsibility for risk management both directly and through its Committees.

       Our Audit Committee is specifically tasked with overseeing our compliance with legal and regulatory requirements, including monitoring our risk assessment and risk management activities with management and receiving information on material legal and financial affairs.

  Code of Business Conduct and Ethics

       Our Board of Directors recently adopted a Code of Business Conduct and Ethics applicable to our Directors, officers and all employees.

  Potential Conflicts of Interest – Fiduciary Duties

       Our Directors and officers may have conflicts of interest as a result of their relationships with other companies. Although the Company is not aware of any specific conflicts of interest involving any of its Directors or officers at the present time, there is a possibility that our Directors and/or officers may be in a position of conflict of interest in the future. Our Certificate of Incorporation and By-laws do not expressly address this possibility. However, as a general principle under Canadian corporate law, our Directors and officers are under fiduciary obligations to our Company, and section 122(1) of the Canada Business Corporations Act requires that every Director and officer of our Company, in exercising his or her powers and discharging his or her duties, shall:

       (a) act honestly and in good faith with a view to the best interests of our Company, and

       (b) exercise the care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances.

       In addition, under section 120 of the Canada Business Corporations Act, a Director or an officer of a corporation shall disclose to the corporation, in writing or by requesting to have it entered in the minutes of meetings of Directors or of meetings of committees of directors, the nature and extent of any interest that he or she has in a material contract or material transaction, whether made or proposed, with the corporation, if the Director or officer

       (a) is a party to the contract or transaction;

       (b) is a Director or an officer, or an individual acting in a similar capacity, of a party to the contract or transaction; or

       (c) has a material interest in a party to the contract or transaction.

       If a material contract or material transaction, whether entered into or proposed, is one that, in the ordinary course of the corporation’s business, would not require approval by the Directors or shareholders, a Director or officer shall disclose, in writing to the corporation or request to have it entered in the minutes of meetings of directors or of meetings of committees of Directors, the nature and extent of his or her interest immediately after he or she becomes aware of the contract or transaction.

       Generally, under section 120(5) of the Canada Business Corporations Act, a director required to make a disclosure shall not vote on any resolution to approve the contract or transaction unless the contract or transaction

       (a) relates primarily to his or her remuneration as a director, officer, employee, agent or mandatary of the corporation or an affiliate;

       (b) is for indemnity or insurance under section 124; or

       (c) is with an affiliate.

       Under section 120(7) of the Canada Business Corporations Act, a contract or transaction for which disclosure is required is not invalid, and the Director or officer is not accountable to the corporation or its shareholders for any profit realized from the contract or transaction, because of the Director’s or officer’s interest in the contract or transaction or because the Director was present or was counted to determine whether a quorum existed at the meeting of Directors or committee of Directors that considered the contract or transaction, if

       (a) disclosure of the interest was made in accordance with subsections (1) to (6);

       (b) the Directors approved the contract or transaction; and

       (c) the contract or transaction was reasonable and fair to the corporation when it was approved.

       Even if the above conditions are not met, a Director or officer, acting honestly and in good faith, is not accountable to the corporation or to its shareholders for any profit realized from a contract or transaction for which disclosure is required, and the contract or transaction is not invalid by reason only of the interest of the Director or officer in the contract or transaction, if

       (a) the contract or transaction is approved or confirmed by special resolution at a meeting of the shareholders;

       (b) disclosure of the interest was made to the shareholders in a manner sufficient to indicate its nature before the contract or transaction was approved or confirmed; and

       (c) the contract or transaction was reasonable and fair to the corporation when it was approved or confirmed.

       Section 120(8) of the Canada Business Corporations Act provides that if a Director or an officer of a corporation fails to comply with this section, a court may, on application of the corporation or any of its shareholders, set aside the contract or transaction on any terms that it thinks fit, or require the Director or officer to account to the corporation for any profit or gain realized on it, or do both those things.

       In light of the foregoing principles and statutory provisions, each of our Directors and officers is expected to comply with the disclosure and abstention requirements of section 120 of the Canada Business Corporations Act if he or she becomes aware of any material contract or material transaction, or a proposed material contract or proposed material transaction, involving our Company in which:

       (a) he or she is interested, or

       (b) in which an entity of which he or she is a Director or an officer, or in which he or she has a material interest, is interested.

       Further, if any of our Directors or officers becomes aware of any contract or business opportunity that he or she reasonably believes would be of benefit to our Company, he or she is expected to bring that contract or opportunity to the attention of our Board of Directors for consideration, and, if applicable, to (i) give notice that if the Board resolves not to pursue it then he or she may wish to do so in his or her own capacity or to bring it before another entity with which he or she is associated, and (ii) if he or she is a Director of our Company, abstain from voting on the proposal. If any Director or officer improperly usurps or diverts a corporate opportunity, the Company reserves the right to seek such remedies as it deems appropriate.

       Our Board of Directors has recently adopted a written Code of Business Conduct and Ethics for Directors, officers and employees. The Board has found that the fiduciary duties placed on individual Directors and officers by the Canada Business Corporations Act and applicable jurisprudence, and on the individual Director’s participation in decisions of the Board in which the Director has an interest, have been sufficient to ensure that the Board operates in the best interests of the Company and its shareholders.

  EXECUTIVE COMPENSATION

       The following Compensation Discussion and Analysis describes the compensation arrangements we have with our executive officers which we refer to collectively as NEOs (‘Named Executive Officers’). This section discusses our compensation arrangements with our NEOs for the years ended December 31, 2014 and 2013.

  Compensation and Incentives for Named Executive Officers

       The compensation for our NEOs was as follows:

    Chief Executive Officer: The Chief Executive Officer is Elio Sorella, our controlling shareholder and current Chairman of the Board. Mr. Sorella became the Chief Executive Officer on February 15, 2014. He is presently performing his duties on a pro bono basis and has no compensation or other benefits.

    Chief Financial Officer: Donald Prinsky was re-appointed as our Chief Financial Officer on January 15, 2015. Previously, he was our Chief Financial Officer from January 4, 2010 to October 20, 2014. Mr. Prinsky also serves as a Board member. Mr. Prinsky has no base salary and was compensated for services rendered by the issuance of 4,000 Class A Common Shares (after giving effect to the 25 to 1 Reverse Stock Split, which became effective on October 9, 2014) for a total amount of $10.00. Such shares were issued to him in 2012. There were no other share issuances or other benefits provided to Mr. Prinsky as compensation for his services.

    Previous Chief Executive Officer: The compensation for our previous Chief Executive Officer, Pablo Rodriguez, commencing from September 6, 2011 until February 15, 2014, was an annual base salary of C$120,000 plus other benefits totaling C$21,000. He was also issued 18,182 Class A Common Shares (after giving effect to the 25 to 1 Reverse Stock Split, which became effective on October 9, 2014) in 2012 for a total amount of C$45.45. There were no other share issuances to Pablo Rodriguez as compensation while serving as Chief Executive Officer. Subsequent to February 15, 2014, Mr. Rodriguez remains as a part-time consultant to the Company with responsibilities as Vice-President Sales for the commercialization of our technology with various potential clients around the world, with a monthly compensation of C$2,000.

       During the year ended December 31, 2014 and up to and including the date of this offering, we have not granted any stock options or other equity awards to our NEOs. We do not have a stock incentive plan.

       In setting compensation for Fiscal Year 2015, our Board of Directors, with the acceptance of the NEOs, have agreed to these compensation packages as described above until after the consummation of this public offering.

  Employment Arrangement with our Chief Executive Officer Elio Sorella

       On February 15, 2014, our controlling shareholder and Chairman of the Board of Directors, Elio Sorella, replaced Pablo Rodriguez as Chief Executive Officer of Ecolomondo.

       Mr. Sorella has informed our Board of Directors of his willingness to enter into an employment agreement with Ecolomondo to serve as the Company’s Chief Executive Officer for a period of three years on a full-time basis to begin after the consummation of this public offering. Salary compensation for the Chief Executive Officer, as determined by the Board of Directors, will be C$150,000 per year. Mr. Sorella may receive other benefits as Chief Executive Officer that the Board of Directors may determine after the consummation of this public offering. As a Director, Mr. Sorella will abstain from any vote on his compensation package.

  Directors Compensation

       During the year ended December 31, 2014 and the year ended December 31, 2013, we did not make any compensation payments to our Directors. We do reimburse all Directors for reasonable out-of-pocket expenses they incur in connection with their service as Directors, including those incurred in connection with attending all Board and Committee meetings.

       Non-Employee Directors have no service contracts with the Company or any of its subsidiaries providing for benefits.

       Upon the consummation of this offering, the Board of Directors will decide on compensation for their services.

  Director and Officer Indemnification and Limitation of Liability

       We have no indemnification agreements with any of our Officers and Directors. However, the Company has in place a Directors’ and Officers’ liability insurance policy for an aggregate amount of C$5,000,000.

       There is no pending litigation or proceeding naming any of our Directors or Officers for which indemnification is being sought and we are not aware of any pending or threatened litigation that may result in claims for indemnification by any of our Directors or Officers.

  CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

       Since our inception, our Board of Directors has had the primary responsibility for developing and implementing processes and controls to obtain information from our Directors, executive officers and significant stockholders regarding related-person transactions and determining, based on the facts and circumstances, whether we or a related person has a direct or indirect material interest in these transactions. Following this offering, we expect that our Audit Committee to be responsible for review, approval and ratification of “related-person transactions” between us and any related person. Under SEC rules, a related person is an Officer, Director, nominee for a Director or beneficial holder of more than of 5% of any class of our voting securities since the beginning of the last fiscal year or an immediate family member of any of the foregoing. In the course of its review and approval or ratification of a related-person transaction, we expect the Audit Committee to consider:

•	the nature of the related person’s interest in the transaction;

•	the material terms of the transaction, including the amount of consideration involved and type of transaction;

•	the relative importance of the transaction to the related person and to our company;

•	whether the transaction would impair the judgment of a Director or Executive Officer to act in our best interest and the best interest of our stockholders; and

•	any other matters the Audit Committee deems appropriate.

       Any member of the Audit Committee who is a related person with respect to a transaction under review should not be able to participate in the deliberations or vote on the approval or ratification of such transaction. However, such a Director may be counted in determining the presence of a quorum at a meeting of the Committee that considers the transaction.

       Other than compensation agreements to our executive officers, which are described under “Executive Compensation,” the following represent all related party transactions since January 9, 2007 (incorporation date), which a related person had or may have a direct or indirect material interest:

•	Sale of land and building for an amount of C$810,000 in March 2009 to 9143-5818 Quebec Inc., a company under common control that is controlled by our controlling shareholder, Elio Sorella;

•

  Lease for land and building in March 2009 where our Pilot plant is located, in Contrecoeur, Quebec, Canada, with 9143-5818 Quebec Inc., a company under common control that is controlled by our controlling shareholder, Elio Sorella;

•	Lease for a Merlo Loader in September 2009 with 3449793 Canada Inc., a company under common control that is controlled by our controlling shareholder, Elio Sorella;

•

  During the years ended December 31, 2014 and 2013, loans were taken in the amount of C$310,153 and C$73,144, respectively, from companies under common control that are controlled by our controlling shareholder, Elio Sorella, and were used for working capital purposes. The loan taken in the year ended December 31, 2013 was repaid in full in August 2014. As of December 31, 2014, outstanding loans were:

o	4136527 Canada Inc., loan of C$43,225;

o	3212521 Canada Inc., loan of C$256,928;

o	9143-5818 Quebec Inc., loan of C$10,000.

  As of December 31, 2014, the amount owed to companies under common control that are controlled by our controlling shareholder, Elio Sorella was C$310,153. The controlling shareholder advances any capital required to meet the Company’s financial and cash flow commitments.

•

  Issuance of 3,988,879 Class J Preferred Shares to a Canadian holding company, 3212521 Canada Inc., a company under common control that is controlled by our controlling shareholder, Elio Sorella, in payment of two loans: C$3,788,879 on June 30, 2013 and C$200,000 on September 9, 2013. The details of our Class J Preferred Shares are provided in “Description of Capital Stock”.

  PRINCIPAL STOCKHOLDERS

       The following Table sets forth information with respect to the beneficial ownership of our Class A Common Shares as of May 1, 2015, after giving effect to the IPO Share Adjustments, and the anticipated beneficial ownership percentages immediately following this offering, by:

    each person or group who is known by us to own beneficially 5% or more of our outstanding Class A Common Shares;

    each of our named executive officers;

    each of our directors;

    all of our executive officers and directors as a group (8 persons); and

    the number of record holders in the United States of our Class A Common Shares is fifteen (15) and they represent 0.93% of the total Class A Common Shares issued and outstanding. The remaining thirty (30) record holders are located in Canada and represent 99.07% of the total Class A Common Shares issued and outstanding.

       Each stockholder’s percentage ownership as of May 1, 2015 and before this public offering has been adjusted from 502,000,000 to 20,080,000 issued Class A Common Shares to give effect to the 25 to 1 Reverse Stock Split which was effected on October 9, 2014. After giving effect to the sale and issuance of 2,000,000 Class A Common Shares offered in this offering, the current shareholders will collectively be diluted 8.2% and the total number of outstanding Class A Common Shares will be 22,080,000 shares. After giving effect to the sale and issuance of 2,300,000 Class A Common Shares offered in this offering, assuming the underwriters exercise in full their option to purchase up to 15% of the total number of our Class A Common Shares to be offered by us pursuant to this offering, the current shareholders will collectively be diluted 9.3% and the total number of outstanding Class A Common Shares will be 22,380,000 shares.

       Unless otherwise noted, the address of each person or entity in the following Table is c/o Ecolomondo Corporation Inc., 3435 Pitfield Boul., St. Laurent, Quebec, H4S 1H7.

	Shares Beneficially Owned		Shares Beneficially Owned
	Before Offering Adjustments		After Offering Adjustments
			Offering		Maximum (1)
Name of Beneficial Owner	Quantity	%	2,000,000 Shares	%	2,300,000 Shares	%

Issued and Outstanding Class A Common Shares	20,080,000	100.0%	22,080,000	100%	22,380,000	100.0%

5% Stockholders

Elio Sorella	18,143,920	90.4%	18,143,920	82.2%	18,143,920	81.1%

Directors and Executive Officers

Elio Sorella	18,143,920	90.4%	18,143,920	82.2%	18,143,920	81.1%
Donald Prinsky	4,000	0.0%	4,000	0.0%	4,000	0.0%
Pablo Rodriguez	18,182	0.1%	18,182	0.1%	18,182	0.1%
Tennyson Anthony	-	0.0%	-	0.0%	-	0.0%
Jamal Chaouki	40,000	0.2%	40,000	0.2%	40,000	0.2%
Brigitte Gauthier	-	0.0%	-	0.0%	-	0.0%
Emmanuelle Savare	50,000	0.2%	50,000	0.2%	50,000	0.2%

All Directors and Officers as a group (8 persons)	18,256,102	90.9%	18,256,102	82.7%	18,256,102	81.6%

(1)	The Maximum assumes the underwriters exercise in full their option to purchase up to 15% of the total number of our Class A Common Shares to be offered by us pursuant to this offering.

  Additional information on principal stockholders:

    There are no major shareholders, except for Elio Sorella.

    There has been no significant change in the percentage ownership held by Elio Sorella during the past three years.

    Shareholders of Class A Common Shares have no different voting rights.

    Class J Preferred Shares were issued to 3212521 Canada Inc., a company controlled by Elio Sorella. Details of Class J Preferred Shares are provided in “Description of Capital Stock”.

  DESCRIPTION OF CAPITAL STOCK

       The following is a description of our capital stock and certain provisions of our Certificate of Incorporation and bylaws, as they are to be in effect upon the completion of this offering. This description is intended as a summary, and is qualified in its entirety by the provisions of our certificate of incorporation and bylaws, copies of which are filed as exhibits to the registration statement of which this prospectus is a part. This description of our capital stock reflects changes to our capital structure that we expect to have occurred upon the completion of this offering.

  Authorized Capitalization

       Our Certificate of Incorporation as amended provides that our authorized capital consists of an unlimited number of Class A Common Shares, without par value, and an unlimited number of Class J Preferred Shares, with a par value to be determined by the Board of Directors.

       The Table below sets forth certain information regarding our outstanding capital stock as of December 31, 2014, after giving effect to a 25 to 1 Reverse Stock Split which was enacted on October 9, 2014:

Outstanding Capital Stock
Class of Capital Stock	Number of Shares Outstanding	Number of Record Holders
Common Shares, Class A (1)	20,080,000	44
Preferred Shares, Class J (2)	3,988,879	1

  (1) Upon completion of this offering, and after a 25 to 1 Reverse stock split, and after giving effect to the sale issuance of the maximum amount of Class A Common Shares offered in this offering, and assuming the underwriters exercise in full their option to purchase up to 15% of the total number of our Class A Common Shares to be offered by us pursuant to this offering, we expect the total outstanding Class A Common Shares to be 22,380,000.
  (2) Class J Preferred Shares have been issued to 3212521 Canada Inc., a company under common control, owned by Elio Sorella, our Chief Executive Officer.

  Common Shares

       Our Certificate of Incorporation sets forth the following rights, privileges, restrictions and conditions attached to our Class A Common Shares:

    to vote at meetings of shareholders, except meetings at which only holders of a specified class of shares are entitled to vote;

    subject to the rights, privileges, restrictions and conditions attached to any other class of shares of our Company, to share equally in the remaining property of our Company on liquidation, dissolution or winding-up of our Company;

    subject to the rights of the Preferred Shares, the Common Shares are entitled to receive dividends if, as, and when declared by the Board of Directors.

       Voting Rights. Each Class A Common Share entitles the holder to one vote with respect to each matter presented to our stockholders on which the holders of Class A Common Shares are entitled to vote. Our Class A Common Shares are to vote as a single class on all matters relating to the election and removal of Directors on our Board of Directors and as provided by law. Holders of our Class A Common Shares do not have cumulative voting rights. Except in respect of matters relating to the election of Directors, or as otherwise provided in our amended and restated certificate of incorporation or required by law, all matters to be voted on by our stockholders must be approved by a majority of the shares present in person or by proxy at the meeting and entitled to vote on the subject matter. In the case of the election of Directors, all matters to be voted on by our stockholders must be approved by a plurality of the shares present in person or by proxy at the meeting and entitled to vote on the election of Directors.

       Dividend Rights. The holders of our outstanding shares of Class A Common Shares are entitled to receive dividends and other distributions in cash, securities or other property, if any, as may be declared from time to time by our Board of Directors out of legally available assets or funds. For additional information, see “Dividend Policy.”

       Liquidation Rights. In the event of any voluntary or involuntary liquidation, dissolution or winding up of our affairs, holders of our Class A Common Shares would be entitled to share ratably in our assets that are legally available for distribution to stockholders after payment of our debts and other liabilities. If we have any Preferred Shares outstanding at such time, holders of the Preferred Shares may be entitled to distribution and/or liquidation preferences. In either such case, we must pay the applicable distribution to the holders of our Preferred Shares before we may pay distributions to the holders of our Class A Common Shares.

       Other Rights. Our stockholders do not have preemptive, conversion or other rights to subscribe for additional shares. All outstanding shares are, and all Class A Common Shares offered by this prospectus are expected to be, when sold, validly issued, fully paid and non-assessable.

  Preferred Shares

       Our Certificate of Incorporation as amended provides that our Board of Directors may issue the number of Class J Preferred Shares as they see fit.

       Our Board of Directors has authorized, on June 30, 2013, 5,000,000 Class J Preferred Shares, with a par value of C$1.00 per share. As of December 31, 2014, 3,988,879 of these shares have been issued to a holding company, 3212521 Canada Inc., that is controlled by our controlling shareholder Elio Sorella, in payment of loans. The Class J Preferred Shares are redeemable, convertible, and dividend-bearing. The issued and fully paid up shares are to be redeemable only at the option of the Company and only when the shareholders’ equity is $15,000,000 and cash and cash equivalents are greater than $10,000,000. If the Preferred Shares are not redeemed within 30 months from the dates of issuance (June 30, 2013 and September 9, 2013), then 3212521 Canada Inc. has the option to convert the shares to Class A Common Shares. The number of Class A Common Shares to be issued would be determined by dividing the number of Class J Preferred Shares being converted by the fair value of the Class A Common Shares on the conversion date. If the Company becomes a publically traded entity on The NASDAQ Capital Market, the fair value of Class A Common Shares will be the market trading price on the conversion date. The total conversion value is equivalent to the par value of C$1.00 per share of the Class J Preferred Shares multiplied by the number of shares being converted. If the conversion is effected, there would be an immediate dilution of Class A Common Shares and their attached rights.

       Dividend Rights. Class J Preferred Shares shall be entitled to receive dividends, when dividends are declared by the Company, a cumulative dividend at a rate based on the Company’s bank prime lending rate plus six percent.

       Voting Rights. Class J Preferred Shares have no voting rights.

       Liquidation Rights. In the event of dissolution or voluntary liquidation of the Company, holders of Class J Preferred Shares are entitled to repayment of the par value, added to unpaid dividends, prior to the holders of all other classes of shares.

       Other rights. Class J Preferred Shares have no right to share in the property, in the profits or in the surplus assets of the Corporation.

  Rights, Preferences and Restrictions Attached to Our Shares

       The provisions in our Certificate of Incorporation attached to our Class A Common Shares and our Class J Preferred Shares may be altered, amended, repealed, suspended or changed by the affirmative vote of the holders of not less than two-thirds of the outstanding Class A Common Shares and two-thirds of the Class J Preferred Shares, as applicable.

       With the exception of special resolutions (i.e. resolutions in respect of fundamental changes to our Company, including: the sale of all or substantially all of our assets, a merger or other arrangement or an alteration to our authorized capital) that require the approval of holders of two-thirds of the outstanding Class A Common Shares entitled to vote at a meeting, either in person or by proxy, resolutions to approve matters brought before a meeting of our shareholders require approval by a simple majority of the votes cast by shareholders entitled to vote at a meeting, either in person or by proxy.

       Our Certificate of Incorporation provides that our Company shall have a lien on shares registered in the name of a shareholder or the legal representative of a shareholder for any debt of that shareholder to our Company.

  Listing

       We have applied to have our Class A Common Shares approved for listing on The NASDAQ Capital Market under the symbol “EECO.” However no assurances of such listing may be assumed.

  Transfer Agent and Registrar

       The transfer agent and registrar for our Class A Common Shares is Colonial Stock Transfer Company, Inc.

  SHARES ELIGIBLE FOR FUTURE SALE

       Prior to this offering, there has been no public market for our stock. Future sales of our Class A Common Shares in the public market, or the availability of such shares for sale in the public market, could adversely affect market prices prevailing from time to time. As described below, only a limited number of shares are to be available for sale shortly after this offering due to contractual and legal restrictions on resale. Nevertheless, sales of a substantial number of shares of our Class A Common Shares in the public market after such restrictions lapse, or the perception that those sales may occur, could adversely affect the prevailing market price at such time and our ability to raise equity-related capital at a time and price we deem appropriate.

  Sales of Restricted Shares

       Even though our Certificate of Incorporation allows us to have an unlimited number of shares, upon the completion of this offering, and if the underwriters exercise in full their option to purchase up to 15% of the total number of our Class A Common Shares to be offered by us pursuant to this offering, we expect to have outstanding a maximum of 22,380,000 Class A Common Shares. We expect these shares to be freely tradable without restriction or further registration under the Securities Act, unless the shares are held by any of our “affiliates” as such term is defined in Rule 144 of the Securities Act. All remaining Class A Common Shares held by existing stockholders are to be deemed “restricted securities” as such term is defined under Rule 144. The restricted securities were issued and sold by us in private transactions and are eligible for public sale in the United States only if registered under the Securities Act or if they qualify for an exemption from registration under Rule 144 under the Securities Act, which is summarized below.

       As a result of the lock-up agreements described below and the provisions of Rule 144 under the Securities Act, all of the Class A Common Shares are to be available for sale in the public market upon the expiration of the lock-up term provided by the agreements, beginning 180 days after the date of this prospectus (subject to extension) and when permitted under Rule 144.

  Lock-Up Agreements

       Upon the effective date of the registration statement of which this prospectus forms a part, we and all of the existing shareholders of Class A Common Shares and of Class J Preferred Shares (to the extent that Class J Preferred Shares have been converted into Class A Common Shares) have agreed not to sell or grant any option for sale or otherwise dispose of any Class A Common Shares of our Company, directly or indirectly, until one hundred and eighty (180) days after the date of this prospectus.

       The existing holders of Class A Common Shares and Class J Preferred Shares (to the extent that Class J Preferred Shares have been converted into Class A Common Shares) further agree that beyond the one hundred and eighty (180) days, he or she will not sell or grant any option for sale or otherwise dispose of more than 25% per month of any shares of the Class A Common Shares of the Company held by her or him, with a maximum of 2,000 shares per month (after giving effect to the Reverse Stock Split of 25 to 1 effected on October 9, 2014), without the prior written consent of the underwriters.

  Rule 144

       In general, under Rule 144 as currently in effect, once we have been a reporting company subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act for 90 days, a person (or persons whose shares are aggregated) who is not deemed to have been an affiliate of ours at any time during the three months preceding a sale, and who has beneficially owned restricted securities within the meaning of Rule 144 for at least six months (including any period of consecutive ownership of preceding non-affiliated holders) would be entitled to sell those shares, subject only to the availability of current public information about us. A non-affiliated person who has beneficially owned restricted securities within the meaning of Rule 144 for at least one year would be entitled to sell those shares without regard to the provisions of Rule 144.

       Once we have been a reporting company subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act for 90 days, a person (or persons whose shares are aggregated) who is deemed to be an affiliate of ours and who has beneficially owned restricted securities within the meaning of Rule 144 for at least six months would be entitled to sell within any three-month period a number of shares that does not exceed the greater of 1% of the then outstanding shares of our Class A Common Shares or the average weekly trading volume of our Class A Common Shares reported through The NASDAQ Capital Market during the four calendar weeks preceding the filing of a notice of the sale. Such sales are also subject to certain manner of sale provisions, notice requirements and the availability of current public information about us.

  Stock Issued Under Employee Plans

       For the Fiscal Year 2015, we do not expect to have any shares issued under employee compensation plans. Furthermore, we are not a party to any investors’ rights agreements, registration rights or other market stand-off provisions.

  OUR CERTIFICATE OF INCORPORATION AND BY-LAWS

       As discussed above under the heading “Corporate Information”, our Company was incorporated under the laws of Canada on January 9, 2007.

  Objects and Purposes

       Neither our Certificate of Incorporation nor By-laws contain a description of, or any restriction upon, our objects and purposes. Under the Canada Business Corporations Act, a corporation has the capacity and, subject to the Canada Business Corporations Act, the rights, powers and privileges of a natural person, as well as the capacity to carry on its business, conduct its affairs and exercise its powers in any other jurisdiction to the extent that the laws of that jurisdiction permit.

  Directors

       Our Directors are elected annually at each annual meeting of our Company’s shareholders. Our Certificate of Incorporation provides that the Board of Directors may, between annual meetings, appoint one or more additional directors to serve until the next annual meeting, but the number of additional Directors must not at any time exceed one-third of the number of Directors who held office at the expiration of the last annual meeting of our Company’s shareholders.

       Our By-laws provide that our Directors may from time to time on behalf of our Company, without shareholders’ approval:

    borrow money upon the credit of our Company;

    issue, sell or pledge bonds, debentures or other evidences of indebtedness and provide guarantees; and

    mortgage, pledge or otherwise create an interest or charge in all or any currently owned or subsequently acquired property of our Company, to secure payment of a debt or performance of any other obligation of our Company.

       Our By-laws also provide that, subject to our Certificate of Incorporation:

    the directors may by resolution issue shares of our Company at such times, to such persons and, subject to the Canada Business Corporations Act, for such consideration as the Directors may from time to time determine;

    the Directors may, by resolution, make, amend or cancel any by-laws that regulate the business or affairs of our Company (provided that, under the Canada Business Corporations Act, the Directors must submit a bylaw, or an amendment or a cancellation of a by-law to the shareholders at the next meeting of shareholders, and the shareholders may, by ordinary resolution, confirm, reject or amend the by-law amendment or cancel);

    the Directors may designate the officer of our Company, appoint as officers individuals of full capacity who may but need not be Directors of our Company, specify their duties, and except where delegation is prohibited by the Canada Business Corporations Act, delegate to them power to manage the business and affairs of our Company; and

    the Directors may fix the remuneration of the Directors and the officers and employees of the Company.

       Our By-laws also provide for procedures for convening meetings of our Board of Directors, and provide that, subject to our Certificate of Incorporation, a meeting of the Directors may be held at any place in Canada or at any place outside Canada if all Directors entitled to attend and vote at the meeting either participate in the meeting or consent verbally or otherwise to the meeting being held at that place. Our By-laws also provide that a Director may participate in a meeting of Directors by means of telephone or other communication facilities that permit all persons participating in the meeting to hear each other. Subject to our Certificate of Incorporation, every resolution submitted to a meeting of Directors is required to be decided by a vote of a majority of the directors participating in the meeting; in the case of an equality of votes, the Chairman does not have a casting (deciding) vote.

       Subject to the Certificate of Incorporation, a majority of the Directors shall constitute a quorum at any meeting of Directors.

       Neither our Certificate of Incorporation nor By-laws restrict: (i) a Director’s power to vote on a proposal, arrangement or contract in which the Director is materially interested (although the Canada Business Corporations Act generally requires a Director who is materially interested in a material contract or material transaction to disclose his or her interest to the Board, and to abstain from voting on any resolution to approve the contract or transaction, failing which the Superior Court of Quebec may, on application of our Company or any of our shareholders, set aside the material contract or material transaction on any terms that it thinks fit, or require the Director to account to the Company for any profit or gain realized on it, or both); or (ii) our Directors’ power, in the absence of an independent quorum, to vote compensation to themselves or any members of their body. Additional details are provided in the section “Potential Conflicts of Interest – Fiduciary Duties”, above.

       Neither our Certificate of Incorporation nor By-laws set out a mandatory retirement age for our Directors. Our Directors are not required to own securities of our Company in order to serve as Directors.

  Shareholders’ Meetings

  Our By-laws provide that:

    Annual meetings of the shareholders of the Company shall be held not later than fifteen months after holding the last preceding annual meeting but no later than six months after the end of the Company’s preceding financial year.

    The Company shall, at least twenty-one days before each annual meeting or the resolution in lieu of it, send the annual financial statements to each shareholder, except those who agree not to receive them, either before, during or after the meeting or the resolution in lieu of it.

    Notice of the calling of any meeting of the shareholders shall be sent by mail, by facsimile or by electronic mail, at least ten (10) days prior to the meeting, to each shareholder entitled to vote thereat, to each director at his last-known address indicated in the Corporate Records Book and to the auditor.

    The meetings of the shareholders shall be held at the registered office of the Company or at any other place in Canada designated by the Directors. A meeting of the shareholders may be held at a place outside Canada if the place is specified in our Certificate of Incorporation or all the shareholders entitled to vote at the meeting agree that the meeting is to be held at that place.

    The holders of not less than five percent (5%) of the securities issued by the Company which carry the right to vote at the meeting sought to be held may request that the Directors call a meeting for the purposes stated in their request.

    The only persons entitled to attend a meeting of the shareholders shall be those entitled to vote thereat, the Directors, the auditor of the Company and other persons who, pursuant to the Act, to the Certificate of Incorporation or to the By-laws of the Company, are entitled or required to attend a meeting of the shareholders.

    A quorum at a meeting of the shareholders shall be attained, no matter how many persons are actually in attendance when, at least fifteen minutes after the time set for the meeting, the shareholders representing a majority of the votes are in attendance, in person or represented by proxy.

  LIMITATIONS ON RIGHTS OF NON-CANADIANS

       Ecolomondo Corporation Inc. is incorporated pursuant to the laws of Canada. There is no law or governmental decree or regulation in Canada that restricts the export or import of capital, or affects the remittance of dividends, interest or other payments to a non-resident holder of Common Shares, other than withholding tax requirements. Any such remittances to United States residents are generally subject to withholding tax, however no such remittances are likely in the foreseeable future. See “Material Canadian Federal Income Tax Information For United States Residents,” below.

       There is no limitation imposed by Canadian law or by the charter or other constituent documents of our Company on the right of a non-resident to hold or vote Common Shares of our Company. However, the Investment Canada Act (Canada) (the “Investment Act”) has rules regarding certain acquisitions of shares by non-residents, along with other requirements under that legislation.

       The following discussion summarizes the principal features of the Investment Act for a non-resident who proposes to acquire Common Shares of our Company. The discussion is general only; it is not a substitute for independent legal advice from an investor’s own advisor, and it does not anticipate statutory or regulatory amendments.15

       The Investment Act is a federal statute of broad application regulating the establishment and acquisition of Canadian businesses by non-Canadians, including individuals, governments or agencies thereof, corporations, partnerships, trusts or joint ventures (each an “entity”). Investments by non-Canadians to acquire control over existing Canadian businesses or to establish new ones are either reviewable or notifiable under the Investment Act. If an investment by a non-Canadian to acquire control over an existing Canadian business is reviewable under the Investment Act, the Investment Act generally prohibits implementation of the investment unless, after review, the Minister of Industry, is satisfied that the investment is likely to be of net benefit to Canada.

       A non-Canadian would acquire control of our Company for the purposes of the Investment Act through the acquisition of Common Shares if the non-Canadian acquired a majority of the Common Shares of our Company.

       Further, the acquisition of less than a majority but one-third or more of the Common Shares of our Company would be presumed to be an acquisition of control of our Company unless it could be established that, on the acquisition, our Company was not controlled in fact by the acquirer through the ownership of Common Shares.

       For a direct acquisition that would result in an acquisition of control of our Company, subject to the exception for “WTO-investors” that are controlled by persons who are resident in World Trade Organization (“WTO”) member nations, a proposed investment would be reviewable where the value of the acquired assets is C$5 million or more, or if an order for review was made by the federal cabinet on the grounds that the investment related to Canada’s cultural heritage or national identity, where the value of the acquired assets is less than C$5 million.

       For a proposed indirect acquisition that is not a so-called WTO transaction and that would result in an acquisition of control of our Company through the acquisition of a non-Canadian parent entity, the investment would be reviewable where (a) the value of the Canadian assets acquired in the transaction is C$50 million or more, or (b) the value of the Canadian assets is greater than 50% of the value of all of the assets acquired in the transaction and the value of the Canadian assets is C$5 million or more.

       In the case of a direct acquisition by or from a “WTO investor”, the threshold is significantly higher, and is adjusted for inflation each year. The 2014 threshold is C$354 million. Other than the exception noted below, an indirect acquisition involving a WTO investor is not reviewable under the Investment Act.

       The higher WTO threshold for direct investments and the exemption for indirect investments do not apply where the relevant Canadian business is carrying on a “cultural business”. The acquisition of a Canadian business that is a “cultural business” is subject to lower review thresholds under the Investment Act because of the perceived sensitivity of the cultural sector.

   ________________
  15 The foregoing is the Company’s counsel opinion from The Law Office of Bruce Taub, LLC. See Exhibit 5.

       In 2009, amendments were enacted to the Investment Act concerning investments that may be considered injurious to national security. If the Industry Minister has reasonable grounds to believe that an investment by a non-Canadian “could be injurious to national security,” the Industry Minister may send the non-Canadian a notice indicating that an order for review of the investment may be made. The review of an investment on the grounds of national security may occur whether or not an investment is otherwise subject to review on the basis of net benefit to Canada or otherwise subject to notification under the Investment Canada Act. To date, there is neither legislation nor guidelines published, or anticipated to be published, on the meaning of “injurious to national security.” Discussions with government officials suggest that very few investment proposals will cause a review under these new sections.

       Certain transactions, except those to which the national security provisions of the Investment Act may apply, relating to Common Shares of our Company are exempt from the Investment Act, including:

    acquisition of Common Shares of the Company by a person in the ordinary course of that person’s business as a trader or dealer in securities;

    acquisition of control of our Company in connection with the realization of security granted for a loan or other financial assistance and not for a purpose related to the provisions on the Investment Act; and

    acquisition of control of our Company by reason of an amalgamation, merger, consolidation or corporate reorganization following which the ultimate direct or indirect control in fact of our Company, through the ownership of Common Shares, remained unchanged.

  MATERIAL INCOME TAX INFORMATION

       The following is a discussion of the material Canadian and U.S. federal income tax consequences of the acquisition, ownership and disposition of our Common Shares and is based upon laws and interpretations thereof in effect as of the date of this prospectus, all of which are subject to change. This discussion does not deal with all possible tax consequences relating to the acquisition, ownership and disposition of our Common Shares, such as the tax consequences under state, local and non-U.S. and non-Canadian tax laws. This discussion is only that, a discussion, and must not be viewed as tax advice.16 We urge you to secure advice and the opinion of your tax advisor before making any decision.

  Material Canadian Federal Income Tax Information for United States Residents

       The following summarizes the principal Canadian federal income tax considerations generally applicable to the holding and disposition of Common Shares of Ecolomondo Corporation Inc. by a holder (a) who, for the purposes of the Income Tax Act (Canada) (the “Tax Act”), is not resident in Canada or deemed to be resident in Canada, deals at arm’s length and is not affiliated with Ecolomondo Corporation Inc., holds the Common Shares as capital property and does not use or hold the Common Shares in the course of carrying on, or otherwise in connection with, a business in Canada, and (b) who, for the purposes of the Canada-United States Income Tax Convention (the “Treaty”), is a resident of the United States, has never been a resident of Canada, has not held or used (and does not hold or use) Common Shares in connection with a permanent establishment or fixed base in Canada, and who qualifies for the full benefits of the Treaty. The Canada Revenue Agency has recently introduced special forms to be used in order to substantiate eligibility for Treaty benefits, and affected holders should consult with their own advisors with respect to these forms and all relevant compliance matters.

       Holders who meet all such criteria in clauses (a) and (b) above are referred to herein as a “U.S. Holder” or “U.S. Holders”, and this summary only addresses such U.S. Holders. The summary does not deal with special situations, such as particular circumstances of traders or dealers, limited liability companies, tax-exempt entities, insurers, financial institutions (including those to which the mark-to-market provisions of the Tax Act apply), or entities considered fiscally transparent under applicable law, or otherwise.

       This summary is based on the current provisions of the Tax Act and the regulations thereunder, all proposed amendments to the Tax Act and regulations publicly announced by the Minister of Finance (Canada) to the date hereof, the current provisions of the Treaty and our understanding of the current administrative practices of the Canada Revenue Agency. It has been assumed that all currently proposed amendments to the Tax Act and regulations will be enacted as proposed and that there will be no other relevant change in any governing law, the Treaty or administrative policy, although no assurance can be given in these respects. This summary does not take into account provincial, U.S. or other foreign income tax considerations, which may differ significantly from those discussed herein.

       This summary is not exhaustive of all possible Canadian income tax consequences. It is not intended as legal or tax advice to any particular U.S. Holder and should not be so construed. The tax consequences to a U.S. Holder will depend on that U.S. Holder’s particular circumstances. In addition, U.S. Holders should note that this summary only addresses certain Canadian federal income tax considerations relevant to the holding and disposition of Common Shares of Ecolomondo Corporation Inc. Accordingly, all U.S. Holders or prospective U.S. Holders should consult their own tax advisors with respect to the tax consequences applicable to them having regard to their own particular circumstances.

  Dividends

       Dividends paid or deemed to be paid or credited by Ecolomondo Corporation Inc. to a U.S. Holder are subject to Canadian withholding tax. Under the Treaty, the rate of withholding tax on dividends paid to a U.S. Holder is generally limited to 15% of the gross dividend (or 5% in the case of a U.S. holder that is a corporate shareholder owning at least 10% of Ecolomondo Corporation Inc.’s voting shares), provided the U.S. Holder can establish entitlement to the benefits of the Treaty.

   ________________
  16 The foregoing is the Company’s counsel opinion from The Law Office of Bruce Taub, LLC. See Exhibit 5.

  Disposition

       A U.S. Holder is generally not subject to tax under the Tax Act in respect of a capital gain realized on the disposition of a Common Share in the open market, unless the share is “taxable Canadian property” to the holder thereof and the U.S. Holder is not entitled to relief under the Treaty.

       Provided that Ecolomondo Corporation Inc. Class A Common Shares are listed on a stock exchange, in this case the NASDAQ, for purposes of the Tax Act at the time of disposition, a Common Share will generally not constitute taxable Canadian property to a U.S. Holder unless, at any time during the 60 month period ending at the time of disposition, (i) the U.S. Holder or persons with whom the U.S. Holder did not deal at arm’s length (or the U.S. Holder together with such persons) owned 25% or more of the issued shares of any class or series of Ecolomondo Corporation Inc. AND (ii) more than 50% of the fair market value of the share was derived directly or indirectly from certain types of assets, including real or immoveable property situated in Canada, Canadian resource properties or timber resource properties, and options, interests or rights in respect of any of the foregoing. Common shares of Ecolomondo Corporation Inc. may also be deemed to be taxable Canadian property under the Tax Act in certain specific circumstances. A U.S. Holder holding Ecolomondo Corporation Inc. Common Shares as taxable Canadian property should consult with the U.S. Holder’s own tax advisors in advance of any disposition of Ecolomondo Corporation Inc. Common Shares or deemed disposition under the Tax Act in order to determine whether any relief from tax under the Tax Act may be available by virtue of the Treaty, and any related compliance procedures.

  Backup Withholding Tax and Information Reporting

       Under U.S. federal income tax law and Treasury Regulations, certain categories of U.S. Holders must file information returns with respect to their investment in, or involvement in, a foreign corporation. For example, U.S. return disclosure obligations (and related penalties) are imposed on individuals who are U.S. Holders that hold certain specified foreign financial assets in excess of $50,000. The definition of specified foreign financial assets includes not only financial accounts maintained in foreign financial institutions, but also, unless held in accounts maintained by a financial institution, any stock or security issued by a non-U.S. person, any financial instrument or contract held for investment that has an issuer or counterparty other than a U.S. person and any interest in a foreign entity. U.S. Holders may be subject to these reporting requirements unless their Common Shares are held in an account at a domestic financial institution. Penalties for failure to file certain of these information returns are substantial. U.S. Holders should consult with their own tax advisors regarding the requirements of filing information returns under these rules, including the requirement to file an IRS Form 8938.

       Payments made within the U.S. or by a U.S. payor or U.S. middleman of dividends on, and proceeds arising from the sale or other taxable disposition of, Common Shares will generally be subject to information reporting and backup withholding tax, at which is currently the rate of 31%, if a U.S. Holder (a) fails to furnish such U.S. Holder’s correct U.S. taxpayer identification number (generally on Form W-9), (b) furnishes an incorrect U.S. taxpayer identification number, (c) is notified by the IRS that such U.S. Holder has previously failed to properly report items subject to backup withholding tax, or (d) fails to certify, under penalty of perjury, that such U.S. Holder has furnished its correct U.S. taxpayer identification number and that the IRS has not notified such U.S. Holder that it is subject to backup withholding tax. However, certain exempt persons generally are excluded from these information reporting and backup withholding rules. Backup withholding is not an additional tax. Any amounts withheld under the U.S. backup withholding tax rules will be allowed as a credit against a U.S. Holder’s U.S. federal income tax liability, if any, or will be refunded, if such U.S. Holder furnishes required information to the IRS in a timely manner.

       The discussion of reporting requirements set forth above is not intended to constitute an exhaustive description of all reporting requirements that may apply to a U.S. Holder. A failure to satisfy certain reporting requirements may result in an extension of the time period during which the IRS can assess a tax, and under certain circumstances, such an extension may apply to assessments of amounts unrelated to any unsatisfied reporting requirement. Each U.S. Holder should consult its own tax advisors regarding the information reporting and backup withholding rules.

  UNDERWRITING

       Subject to the terms and conditions in an underwriting agreement by and between us and Chardan Capital Markets, LLC, the sole book running manager and as a practical matter, the underwriters of the offering, Chardan Capital Markets, LLC has agreed to purchase from us, on a firm commitment basis, all of the Class A Common Shares offered by this prospectus (other than those covered by the over-allotment option described below) at the public offering price, less the underwriting discount set forth on the cover page of this prospectus. The underwriting agreement provides that the obligations of the underwriters to pay for and accept delivery of the Class A Common Shares are subject to the passing upon certain legal matters by counsel and certain conditions such as confirmation of the accuracy of representations and warranties by us about our financial condition and operations and other matters.

       Chardan Capital Market, LLC proposes to offer our Class A Common Shares for sale at the price of $7.00 per share on a firm commitment basis, which is the midpoint of the range set forth on the cover page of this prospectus.

       We have granted an option to the underwriters to purchase up to 15% of the total Class A Common Shares at the public offering price per share, less the underwriting discount, set forth on the cover page of this prospectus. This option is exercisable during the 45-day period after the date of this prospectus. The underwriters may exercise this option only to cover over-allotments made in connection with this offering.

       Prior to this offering, there has been no public market for our Class A Common Shares. The selling price per share of the Ecolomondo Corporation Inc. Class A Common Shares was arrived at as the result of negotiations between management of the Company and Representatives from Chardan Capital Markets, LLC, the sole book running manager and as a practical matter, the underwriter of the offering. This price per share was what the negotiators concluded would be a price at which Chardan Capital Markets, LLC, together with its selling broker-dealers, could sell a sufficient number of shares to make the extensive work and expense of the offering worth it to the Company. It would also enable the Company to receive sufficient proceeds to expand its business operations in the manner described in the Registration Statement. The price was not based on any division of the value of the assets of the Company per share, but rather on a view of the future value of the Company and the stock. We cannot assure you, however, that the price at which the shares may sell in the public market after this offering could not be lower than the initial public offering price or that an active trading market in our shares may develop and continue after this offering.

       We have applied to have our Class A Common Shares listed on The NASDAQ Capital Market under the symbol “EECO.”

  Commissions and Discounts

       We have agreed to pay to Chardan Capital Markets, LLC a fee equal to 8.75% of the aggregate sales price of the shares of our Class A Common Shares sold in this offering. In addition, we have agreed to reimburse Chardan Capital Markets, LLC for all of its out-of-pocket expenses, including but not limited to legal fees and travel expenses, incurred in connection with this offering, in an amount not to exceed $150,000. We have paid $150,000 to Chardan Capital Markets, LLC, as an advance against out-of-pocket expenses anticipated to be incurred by it in connection with this offering, which advance will be reimbursed to us by Chardan Capital Markets, LLC to the extent not actually incurred.

       The following Table shows the underwriting discounts and commissions, that we are to pay to our underwriters in connection with this offering.

	Per Share	Total Without	Total With
		Over-Allotment	Over-Allotment
Public Offering Price	$7.00	$14,000,000	$16,100,000
Underwriting Discount (8.75%)	$0.6125	$1,225,000	$1,408,750
Proceeds to Ecolomondo Corporation Inc. (before expenses)	$6.3875	$12,775,000	$14,691,250

       Except as disclosed in this prospectus, the underwriters have not received and will not receive from us any other item of compensation or expense in connection with this offering considered by the Financial Industry Regulatory Authority, Inc. (“FINRA”), to be underwriting compensation under its rule of fair price. The underwriting discount was determined through arms’ length negotiations between us and the underwriters.

       The underwriters may offer some of the Class A Common Shares to other securities dealers at the public offering price less a concession of $[*] per share. The underwriters may also allow, and such dealers may re-allow, a concession not in excess of $[*] per share to other dealers. After the shares are released for sale to the public, the underwriters may change the offering price and other selling terms at various times.

       The underwriters are offering the Class A Common Shares subject to conditions contained in the underwriting agreement, such as the receipt by the underwriters of officers’ certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part in the event (i) our representations or warranties are incorrect or misleading or we fail to fulfill our agreements with the underwriters; (ii) a material adverse change occurs affecting our business, management, property, assets, results of operations, condition or prospects; (iii) trading is suspended on any national securities exchange; (iv) war is declared; (v) a banking moratorium is declared in New York or the U.S.; or (vi) any laws, regulations, court or administrative order or other governmental or agency act causes the underwriters to believe that our business or the U.S. securities markets will be materially adversely affected. The underwriters’ discretion in this regard is broad.

  Lock-up Agreements

       We and all of the existing holders of Class A Common Shares and Class J Preferred Shares (to the extent that Class J Preferred Shares have been converted into Class A Common Shares) have agreed not to sell or grant any option for sale or otherwise dispose of any Class A Common Shares of our Company, directly or indirectly, during the period commencing on the date of this prospectus and ending on the date one hundred and eighty (180) days after the date of such prospectus.

       The existing holders of Class A Common Shares and Class J Preferred Shares (to the extent that Class J Preferred Shares have been converted into Class A Common Shares) further agree that beyond the one hundred and eighty (180) days, he or she will not sell or grant any option for sale or otherwise dispose of more than 25% per month of any shares of the Class A Common Shares of the Company held by her or him, with a maximum of 2,000 shares per month (after giving effect to the Reverse Stock Split of 25 to 1 effected on October 9, 2014), without the prior written consent of the underwriters.

  Indemnification and Contribution

       The underwriting agreement provides for indemnification between us and the underwriters against specified liabilities, including liabilities under the Securities Act, and for contribution by us and the underwriters to payments that may be required to be made with respect to those liabilities. We have been advised that, in the opinion of the Securities and Exchange Commission, indemnification of liabilities under the Securities Act is against public policy as expressed in the Securities Act, and is therefore, unenforceable.

  Short Sales and Stabilizing Transactions

       In connection with the offering, our underwriters may purchase and sell shares in the open market. Purchases and sales in the open market may include short sales, purchases to cover short positions.

•	Short sales involve secondary market sales by the underwriters of a greater number of shares than they are entitled to purchase in the offering.
•	Covering transactions involve purchases of shares in the open market after the distribution has been completed in order to cover short positions.
o

  To close a naked short position, the underwriters must purchase shares in the open market after the distribution has been completed. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering.

o

  To close a covered short position, the underwriters must purchase shares in the open market after the distribution has been completed or must exercise the over-allotment option. In determining the source of shares to close the covered short position, the underwriters must consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option.

•	Stabilizing transactions involve bids to purchase shares so long as the stabilizing bids do not exceed a specified maximum.

       Purchases to cover short positions and stabilizing purchases, as well as other purchases by the underwriters for their own accounts, may have the effect of preventing or retarding a decline in the market price of the shares. They may also cause the price of the shares to be higher than the price that would otherwise exist in the open market in the absence of these transactions. The underwriters may conduct these transactions on The NASDAQ Capital Market, in the over-the-counter market or otherwise. If the underwriters commence any of these transactions, they may discontinue them at any time.

  Conflicts of Interest

       The underwriters are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, principal investment, hedging, financing and brokerage activities. The underwriters and their respective affiliates may, from time to time, engage in transactions with and perform services for us in the ordinary course of their business for which they may receive customary fees and reimbursement of expenses. In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (which may include bank loans and/or credit default swaps) for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities and instruments. Such investment and securities may involve our securities and instruments.

       We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make because of any of those liabilities.

       There has been no financing, investment and/or advisory services provided or to be provided by participating members to the issuer during the 180-day period preceding the required filing date through the 90-day period following the effective date of this offering.

  EXPENSES RELATING TO THIS OFFERING

       The following Table sets forth the costs and expenses, other than underwriting discounts and commissions, to be paid by us in connection with the sale of the Class A Common Shares being registered hereby. All amounts are estimates except for the SEC registration fee, the FINRA filing fee and the NASDAQ listing fee.

Costs and Expenses
Underwriting expenses	$150,000
Legal fees	$47,926
Auditing fees	$80,000
SEC registration fee	$2,074
FINRA filing fee	$5,000
NASDAQ listing fee	$75,000
Printing	$10,000
Miscellaneous	$30,000
TOTAL	$400,000

       We will bear the expenses, including underwriting discounts and commissions incurred in connection with this offering.

  LEGAL MATTERS

       The attorneys for Ecolomondo Corporation Inc, are Karlen & Stolzar LLP, White Plains, New York, and the attorneys for the underwriters are Loeb & Loeb LLP, New York, New York. The attorney for Ecolomondo Corporation Inc. with regards to Canadian law is The Law Office of Bruce Taub, LLC.

  ENFORCEABILITY OF CIVIL LIABILITIES

       We are a corporation organized under the laws of Canada and a majority of our directors and officers, as well as the Canadian independent registered chartered accountants named in the "Experts" section of this prospectus, reside outside of the United States. Service of process upon such persons may be difficult or impossible to effect within the United States. Furthermore, because a substantial portion of our assets, and substantially all the assets of our non-U.S. directors and officers and the Canadian experts named herein, are located outside of the United States, any judgment obtained in the United States, including a judgment based upon the civil liability provisions of U.S. federal securities laws, against us or any of such persons may not be collectible within the United States.17

       In addition, there is doubt as to the applicability of the civil liability provisions of U.S. federal securities law to original actions instituted in Canada. It may be difficult for an investor, or any other person or entity, to assert U.S. securities laws claims in original actions instituted in Canada.

       However, subject to certain time limitations, a foreign civil judgment, including a U.S. court judgment based upon the civil liability provisions of U.S. federal securities laws, may be enforced by a Canadian court, provided that:

    the judgment is enforceable in the jurisdiction in which it was given;

    the judgment was obtained after due process before a court of competent jurisdiction that recognizes and enforces similar judgments of Canadian courts, and the court had authority according to the rules of private international law currently prevailing in Canada;

    adequate service of process was effected and the defendant had a reasonable opportunity to be heard;

    the judgment is not contrary to the law, public policy, security or sovereignty of Canada and its enforcement is not contrary to the laws governing enforcement of judgments;

    the judgment was not obtained by fraud and does not conflict with any other valid judgment in the same matter between the same parties;

    the judgment is no longer appealable; and

    an action between the same parties in the same matter is not pending in any Canadian court at the time the lawsuit is instituted in the foreign court.

       Foreign judgments enforced by Canadian courts generally will be payable in Canadian dollars. A Canadian court hearing an action to recover an amount in a non-Canadian currency will render judgment for the equivalent amount in Canadian currency.

       The name and address of our agent for service of process in the United States is Michael Stolzar, Esq., Karlen & Stolzar, LLP, 445 Hamilton Avenue, Suite 1102, White Plains, New York 10601, (914) 949-4600.

   ________________
  17 The foregoing is the Company’s counsel opinion from The Law Office of Bruce Taub, LLC. See Exhibit 5.

  EXPERTS

       The consolidated financial statements included in the prospectus and elsewhere in the registration statement have been so included in reliance upon the report of Raymond Chabot Grant Thornton LLP, independent registered public accountants, upon the authority of said firm as experts in accounting and auditing.

       None of the named experts or legal counsel was employed on a contingent basis, owns an amount of shares in the company or our subsidiaries which is material to that person, or has a material, direct or indirect economic interest in the company or that depends on the success of this offering.

  WHERE YOU CAN FIND MORE INFORMATION

       We have filed with the SEC a registration statement on Form F-1 under the Securities Act with respect to the securities offered by this prospectus. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules that are part of the registration statement. For further information about us and about the securities, you should refer to our registration statement and its exhibits. This prospectus summarizes the content of contracts and other documents to which we refer you. Since this prospectus may not contain all of the information that is important to you, you should review the full text of these documents. We have included copies of these documents as exhibits to our registration statement.

       Upon the completion of this offering, we will become subject to periodic reporting and other information requirements of the Exchange Act as applicable to foreign private issuers and will file reports, including annual reports on Form 20-F, and other information with the SEC. As we are a foreign private issuer, we are exempt from some of the Exchange Act reporting requirements, the rules prescribing the furnishing and content of proxy statements to shareholders, and Section 16 short swing profit reporting for our officers and directors and for holders of more than 10% of our shares. You may read and copy any document we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington D.C. 20549. Please call the SEC at 1-800-SEC-0330 for more information on the public reference rooms and their copy charges. The SEC also maintains a website that contains reports, proxy and information statements and other information regarding issuers, such as us, who file electronically with the SEC. The address of that website is http://www.sec.gov.

  CERTAIN DEFINED TERMS

Added Value	Additional value created as compared to destroying or other methods of treating waste, in this case, hydrocarbon waste.

ASR

  Automobile Shred Residue, or “car fluff”, represents materials remaining after the car has been shredded and stripped of reusable parts and metals. ASR is mainly composed of plastics, rubber, foam, fabric and paper.

ASTM	ASTM International (formerly known as the American Society for Testing and Materials), a developer and provider of international voluntary consensus standards.

Basel Convention	Basel Convention on the Control of Transboundary Movements of Hazardous Wastes and their Disposal, adopted in 1989.

BTU	British Thermal Unit, a standard unit of measurement used to denote the amount of heat required to increase one pound of water by one degree Fahrenheit.

Carbon Black or Char

  Material produced by the incomplete combustion of heavy petroleum products. It is mainly used as a reinforcing filler in tires and rubber products, also used in plastics, paints and inks as color pigment.

Carbon Black Substitute	Material resulting from the pyrolysis of hydrocarbon waste. It is similar to carbon black in properties but includes some ash impurities because it is recycled.

Carbon Credit

  Based on an emissions trading approach, one carbon credit is equal to one metric ton of carbon dioxide, or in some markets, carbon dioxide equivalent gases, represented by a tradable certificate or permit.

CBCA	Canada Business Corporation Act, which provides the basic corporate governance framework for Canadian enterprises of all sizes.

Closed Batch Technology

  Batch processing in a closed reactor, used in a variety of operations such as solids dissolution, product mixing and chemical reactions. Materials are placed in a reactor for an amount of time, during which the entry or exit of gases or vapors are controlled.

CO2

  Carbon dioxide, a gas at standard temperature and pressure, part of the carbon cycle for plants and algae. Primary greenhouse gas emitted through human activities, mostly by the combustion of fossil fuels such as coal, natural gas and oil.

EPA

  The U.S. Environmental Protection Agency, based in Washington, created for the purpose of protecting human health and the environment by writing and enforcing regulations based on laws passed by Congress.

ERCG	Ecological Recycling C.G. Inc., our joint venture partner in Launch.

Feedstock	Raw material required for an industrial process. In the context of this prospectus, feedstock refers to hydrocarbon waste that is converted into end-products by a pyrolysis process or by TDP.

HAZOP	HAZard and OPerability study, an assessment of potential hazards to employees or equipment for companies in the process industry.

Heavy Oil

  Fuel oil with a higher boiling point, larger viscosity and longer carbon chain length than light oil. Fuel oil is a fraction obtained from petroleum distillation, either as a distillate or a residue, burned in a furnace for heat or used in an engine for power.

Hydrocarbons

  The simplest organic compound containing only carbon and hydrogen. The majority of hydrocarbons found on earth naturally occur in crude oil, where decomposed organic matter provides an abundance of carbon and hydrogen.

Hydrocarbon Waste	Products that contain hydrocarbons and have reached their end of life. For TDP, the most common types are tires, plastics, asphalt, asphalt roof shingles, automobile shred residue (ASR) and diapers.

IPO Share Adjustments	Adjustments that reflect the contemplated number of shares to be issued and net proceeds from the IPO.

IT	Information Technology, the application of computers and telecommunications equipment to store, retrieve, transmit and manipulate data.

Light Oil

  Fuel oil with a lower boiling point, smaller viscosity and shorter carbon chain length than heavy oil. Fuel oil is a fraction obtained from petroleum distillation, either as a distillate or a residue, burned in a furnace for heat or used in an engine for power.

LOI	Letter of Intent, a document outlining an agreement between two or more parties before closing a financially large deal.

LSTPA	Lump Sum Turnkey Purchase Agreement, a contract in which a contractor designs, constructs, and manages a project until it is ready to be handed over to the client and operation can begin.

MOU	Memorandum of Understanding, describing an agreement between two or more parties. It expresses a convergence of will between the parties, indicating an intended common line of action.

NDA

  Non-Disclosure Agreement, also known as a confidentiality agreement, a legal document that outlines confidential material, knowledge or information that the parties wish to share with one another for certain purposes but wish to restrict access to or by third parties.

NTP	Notice To Proceed, a written notice from a project owner addressed to the contractor in which the contractor is authorized to proceed with the work on a specified date.

PCAOB	The Public Company Accounting Oversight Board, a nonprofit corporation established by the Sarbanes-Oxley Act to oversee the auditors of U.S. public companies to protect the interests of investors.

PSI	Pound per Square Inch, a unit of pressure or of stress, resulting from a force of one pound applied to an area of one square inch.

PTE	Passenger Tire Equivalent, a notional term using a standard weight of 9kg (20 lbs) to represent the average weight of a passenger tire. Various tire types (truck, oversize) can be expressed in PTEs.

Pyrolysis	Established technology that uses heat to chemically alter a substance in an oxygen-free environment.

Relative Atmospheric Pressure	Relative atmospheric pressure is the measurement of how much pressure an air column would exert on a surface.

Reactor

  Type of vessel used in process industries, with large variation of sizes, usually fabricated in steel, stainless steel or glass. A typical batch reactor consists of a tank with an agitator and integral heating/cooling system.

TDF	Tire-Derived Fuel, composed of shredded tires and may be mixed with coal or other fuels such as wood to be burned in concrete kilns, power plants, or paper mills.

TDP	Thermal Decomposition Process, Ecolomondo’s proprietary process to treat hydrocarbon waste that uses pyrolysis technology in a closed batch environment with a rotary reactor.

Tipping Fee	Charge levied upon a given quantity or weight of waste received at a waste processing facility or landfill site.

Ton	Unit of measure of mass, used in this document as a short ton, i.e. 2000 lbs.

  INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

  Ecolomondo Corporation Inc. and Subsidiary

  Consolidated Financial Statements
  December 31, 2014 and 2013

  Report of Independent Registered Public
  Accounting Firm

  To the Board of Directors and Stockholders of
  Ecolomondo Corporation Inc.

  We have audited the accompanying consolidated balance sheets of Ecolomondo Corporation Inc. and Subsidiary as of December 31, 2014 and 2013, and the related consolidated statements of income, stockholders' equity, and cash flows for each of the two years in the period ended December 31, 2014. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

  We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free from material misstatement. We were not engaged to perform an audit of the Company's internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Ecolomondo Corporation Inc. and Subsidiary, as of December 31, 2014 and 2013 and the results of their operations and their cash flows for each of the two years in the period ended December 31, 2014, in conformity with accounting principles generally accepted in the United States of America.

  The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the consolidated financial statements, the Company has incurred recurring losses and an accumulated deficit of $7,365,966. These conditions, along with other matters as set forth in Note 2, cast substantial doubt about the Company's ability to continue as a going concern. Management's plans with regards to these matters are described in Note 2. The accompanying consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

  Montréal, Canada
  May 1, 2015

  ____________________________________________

  1 CPA auditor, CA public accountancy permit no. A121855

Ecolomondo Corporation Inc. and Subsidiary
Consolidated Balance Sheets
December 31, 2014 and 2013
(In Canadian dollars, except for number of shares)

	December 31,	December 31,
	2014	2013
	$	$
ASSETS
Current assets
Cash	11,023	829
Cash held in trust	1,000,000	–
Receivables (Note 4)	30,663	21,449
Investment tax credits receivable	582,965	994,150
Prepaid expenses	25,211	20,159
Total current assets	1,649,862	1,036,587
Equipment, net (Note 5)	5,816,869	6,532,428
Intangible assets, net (Note 6)	1,193,196	1,473,949
Deferred charges	120,781	–
Total assets	8,780,708	9,042,964

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Bank overdraft	–	2,539
Accounts payable and accrued liabilities	217,468	145,390
Deferred revenues (Note 7)	1,108,885	–
Advances from companies under common control (Note 8)	310,153	73,144
Total current liabilities	1,636,506	221,073
Deferred income taxes, net (Note 9)	1,749,175	2,002,251
Total liabilities	3,385,681	2,223,324
Commitments (Note 16)

STOCKHOLDERS' EQUITY
Common shares, unlimited number of shares authorized, without par value, 20,080,000, shares issued and outstanding (Note 10)	8,772,114	8,772,114
Preferred shares, $1 par value authorized for 5,000,000 preferred shares, 3,988,879 shares issued and outstanding (Note 10)	3,988,879	3,988,879
Accumulated deficit	(7,365,966)	(5,941,353)
Total stockholders' equity	5,395,027	6,819,640
Total liabilities and stockholders' equity	8,780,708	9,042,964

  The accompanying notes are an integral part of the consolidated financial statements.

  On behalf of the Board,

Director	Director

Ecolomondo Corporation Inc. and Subsidiary
Consolidated Statements of Income
Years ended December 31, 2014 and 2013
(In Canadian dollars, except for number of shares)

	Year ended	Year ended
	December 31,	December 31,
	2014	2013
	$	$
Ancillary revenues (Note 11)	11,237	364,530
Expenses
General and administrative expenses	263,090	264,987
Research and development	641,401	503,254
Rent to companies under common control (Note 15)	120,250	120,250
Depreciation of equipment	715,559	980,398
Amortization of intangible assets	280,753	280,753
Financial expenses	625	112
Investment tax credits	(332,752)	(456,769)
Total expenses	1,688,926	1,692,985

Loss before income taxes	(1,677,689)	(1,328,455)
Income taxes (Note 9)
Current	–	–
Deferred	(253,076)	(325,455)
	(253,076)	(325,455)
Net loss	(1,424,613)	(1,003,000)

Net loss per share (Note 12)
Basic and diluted	(0.07)	(0.05)

Weighted average number of common shares outstanding, basic and diluted	20,080,000	20,060,000

  The accompanying notes are an integral part of the consolidated financial statements.

Ecolomondo Corporation Inc. and Subsidiary
Consolidated Statements of Stockholders' Equity
Years ended December 31, 2014 and 2013
(In Canadian dollars, except for number of shares)

	Common shares		Preferred shares		Accumulated
	Number	Amount	Number	Amount	deficit	Total
		$		$	$	$
Balance, December 31, 2012	20,000,000	8,632,114	–	–	(4,938,353)	3,693,761
Issuance of common shares for cash at $1.75 per share	80,000	140,000	–	–	–	140,000
Issuance of class "J" preferred shares as a result of the conversion of advances from companies under common control	–	–	3,788,879	3,788,879	–	3,788,879
Issuance of class "J" preferred shares as a result of the conversion of advances from companies under common control	–	–	200,000	200,000	–	200,000
Net loss for the year ended December 31, 2013	–	–	–	–	(1,003,000)	(1,003,000)
Balance, December 31, 2013	20,080,000	8,772,114	3,988,879	3,988,879	(5,941,353)	6,819,640
Net loss for the year ended December 31, 2014	–	–	–	–	(1,424,613)	(1,424,613)
Balance, December 31, 2014	20,080,000	8,772,114	3,988,879	3,988,879	(7,365,966)	5,395,027

  The accompanying notes are an integral part of the consolidated financial statements.

Ecolomondo Corporation Inc. and Subsidiary
Consolidated Statements of Cash Flows
Years ended December 31, 2014 and 2013
(In Canadian dollars)

	Year ended	Year ended
	December 31,	December 31,
	2014	2013
	$	$
OPERATING ACTIVITIES
Net loss	(1,424,613)	(1,003,000)
Cash held in trust	(1,000,000)
Non-cash items	–	–
Depreciation of equipment	715,559	980,398
Amortization of intangible assets	280,753	280,753
Deferred income taxes	(253,076)	(325,455)
Changes in working capital items (Note 13)	1,577,882	(726,748)
Net cash used for operating activities	(103,495)	(794,052)

INVESTING ACTIVITIES
Purchase of equipment and net cash used for investing activities	–	(83,650)

FINANCING ACTIVITIES
Repayment of bank overdraft, net	(2,539)	(3,250)
Repayment of advance from the controlling stockholder, net	–	(13,500)
Advances from companies under common control	237,009	740,464
Repayment of long-term debt	–	(15,326)
Proceeds from issuance of common shares	–	169,322
Deferred charges	(120,781)	–
Net cash provided by financing activities	113,689	877,710
Net increase in cash	10,194	8
Cash, beginning of year	829	821
Cash, end of year	11,023	829

  The accompanying notes are an integral part of the consolidated financial statements and Note 6 provides additional information on consolidated cash flows.

Ecolomondo Corporation Inc. and Subsidiary
Notes to the Consolidated Financial Statements
December 31, 2014 and 2013
(In Canadian dollars, except for number of shares)

  1 - GOVERNING STATUTES AND NATURE OF OPERATIONS

  Ecolomondo Corporation Inc. and Subsidiary (the "Company") is incorporated under the Canada Business Corporations Act and is based in Montréal, Quebec. The Company is a development stage clean tech company conducting research and development focused on the design, engineering and development of a thermo-reaction process using a pyrolysis platform that converts hydrocarbon waste into marketable commodity end-products, namely carbon black substitute, oil, gas and steel.

  The Company's planned principal business is the manufacture and sale of turnkey facilities based on this technology platform as well as the collection of royalties from their operation or the operation of these facilities through wholly-owned or jointly-owned companies.

  The Company's activities are subject to significant risks and uncertainties including failing to secure additional funding to commercialize the Company's current technology platform.

  On May 23, 2014, the Company amended its articles of incorporation by changing its name from 4403100 Canada Inc. to Ecolomondo Corporation Inc.

  2 - GOING CONCERN ASSUMPTION

  The accompanying consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States of America, in particular on a basis which assumes that the Company will continue as a going concern and which contemplates that it will be able to realize its assets and discharge its liabilities and commitments in the normal course of business.

  Since inception (January 9, 2007) the Company has incurred recurring operating losses. As at December 31, 2014, the Company had an accumulated deficit of $7,365,966 . During the year ended December 31, 2013, the Company converted advances from companies under common control into class "J" preferred shares (Note 8). The Company has not completed its efforts to establish a stabilized source of revenues sufficient to cover operating costs over an extended period of time and has relied on advances from companies under common control, as well as support from the controlling stockholder to cover such expenses. Management anticipates that the Company will be dependent, for the foreseeable future, on additional investment capital as well as continued support from the controlling stockholder to fund operating expenses. The Company intends to position itself so that it may be able to raise funds through the capital markets. On March 26, 2015, the Company filed a preliminary prospectus with the Securities and Exchange Commission ("SEC") for an initial public offering of 2,300,000 class "A" common shares (including an over-allotment option of 300,000 class "A" common shares) at an offering price of US$7.00 per share for gross proceeds of US$16,100,000. In light of management’s efforts, there are no assurances that the Company will be successful in this or any of its endeavors or become financially viable and continue as a going concern. Consequently, these uncertainties cast substantial doubt regarding the Company's ability to continue as a going concern.

Ecolomondo Corporation Inc. and Subsidiary
Notes to the Consolidated Financial Statements
December 31, 2014 and 2013
(In Canadian dollars, except for number of shares)

  2 - GOING CONCERN ASSUMPTION (Continued)

  The carrying amounts of assets, liabilities, revenues and expenses presented in the consolidated financial statements and the consolidated balance sheet classification have not been adjusted as would be required if the going concern assumption was not appropriate.

  3 - SIGNIFICANT ACCOUNTING POLICIES

  Basis of presentation

  The consolidated financial statements of the Company have been prepared in accordance with accounting principles generally accepted in the United States of America (US GAAP) and are presented in Canadian dollars.

  Principles of consolidation

  The consolidated financial statements include the accounts of the Company and those of 9083-5018 Quebec Inc., a wholly-owned subsidiary. All intercompany balances and transactions have been eliminated upon consolidation.

  Use of estimates

  The preparation of consolidated financial statements in accordance with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period.

  Significant areas that require the most significant estimates and assumptions relate to the going concern assumption, the research and development investment tax credits, the estimated useful lives of equipment and intangible assets and income taxes. These estimates are based on management's best knowledge of current events and actions that the Company may undertake in the future. Actual results may differ from these estimates.

  Equipment

  Equipment is accounted for at cost less accumulated depreciation. Depreciation is based on estimated useful life using the straight-line method, and the following periods:

Periods
Reactor	15 years
Shredder	15 years
Office equipment	5 years
Other equipment	5 years

Ecolomondo Corporation Inc. and Subsidiary
Notes to the Consolidated Financial Statements
December 31, 2014 and 2013
(In Canadian dollars, except for number of shares)

  3 - SIGNIFICANT ACCOUNTING POLICIES (Continued)

  Intangible assets

  Intangible assets include patents acquired, which are amortized on a straight-line basis over their estimated legal lives. At the time of acquisition, estimated legal lives approximated 10 years.

  Valuation of long-lived assets

  The Company reviews all long-lived assets for impairment whenever events or circumstances indicate that the carrying amount of such assets may not be recoverable. Recoverability of assets to be held or used is measured by comparison of the carrying value of the asset with the future undiscounted net cash flows expected to be generated by the asset. If such asset is considered to be impaired, the impairment recognized is measured by the amount by which the carrying value of the asset exceeds the discounted future cash flows expected to be generated by the asset. For the years ended December 31, 2014 and 2013, the Company determined that there was no impairment of its long-lived assets.

  Deferred charges

  Deferred charges represent direct costs incurred before shares to be classified as equity are issued. Such costs have been incurred in conjunction with the Company's initial public offering and include underwriting, accounting, legal and other direct costs. Such costs will be classified as a reduction of equity once the shares will be issued. However, if consummation of the equity offering is not probable, or the offering is aborted, such costs will be expensed.

  Revenue recognition

  Sale of facilities

  The Company sells its Thermal Decomposition Process (“TDP”) facilities primarily under fixed-price contracts and recognizes revenues and costs from the manufacture of a TDP facility using the percentage-of-completion method. Under this method, the revenues are recorded based on the costs incurred compared to the estimated costs on contracts. The costs include all expenses of direct labour, materials and subcontracting related to the contract’s execution. Change orders’ revenues are recognized when the customer authorized the change, the execution of the contract has started and an estimate of the costs related to the change order has been done. The cumulative effect of revisions to estimates is recorded in the period the facts that led to the revisions are known. Claims are included in total estimated contract revenues once a final settlement is reached. Provisions for estimated losses on uncompleted contracts are made as soon as a loss becomes determinable.

  Manufacturing contracts with customers generally provide that billings are to be made periodically in amounts which are commensurate with the extent of performance under the contracts. Accounts receivable arise principally from the balance of amounts due on progress billings on projects under manufacture. Holdbacks on accounts receivables are amounts due on progress billings which are withheld until the customer accepts the project once completed.

Ecolomondo Corporation Inc. and Subsidiary
Notes to the Consolidated Financial Statements
December 31, 2014 and 2013
(In Canadian dollars, except for number of shares)

  3 - SIGNIFICANT ACCOUNTING POLICIES (Continued)

  Revenue recognition (continued)

  Sale of facilities (continued)

  Contracts in progress represent revenues earned under the percentage-of-completion method which has not been billed and also include costs incurred in excess of billings on contracts for which sufficient work has not been performed to allow for the recognition of revenue. Billings in excess of costs and recognized income on contracts in progress represent amounts billed on contracts in excess of the revenue allowed to be recognized under the percentage-of-completion method on those contracts. Such excess billings are recorded as deferred revenues.

  In addition, when a letter of intent is signed for the potential sale of a facility, a deposit representing a commitment fee is received in anticipation of signing a contract for the sale of a facility. Such deposits are presented as deferred revenues. If the contract is signed, the commitment fee is credited against the contract price and recognized in revenue under the percentage-of-completion method. If the potential buyer chooses not to proceed with the project, the commitment fee is retained by the Company and recognized in revenue upon the termination of the letter of intent.

  As at December 31, 2014 and 2013, there were no contracts signed for the sale of facilities.

  Ancillary revenue

  The Company recognizes ancillary revenue during its research and development stage, primarily from the sale of by-products from the recycling process, when persuasive evidence of an arrangement exists, delivery to the customer has occurred, the price to the buyer is fixed or determinable and collection is reasonably assured.

  Research and development costs and investment tax credits

  Research and development costs are expensed as they are incurred. Such costs consist primarily of materials and employee related expenses including salaries and benefits.

  Investment tax credits, which are normally refunded, are accounted for as a reduction of the research and development costs during the year in which the costs are incurred, provided that the Company is reasonably assured that the credits will be received. The investment tax credits must be examined and approved by the tax authorities and it is possible that the amounts granted will differ from the amounts recorded. The Company recorded net investment tax credits of $332,752 during the year ended December 31, 2014 ($456,769 for the year ended December 31, 2013).

  Foreign currency translation

  The reporting currency of the Company is the Canadian dollar. Accordingly, monetary assets and liabilities are translated into Canadian dollars at the exchange rate in effect at the end of each reporting period. Non-monetary assets and liabilities are translated at historical exchange rates. Revenues and expenses are translated at average exchange rates during the reporting period. The related gains or losses are accounted for on the consolidated statements of income.

Ecolomondo Corporation Inc. and Subsidiary
Notes to the Consolidated Financial Statements
December 31, 2014 and 2013
(In Canadian dollars, except for number of shares)

  3 - SIGNIFICANT ACCOUNTING POLICIES (Continued)

  Income taxes

  The Company uses the liability method of accounting for income taxes. Under this method, deferred income tax assets and liabilities are determined according to differences between the carrying amounts and tax bases of assets and liabilities. They are measured by applying enacted tax rates and laws at the date of the consolidated financial statements for the years in which the temporary differences are expected to reverse. Valuation allowances in respect of deferred tax assets are provided for if, based upon the weight of available evidence, it is more likely than not that all or a portion of the deferred income tax assets will not be realized.

  The Company accounts for uncertain tax positions in accordance with ASC Topic 740-10, which prescribes detailed guidance for the financial statement recognition, measurement and disclosure of uncertain tax positions recognized in an enterprise’s financial statements. According to ASC Topic 740-10, tax positions must meet a more-likely-than-not recognition threshold. The Company’s accounting policy is to classify interest and penalties relating to uncertain tax positions under income taxes. The Company did not have any such items in the years ended December 31, 2014 and 2013 and therefore, there was no such interest or penalties recognized, nor did the Company recognize any liability with respect to unrecognized tax positions in its consolidated balance sheets.

  Basic and diluted net loss per share

  Basic net loss per common share is computed by dividing the net loss available to common stockholders by the weighted average number of common shares outstanding during the period. Diluted net loss per common share is computed by dividing the net loss available to common stockholders by the weighted average number of common shares and other potential common shares outstanding during the period in accordance with the if-converted method. The computation of diluted net loss per share does not assume the issuance of potential common shares that have an anti-dilutive effect on net loss per share. There were no dilutive items to be considered for any of the periods presented.

  Recently issued accounting standards and pronouncements

  Accounting pronouncements implemented

  ASU 2014-10 "Development Stage Entities"

  In June 2014, the Financial Accounting Standards Board ("FASB") issued Accounting Standards Update ("ASU") 2014-10, "Development Stage Entities (Topic 915) – Elimination of Certain Financial Reporting Requirements, Including an Amendment to Variable Interest Entities Guidance in Topic 810, Consolidation" to reduce the complexity associated with the incremental reporting requirements for development stage entities.

Ecolomondo Corporation Inc. and Subsidiary
Notes to the Consolidated Financial Statements
December 31, 2014 and 2013
(In Canadian dollars, except for number of shares)

  3 - SIGNIFICANT ACCOUNTING POLICIES (Continued)

  Recently issued accounting standards and pronouncements (continued)

  Accounting pronouncements implemented (continued)

  ASU 2014-10 "Development Stage Entities" (continued)

  The amendments remove the definition of a development stage entity from the Master Glossary of the Accounting Standards Codification and eliminate the requirements for development stage entities to (1) present inception-to-date information in the statements of income, cash flows, and stockholders' equity, (2) label the financial statements as those of a development stage entity, (3) disclose a description of the development stage activities in which the entity is engaged, and (4) disclose in the first year in which the entity is no longer a development stage entity that in prior years it had been in the development stage.

  The amendment related to the elimination of the disclosure requirements should be applied retrospectively and for public companies is effective for annual reporting periods beginning on or after December 15, 2014 and interim periods therein. Earlier adoption is permitted. The Company has early adopted the amendments of this ASU and eliminated the previously required disclosure elements listed above.

  Accounting pronouncements issued but not yet effective

  ASU 2014-09 "Revenue from Contracts with Customers"

  In May 2014, ASU 2014-09, "Revenue from Contracts with Customers (Topic 606)" was issued and affects any entity using US GAAP that either enters into contracts with customers to transfer goods or services or enters into contracts for the transfer of non-financial assets unless those contracts are within the scope of other standards.

  The core principle of the guidance is that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. To achieve that core principle, an entity should apply the following steps:

  – Step 1: Identify the contract(s) with a customer;
  – Step 2: Identify the performance obligations in the contract;
  – Step 3: Determine the transaction price;
  – Step 4: Allocate the transaction price to the performance obligations in the contract; and
  – Step 5: Recognize revenue when (or as) the entity satisfies a performance obligation.

  For a public entity, the amendments in this ASU are effective for annual reporting periods beginning after December 15, 2016, including interim periods within that reporting period. Early application is not permitted. For all other entities, this ASU is effective for annual reporting periods beginning after December 15, 2017 and interim periods within annual periods beginning after December 15, 2018.

Ecolomondo Corporation Inc. and Subsidiary
Notes to the Consolidated Financial Statements
December 31, 2014 and 2013
(In Canadian dollars, except for number of shares)

  3 - SIGNIFICANT ACCOUNTING POLICIES (Continued)

  Recently issued accounting standards and pronouncements (continued)

  Accounting pronouncements issued but not yet effective (continued)

  ASU 2014-09 "Revenue from Contracts with Customers" (continued)

  An entity should apply the amendments in this ASU using one of the following two methods:

1.	Retrospectively to each prior reporting period presented; or

2.	Retrospectively with the cumulative effect of initially applying this ASU recognized at the date of initial application.

  The Company is currently evaluating the impact of the adoption of ASU 2014-09, however it does not expect to have a material effect on the consolidated financial statements until the commercialization of its technology.

  ASU 2014-15 "Presentation of Financial Statements - Going Concern"

  In August 2014, FASB issued ASU 2014-15, Presentation of Financial Statements - Going Concern. The amendments in this update require management to assess an entity's ability to continue as a going concern by incorporating and expanding upon certain principles that are currently in U.S. auditing standards. Specifically, the amendments (1) provide a definition of the term substantial doubt, (2) require an evaluation every reporting period, including interim periods, (3) provide principles for considering the mitigating effect of management's plans, (4) require certain disclosures when substantial doubt is alleviated as a result of consideration of management's plans 5) require an express statement and other disclosures when substantial doubt is not alleviated, and (6) require an assessment for a period of one year after the date that the financial statements are issued (or available to be issued). The amendments in this update are effective for the annual period ending December 15, 2016 and for annual periods and interim periods thereafter. Early application is permitted. The Company is currently assessing the impact of this update on its consolidated financial statements.

  4 - RECEIVABLES

	December 31,	December 31,
	2014	2013
	$	$
Trade receivable	5,210	–
Grant receivable	10,000	–
Sales taxes receivable	9,260	10,449
Employee advances	6,193	–
Advance receivable from controlling stockholder without interest or repayment terms	–	11,000
	30,663	21,449

Ecolomondo Corporation Inc. and Subsidiary
Notes to the Consolidated Financial Statements
December 31, 2014 and 2013
(In Canadian dollars, except for number of shares)

  5 - EQUIPMENT

			December 31,
			2014
		Accumulated	Net carrying
	Cost	depreciation	amount
	$	$	$
Reactor	8,700,968	3,230,300	5,470,668
Shredder	530,020	203,176	326,844
Office equipment	17,094	15,218	1,876
Other equipment	1,832,783	1,815,302	17,481
	11,080,865	5,263,996	5,816,869

			December 31,
			2013
		Accumulated	Net carrying
	Cost	depreciation	amount
	$	$	$
Reactor	8,700,968	2,650,235	6,050,733
Shredder	530,020	167,841	362,179
Office equipment	17,094	11,799	5,295
Other equipment	1,832,783	1,718,562	114,221
	11,080,865	4,548,437	6,532,428

  Depreciation expense was $715,559 and $980,398 for the years ended December 31, 2014 and 2013, respectively.

  6 - INTANGIBLE ASSETS

December 31,
2014
		Accumulated	Net carrying
	Cost	amortization	amount
	$	$	$
Patents	2,807,525	1,614,329	1,193,196

December 31,
2013
		Accumulated	Net carrying
	Cost	amortization	amount
	$	$	$
Patents	2,807,525	1,333,576	1,473,949

  Amortization expense was $280,753 for each of the years ended December 31, 2014 and 2013.

  Intangible asset amortization will be $280,753 per year until 2018 and $70,184 in 2019. The intangible assets will be completely amortized by April 30, 2019.

Ecolomondo Corporation Inc. and Subsidiary
Notes to the Consolidated Financial Statements
December 31, 2014 and 2013
(In Canadian dollars, except for number of shares)

  7 - DEFERRED REVENUES

  As at December 31, 2014, the deferred revenues are composed of two customer deposits on the signing of a letter of intent for the purchase of a facility. One of the deposits is for an amount of $1,000,000 and is held in trust. Of this amount, $100,000 represents a non-refundable commitment fee. This commitment fee together with an amount of $600,000 will be credited against the contract price. The balance of $300,000 will be held in trust until such time as a plant that has received final completion has been delivered to the potential buyer. If a contract for the sale of a facility is not signed, then the Company will retain $500,000 and the remaining $500,000 will be returned to the potential buyer.

  8 - ADVANCES FROM COMPANIES UNDER COMMON CONTROL

  These advances are unsecured, non-interest bearing, have no specific terms of repayment, and are payable on demand.

	December 31,	December 31,
	2014	2013
	$	$
Advance from company under common control – 9143-5818 Quebec Inc.	10,000	16,016
Advance from company under common control – 4136527 Canada Inc.	43,225	40,950
Advance from company under common control – 3212521 Canada Inc.	256,928	16,178
	310,153	73,144

  During the year ended December 31, 2013, $3,988,879 of these advances from companies under common control were converted into 3,988,879 class "J" preferred shares (Note 10).

  9 - INCOME TAXES

  As of December 31, 2014, the Company has net operating loss carry forwards of approximately $2,907,000 ($2,565,000 as of December 31, 2013) that may be available to reduce taxable income in future years in various amounts through to 2034. The Company has determined that the realization of the future tax benefits arising from the net operating loss carryforwards is not likely to occur and therefore, deferred tax assets have been recognized in the consolidated financial statements to the extent that taxable temporary differences exist to offset them. The Company has recorded a valuation allowance for the deferred tax assets in excess of the taxable temporary differences.

Ecolomondo Corporation Inc. and Subsidiary
Notes to the Consolidated Financial Statements
December 31, 2014 and 2013
(In Canadian dollars, except for number of shares)

  9 - INCOME TAXES (Continued)

	December 31,	December 31,
	2014	2013
	$	$
Assets
Unused tax losses	758,000	636,000
Valuation allowance	(651,000)	(499,000)
	107,000	137,000
Liabilities
Equipment	(1,535,175)	(1,743,251)
Intangible assets	(321,000)	(396,000)
	(1,856,175)	(2,139,251)
Net deferred income tax liabilities	(1,749,175)	(2,002,251)

  Unused tax losses for which no deferred tax assets have been recognized on the consolidated financial statements are as follows:

	December 31,	December 31,
	2014	2013
	$	$
Tax losses	2,420,000	1,885,000

  The reconciliation of the combined Canadian federal and provincial statutory income tax rate to the Company's effective income tax rate is detailed as follows:

	Year ended	Year ended
	December 31,	December 31,
	2014	2013
	%	%
Combined federal and provincial income tax rate	26.90	26.90
Valuation allowance	(8.57)	(1.69)
Other	(3.25)	(0.71)
	15.08	24.50

  10 - CAPITAL STOCK

  Authorized as at December 31, 2014

       Unlimited number of class "A" common shares, voting and participating, without par value

       Unlimited number of class "J" preferred shares, par value to be determined by the board of directors, non-voting, redeemable at par value

Ecolomondo Corporation Inc. and Subsidiary
Notes to the Consolidated Financial Statements
December 31, 2014 and 2013
(In Canadian dollars, except for number of shares)

  10 - CAPITAL STOCK (Continued)

  As at December 31, 2013, the additional following classes of shares were authorized:
       Unlimited number of shares without par value
         Class "C" preferred shares, voting, automatic redemption upon death of the stockholder at the paid up capital

         Class "D" preferred shares, voting, non-cumulative annual dividend based on the Company's bank prime lending rate less 1%, retractable at the issued consideration

         Class "E" preferred shares, non-voting, non-cumulative monthly dividend of 1%, retractable at the retraction value

         Class "F" preferred shares, non-voting, non-cumulative monthly dividend of 1%, retractable at the retraction value

         Class "G" preferred shares, non-voting, non-cumulative annual dividend based on the Company's bank prime lending rate plus 1%, retractable at the retraction value

         Class "H" preferred shares, non-voting, non-cumulative annual dividend of 8%, retractable at the amount of issued consideration

         Class "I" preferred shares, non-voting, non-cumulative annual dividend of 8%, retractable at the amount of issued consideration

         Class "B" common shares, voting, participating right to exchange for class "E" preferred shares on a one to one basis

	December 31,	December 31,
	2014	2013
	$	$
Issued
20,080,000 class "A" common shares	8,772,114	8,772,114

3,988,879 class "J" preferred shares	3,988,879	3,988,879

  Class "J" preferred shares

  During the year ended December 31, 2013, the board of directors authorized a par value of $1 per share for 5,000,000 class "J" preferred shares. The class "J" preferred shares were authorized with the conditions that such shares be redeemable only at the option of the Company and only if the stockholders' equity totals $15,000,000 and that the Company has at its disposal a minimum of $10,000,000 in cash and cash equivalents.

  In addition, if the class "J" preferred shares are not redeemed within 30 months from the issuance date, then the holder has the option to convert the class "J" preferred shares to class "A" common shares. The class "J" preferred shares are convertible into class "A" common shares on the basis of the fair value of the class "A" common shares on the date of conversion. The number of class "A" common shares to be issued would be determined by dividing the number of class "J" preferred shares being converted by the fair value of the class "A" common shares on the conversion date.

Ecolomondo Corporation Inc. and Subsidiary
Notes to the Consolidated Financial Statements
December 31, 2014 and 2013
(In Canadian dollars, except for number of shares)

  10 - CAPITAL STOCK (Continued)

  Finally, the class "J" preferred shares shall be entitled to receive cumulative dividends, when dividends are declared by the Company, at a rate based on the Company's bank prime lending rate plus 6%.

  On June 30, 2013, the Company converted $3,788,879 of advances from companies under common control into 3,788,879 class "J" preferred shares. On September 9, 2013, the Company converted an additional $200,000 of advances from companies under common control into 200,000 class "J" preferred shares.

  Amendment to Articles of Incorporation

  On August 18, 2014, the Company amended its articles of incorporation and share structure by cancelling and removing all classes of shares except for class "A" common shares and class "J" preferred shares from its authorized capital.

  Reverse stock split

  On October 9, 2014 the Company held a special meeting of stockholders to approve a 25 to 1 reverse stock split of the class "A" common shares. The reverse stock split was unanimously approved by the stockholders. As a result, the number of class "A" common shares issued and outstanding as shown on the consolidated balance sheets and statements of stockholders' equity, and the weighted average number of class "A" common shares outstanding as shown on the statements of income have been retroactively adjusted for all periods presented to give effect to the 25 to 1 reverse stock split.

  11 - ANCILLARY REVENUES

	December 31,	December 31,
	2014	2013
	$	$
Proceeds from insurance claim	–	364,530
Revenue from sale of by-products	4,531	–
Interest income	6,706	–
	11,237	364,530

  12 - NET LOSS PER SHARE

	Year ended	Year ended
	December 31,	December 31,
	2014	2013
	$	$
Basic and diluted net loss per common share
Net loss	(1,424,613)	(1,003,000)
Weighted average number of common shares outstanding –
basic and diluted	20,080,000	20,060,000
Net loss per common share – basic and diluted	(0.07)	(0.05)

Ecolomondo Corporation Inc. and Subsidiary
Notes to the Consolidated Financial Statements
December 31, 2014 and 2013
(In Canadian dollars, except for number of shares)

  12 - NET LOSS PER SHARE (Continued)

  The class "J" preferred shares have been excluded from the computation of diluted weighted shares outstanding as they would have been anti-dilutive.

  13 - INFORMATION INCLUDED IN CASH FLOWS

  The changes in working capital items for the years ended December 31, 2014 and 2013 are detailed as follows:

	Year ended	Year ended
	December 31,	December 31,
	2014	2013
	$	$
Receivables	(9,214)	3,437
Investment tax credits receivable	411,185	(315,547)
Prepaid expenses	(5,052)	(6,516)
Accounts payable and accrued liabilities	72,078	(408,122)
Deferred revenues	1,108,885	–
	1,577,882	(726,748)

Income taxes paid	–	–
Interest paid	–	112

  During the year ended December 31, 2013, $3,988,879 of advances from companies under common control were converted into 3,988,879 class "J" preferred shares.

  14 - FINANCIAL INSTRUMENTS

  Fair value

  The Company’s financial instruments consist of cash, cash held in trust, receivables (excluding sales taxes receivable), bank overdraft, accounts payable and accrued liabilities and advances from companies under common control. The carrying amount of these financial instruments approximates fair value due either to length of maturity or interest rates that approximate prevailing market rates unless otherwise disclosed in these consolidated financial statements.

  Financial risks

  The Company's main financial risk exposure is detailed as follows:

  Liquidity risk

  The Company's liquidity risk represents the risk that the Company could encounter difficulty in meeting obligations associated with its financial liabilities. The Company is, therefore, exposed to liquidity risk with respect to all of the financial liabilities recognized on the consolidated balance sheets which all mature in 2015.

Ecolomondo Corporation Inc. and Subsidiary
Notes to the Consolidated Financial Statements
December 31, 2014 and 2013
(In Canadian dollars, except for number of shares)

  15 - RELATED PARTY TRANSACTIONS

  Related party transactions consist of advances from companies under common control (Note 8) and lease agreements (Note 16).

  16 - COMMITMENTS

  In March 2009, the Company entered into an operating lease agreement with a company under common control for a manufacturing facility for a term of 84 months ending March 2016 at a rate of $7,500 per month.

  In September 2009, the Company entered into an operating lease agreement with a company under common control for equipment for a term of 60 months, ending September 2014 at a rate of $2,521 per month. The lease expired on September 1, 2014 and has been renewed for a one-year period ending on September 1, 2015.

  Rent expense is recognized on a straight-line basis and rental expense was $120,250 for each of the years ended December 31, 2014 and 2013.

  Future minimum payments under these lease agreements as of December 31, 2014 are as follows:

$

2015	110,168
2016	22,500
132,668

  17 - SUBSEQUENT EVENTS

  In connection with the preparation of the Company's consolidated financial statements, the Company has evaluated operations and events subsequent to December 31, 2014 to May 1, 2015, the date that these consolidated financial statements were available to be issued. The following event occurred:

  Preliminary prospectus

  On March 26, 2015, the Company filed a preliminary prospectus with the SEC for an initial public offering of 2,300,000 class "A" common shares (including an over-allotment option of 300,000 class "A" common shares) at an offering price of US$7.00 per share for gross proceeds of US$16,100,000.

  Other than the previously disclosed event, there are no other material subsequent events to disclose.

  Ecolomondo Corporation Inc. sm

  2,000,000 Class A Common Shares

  ___________________________

  PRELIMINARY PROSPECTUS

  August 13, 2015

  _____________________________

  Chardan Capital Markets, LLC

       Until ___________, 2015 (25 days after the date of this prospectus), all dealers that buy, sell or trade shares of our Class A Common Shares, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

  PART II
  INFORMATION NOT REQUIRED IN PROSPECTUS

  Item 6.                     Indemnification of Directors and officers

       The Certificate of Incorporation of Ecolomondo Corporation Inc. provides that, subject to any contrary provision in the Act (CBCA) and without restricting section 124 of the Act, and subject to the by-laws of the Company, no Director or officer acting or having acted for in the name of the Company shall be held liable, in this capacity or in his capacity as mandatory or agent of the latter, whether it be vis-à-vis the Company or third parties, for the actions, the acts or the deeds, the things done or allowed to be done, the omissions, the decisions made or not made, the liabilities, the undertakings, the payments made, the receipts given or the discharges granted, the negligence or the faults or any other director, officer or employee, servant or representative of the Company. Among other things, no Director or officer shall be held liable vis-à-vis the Company for any direct or indirect loss suffered by the latter for any reason whatsoever; more specifically, he shall not be held liable either for the insufficiency or the deficiency of title to any property acquired by the Company, or for or on its behalf, or for the insufficiency or the deficiency of any security or debt instrument in or by which any of the funds or of the assets of the Company shall be or have been placed or invested or yet for any loss or damage resulting from the bankruptcy, from the insolvency or from the delictual or tortious action, act or deed of any person, including any person with whom or with which funds, securities, assets or negotiable instruments shall be or have been placed or deposited. Furthermore, the Directors or the officers shall not be held liable vis-à-vis the Company for any loss, conversion of property, misappropriation, embezzlement or any other damage resulting from any dealings with respect to any funds, assets or securities or for any other loss, damage or misfortune whatsoever which may occur in the discharge of, or in relation to the discharge of, their duties unless the same shall occur owing to their failure to discharge the duties of their office prudently, diligently, honestly and faithfully in the best interests of the Company or owing to the fact that the Directors or the officers shall have placed themselves in a position of conflict of interest between their personal interest and that of the Company. None of the above shall be interpreted in such a way as to relieve a Director or an officer of his duty to act in accordance with the Act and with its regulations or of his joint or several liability for any breach thereof, in particular in the event of a breach of the specific provisions of the Act or of its regulations. Moreover, the Directors of the officers shall not be held individually or personally liable vis-à-vis third parties for the duration of their term of office in respect of a contract, a decision made, an undertaking or a transaction, whether or not concluded, or with respect to bills of exchange, to promissory notes or to cheques drawn, accepted or endorsed, to the extent that they are acting or they acted in the name, or on behalf, of the Company, in the ordinary course of the performance of the powers which they have received, unless they acted prior to the incorporation of the Company and unless their actions, their acts or their deeds have not been ratified by the Company within the time limit prescribed by the Act after its incorporation.

       The Certificate of Incorporation further provides that the Company may indemnify its Directors or officers, a former Director or officer or another individual who acts or acted at its request as a Director or officer, or an individual acting in a similar capacity, of another entity, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred in respect of any civil, criminal, administrative, investigative or other proceeding in which the individual is involved because of that association with the Company or other entity. The Company may advance moneys to a Director, officer or other individual for the costs, charges and expenses of a proceeding referred to above. The individual shall repay the moneys if he did not act honestly and in good faith with a view to the best interests of the Company, or, as the case may be, in the best interests of the other entity for which the individual acted as Director or officer or in a similar capacity at the Company’s request; and in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the individual hd reasonable grounds for believing that his conduct was lawful. The Company may with the approval of a Court, indemnify an individual referred to above, or advance moneys, in respect of an action by or on behalf of the Company or other entity to procure a judgment in its favor, to which the individual is made a party because of his association with the Company. Notwithstanding the above the individual is entitled to indemnity from the Company in respect of all costs, charges and expenses reasonably incurred by him in connection with the defence of any civil, criminal, administrative, investigative or other proceeding to which he is subject because of his association with the Company or other entity as described above, if the individual seeking indemnity was not judged by the Court or other competent authority to have committed any fault or omitted to do anything that he ought to have done; and fulfills the conditions set out above.

       Our new Directors’ and officers’ liability insurance policy may also provide coverage for certain payment relating to such proceedings against our officers and Directors.

  Item 7.                     Recent sales of unregistered securities

       Set forth below is certain information regarding the shares of our capital stock issued, and equity awards granted, by us within the past three years that were not registered under the Securities Act, the consideration, if any, received by us for such shares or equity awards and information relating to the section of the Securities Act, or rule of the SEC, under which exemption from registration was claimed. No underwriters were involved in any of the issuances or grants described below.

       The Table below sets forth certain information regarding our sales of unregistered securities since July 1, 2011:

Issuance of Shares
(all are Class A Common Shares, for cash)
Date	Price per share	Number (1)	Amount
July 7, 2011	0.14	1,429	C$5,750
November 4, 2011	0.12	9,635	C$28,906
January 4, 2012	0.0001	4,000	C$10.00
July 4, 2012	0.0001	2,727	C$6.82
July 4, 2012	0.0001	10,000	C$25.00
July 4, 2012	0.0001	8,000	C$20.00
July 4, 2012	0.0001	2,000	C$5.00
July 14, 2012	0.0001	16,000	C$40.00
July 21, 2012	0.0001	8,000	C$20.00
August 16, 2012	0.0001	4,000	C$10.00
October 31, 2012	0.0001	18,182	C$45.45
October 31, 2012	0.0001	8,000	C$20.00
October 31, 2012	0.0001	4,000	C$10.00
October 31, 2012	0.0001	10,000	C$25.00
October 31, 2012	0.0001	400	C$1.00
October 31, 2012	0.0001	40,000	C$100.00
October 31, 2012	0.0001	1,000	C$2.50
October 31, 2012	0.0001	30,000	C$75.00
April 1, 2013	0.07	80,000	C$140,000

  (1) After giving effect to a 25 to 1 Reverse Stock Split, which became effective on October 9, 2014.

       The offers, sales and issuances of these securities were deemed to be exempt from registration under the Securities Act in reliance upon the exemption provided by Section 4(2) of the Securities Act since each such transaction did not involve a public offering. These offers, sales and issuances were generally made to existing stockholders or persons with whom we otherwise had either an existing business relationship or who contributed time and effort towards our technology platform and commercialization. With the exception of one private placement issuance to the U.S., other issuances were to residents of Canada and therefore not subject to Securities Act of 1933 as amended.

  Item 8.                     Exhibits and Financial Statement Schedules

       Exhibits. The exhibit index attached hereto is incorporated herein by reference.

       Financial Statement Schedule. All schedules have been omitted because the information required to be set forth in the schedules is either not applicable or is shown in the financial statements or notes thereto.

  Item 9.                     Undertakings

       The undersigned Registrant hereby undertakes:

•	To file, during any period in which offers or sales of securities are being made, a post-effective amendment to this registration statement to:

•	Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

•

  Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and notwithstanding the forgoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectuses filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

•	Include any additional or changed material information on the plan of distribution;

•

  That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

•	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

•

  For determining liability of the undersigned small business issuer under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned small business issuer undertakes that in a primary offering of securities of the undersigned small business issuer pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned small business issuer will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

•	Any preliminary prospectus or prospectus of the undersigned small business issuer relating to the offering required to be filed pursuant to Rule 424 (§230.424 of this chapter);

•	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned small business issuer or used or referred to by the undersigned small business issuer;

•

  The portion of any other free writing prospectus relating to the offering containing material information about the undersigned small business issuer or its securities provided by or on behalf of the undersigned small business issuer; and

•	Any other communication that is an offer in the offering made by the undersigned small business issuer to the purchaser.

•

  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to Directors, officers and controlling persons of the registrant pursuant to the provisions described herein, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

•

  That, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of this registration statement relating to the offering, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in the registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

  SIGNATURES

       Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in Montreal, Canada, on August 13, 2015.

  ECOLOMONDO CORPORATION INC.

By:	/s/ Elio Sorella
Name:	Elio Sorella
Title:	Chief Executive Officer (Principal Executive
Officer)

By:	/s/ Donald Prinsky
Name:	Donald Prinsky
Title:	Chief Financial Officer (Principal Financial and
Accounting Officer)

  POWER OF ATTORNEY

       KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Elio Sorella and Michael Stolzar, and each of them, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and re-substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to sign any registration statement for the same offering covered by the registration statement that is to be effective upon filing pursuant to Rule 462(b) promulgated under the Securities Act of 1933 and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

       Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

Dated: August 13, 2015	By:	/s/ Elio Sorella
	Name:	Elio Sorella
	Title:	Chairman of the Board Chief Executive Officer
(Principal Executive Officer)

Dated: August 13, 2015	By:	/s/ Donald Prinsky
	Name:	Donald Prinsky
	Title:	Chief Financial Officer (Principal Financial and
Accounting Officer)

Dated: August 13, 2015	By:	/s/ Tennyson Anthony
	Name:	Tennyson Anthony
	Title:	Director

Dated: August 13, 2015		/s/ Jamal Chaouki
	Name:	Jamal Chaouki
	Title:	Director

Dated: August 13, 2015		/s/ Brigitte Gauthier
	Name:	Brigitte Gauthier
	Title:	Director

Dated: August 13, 2015		/s/ Donald Prinsky
	Name:	Donald Prinsky
	Title:	Director

Dated: August 13, 2015		/s/ Juan Pablo Rodriguez
	Name:	Juan Pablo Rodriguez
	Title:	Director

Dated: August 13, 2015		/s/ Emmanuelle Savare
	Name:	Emmanuelle Savare
	Title:	Director

  SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

       Pursuant to the Securities Act of 1933, as amended, the undersigned, the duly authorized representative in the United States of Ecolomondo Corporation Inc., has signed this registration statement or amendment thereto in New York, New York, United States of America on August 13, 2015.

       Authorized U.S. Representative

             /s/ Karlen & Stolzar
  [Name of representative]

  EXHIBITS INDEX

  The Exhibits included in this prospectus are listed in the following Exhibit Table:

Exhibit #	Exhibit
1.1	Underwriting agreement
3.1	Certificate of incorporation (and amendments)
3.2	By-laws
4.1	Instruments defining the rights of security holders, including indentures (Lock-ups agreements with holders of Class A Common Shares and Class J Preferred Shares)
Opinion re legality
5.1	Opinion by Counsel Bruce Taub
5.2	Opinion by Counsel Michael Stolzar
Material contracts
10.1	Letter of Intent for a joint venture with Ecological Recycling CG Inc. (Launch)
10.1a	Third addendum to a letter of intent of May 12, 2014
10.2	Letter of Intent for the sale of an 8-reactor TDP facility in New Jersey
10.3	Equipment Lease
10.4	Manufacturing facility Lease
10.5	CEO Employment contract
21.1	Subsidiaries of the registrant
Consent of experts and counsel
23.1	Consent of Auditors Raymond Chabot Grant Thornton LLP
23.2	Consent of expert Gilles Tremblay
23.3	Consent of expert Jean-Remi Lanteigne
Consent of counsel: See Exhibits 5.1 and 5.2
24	Power of attorney